                                          Filed Pursuant to Rule 424(b)(3)
                                          Registration No. 333-42713

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This preliminary prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION DATED MARCH 4, 1998
PRELIMINARY PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MARCH 4, 1998)

                      6,000,000 TRUST PREFERRED SECURITIES

                         EL PASO ENERGY CAPITAL TRUST I
                     % TRUST CONVERTIBLE PREFERRED SECURITIES
             (LIQUIDATION AMOUNT $50 PER TRUST PREFERRED SECURITY)
                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY,
                   AND CONVERTIBLE INTO THE COMMON STOCK OF,

                          EL PASO NATURAL GAS COMPANY

     The   % Trust Convertible Preferred Securities (the "Trust Preferred
Securities") offered hereby represent preferred undivided beneficial ownership interests in the assets of El Paso Energy Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). El Paso Natural Gas Company, a Delaware corporation doing business as El Paso Energy Corporation (the "Company" or "EPG"), will own all the common securities (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities") representing undivided subordinated beneficial ownership interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds as described below and engaging in activities incidental thereto. The proceeds from the sale of the Trust Securities (including the proceeds, if any, from the exercise of the Underwriters' over-allotment option) together with the proceeds from the issuance to EPG of the Trust Common Securities will be used by the Trust to
purchase      % Subordinated Convertible Debentures of EPG due 2028. (the
"Debentures").

     Application has been made to list the Trust Preferred Securities for trading on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance, under the symbol "EPGPrC."

                                                        (continued on next page)

     SEE "RISK FACTORS" BEGINNING ON PAGE S-12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE TRUST PREFERRED SECURITIES.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------
                                                               PRICE TO     UNDERWRITERS'     PROCEEDS TO
                                                             INVESTORS(1)   COMMISSIONS(2)      TRUST(3)
----------------------------------------------------------------------------------------------------------
Per Trust Preferred Security...............................       $               $      (4)       $
Total(5)...................................................  $               $           (4)  $
----------------------------------------------------------------------------------------------------------

(1) Plus accumulated distributions, if any, from             , 1998.

(2) The Trust and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses of the offering payable by the Company, estimated
    at $          .

(4) In view of the fact that the proceeds of the sale of the Trust Preferred Securities will be ultimately invested in investment instruments of the Company, the Underwriting Agreement provides that the Company will pay to
    the Underwriters, as compensation for their services, $          per Trust
    Preferred Security (or $          in the aggregate) (the "Underwriters'
    Compensation"). See "Underwriting."

(5) The Trust has granted the Underwriters an option for 30 days to purchase up to an additional 900,000 Trust Preferred Securities at the price to investors solely to cover over-allotments. If such option is exercised in full, the total price to investors, aggregate Underwriters' Compensation and
    proceeds to the Trust will be $          , $          and $          ,
    respectively. See "Underwriting."

     The Trust Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Trust Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company ("DTC") on or about
            , 1998.

                                                    DONALDSON, LUFKIN & JENRETTE
                                                          SECURITIES CORPORATION
                                                            GOLDMAN, SACHS & CO.
                                                      MORGAN STANLEY DEAN WITTER

(continued from cover page)

    Holders of the Trust Preferred Securities will be entitled to receive cumulative cash distributions accumulating from the closing of this offering and
payable quarterly in arrears on each      ,      ,     and     commencing      ,
1998, at an annual rate of     % of the liquidation amount of $50 per Trust
Preferred Security (equivalent to $    per Trust Preferred Security per annum),
if, as and when the Trust has funds available for payment. See "Description of the Trust Preferred Securities -- Distributions" included in this Prospectus Supplement. Distributions not paid on the scheduled payment date will accumulate
and compound quarterly at a rate per annum equal to     % and, except to the
extent the context otherwise requires, when used herein the term "distributions" includes any such additional amounts. The distribution rate and the distribution payment dates and other payment dates for the Trust Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates for the Debentures, which will be the sole assets of the Trust. The Debentures will provide that payments of interest may be deferred at any time, and from time to time, by EPG for a period not exceeding 20 consecutive quarters (referred to herein as an "Extension Period"). Each Trust Preferred Security is convertible in the manner described herein at the option of the holder at any time prior to the Conversion Expiration Date (as defined herein), into shares of common stock, par value $3.00 per share, of EPG ("Common Stock") at the rate of shares of Common Stock for each Trust Preferred Security (equivalent to a
conversion price of $    per share of Common Stock), subject to adjustment in
certain circumstances. See "Description of the Trust Preferred
Securities -- Conversion Rights" in this Prospectus Supplement and "Description of Capital Stock" in the accompanying Prospectus. The last reported sale price of the Common Stock, which is traded under the symbol "EPG" on the NYSE, on
 , 1998 was $    per share. See "Price Range of the Common Stock and Dividend
Information" included in this Prospectus Supplement.

    The payment of distributions by the Trust and payments on liquidation of the Trust or the redemption of Trust Preferred Securities, as described below, are guaranteed on a subordinated basis by the Company (the "Guarantee") to the extent the Trust has funds available therefor as described under "Description of the Guarantee" included in this Prospectus Supplement. The Company's obligation under the Guarantee is subordinate and junior in right of payment to all other liabilities of the Company (except for the guarantee of the Trust Common Securities (as defined herein)) and ranks pari passu with the most senior preferred stock, if any, issued from time to time by the Company. The Company's obligations under the Debentures are subordinate and junior in right of payment to all Senior Debt (as defined herein) of the Company. At September 30, 1997, the Company had outstanding Senior Debt aggregating approximately $2.7 billion, which would have ranked senior to the Company's obligations under the Guarantee and the Debentures. See "Risk Factors -- Ranking of Subordinate Obligations under the Guarantee and the Debentures" included in this Prospectus Supplement. The term "Senior Debt" means any indebtedness of the Company for money borrowed, except for trade credit and any such indebtedness that is by its terms subordinated to or pari passu with the Debentures, as the case may be. See "Description of the Debentures -- Subordination" included in this Prospectus Supplement.

    The Company has covenanted in the Guarantee that, if (a) for any distribution period, full distributions on a cumulative basis on any Trust Preferred Securities have not been paid or declared and set apart for payment,
(b) an event of default has occurred and is continuing under the indenture under which the Debentures are issued (the "Subordinated Indenture"), (c) the Company is in default of its obligations under the Guarantee or the guarantee of the Trust Common Securities, or (d) the Company has given notice of its selection of an Extension Period, then during such period, subject to certain exceptions, the Company shall not (i) declare or pay dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior to the Debentures. See "Description of the Guarantee -- Certain Covenants of EPG" included in this Prospectus Supplement.

    Except as provided below, the Trust Preferred Securities may not be redeemed
by the Trust prior to     , 2002. The Trust Preferred Securities are subject to
mandatory redemption, in whole or in part, on or after such date, at redemption prices set forth herein, upon any permitted redemption by EPG of the Debentures. See "Description of the Trust Preferred Securities -- Optional Redemption" in this Prospectus Supplement. In addition, the Trust Preferred Securities are subject to mandatory redemption upon the repayment at maturity or as a result of acceleration of the Debentures. See "Description of the Trust Preferred Securities -- Mandatory Redemption" included in this Prospectus Supplement.

    Under certain circumstances following the occurrence of a Trust Special Event (as defined herein), the Trust Preferred Securities are also subject to
(i) exchange, at the option of the Trust in the manner described herein, for the Debentures (see "Description of the Trust Preferred Securities -- Trust Special Event Exchange or Redemption" included in this Prospectus Supplement) and (ii)
redemption, in whole or in part, on or after     , 2002, if such Trust Special
Event constitutes a Trust Tax Event (as defined herein). At any time, EPG will have the right to terminate the Trust and cause the Debentures to be distributed to the holders of the Trust Preferred Securities in liquidation of the Trust. See "Description of the Trust Preferred Securities -- Mandatory Redemption" and " -- Distribution of Debentures" included in this Prospectus Supplement.

    In the event of any liquidation, dissolution, winding up or termination of the Trust, the holders of the Trust Preferred Securities will be entitled to receive (after payment by the Trust of all of its liabilities to the extent required by applicable law) for each Trust Preferred Security a liquidation amount of $50 plus accumulated and unpaid distributions thereon, unless the Debentures are distributed in connection with such liquidation, dissolution, winding up or termination of the Trust. Upon a default by the Company on any of its obligations under the Guarantee or the Debentures, the holders of the Trust Preferred Securities will have a preference over the holders of the Trust Common Securities with respect to payments upon liquidation of the Trust. See "Description of the Trust Preferred Securities -- Liquidation Distribution Upon Dissolution" included in this Prospectus Supplement.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE TRUST PREFERRED SECURITIES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF TRUST PREFERRED SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" INCLUDED IN THIS PROSPECTUS SUPPLEMENT.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated by reference herein or therein. Capitalized terms used in this Prospectus Supplement but not defined herein have the meanings assigned to them in the accompanying Prospectus if defined therein. References herein to "BBtu" mean Billion British thermal units and to "Bcf" mean Billion cubic feet. Unless otherwise indicated herein, the information in this Prospectus Supplement assumes that the Underwriters' over-allotment option is not exercised. See "Underwriting."

                                  THE COMPANY

     The Company, which operates under the name El Paso Energy Corporation, owns and operates one of the nation's largest integrated natural gas systems, with natural gas pipelines extending from coast to coast. The Company's principal operations include the interstate and intrastate transportation, gathering and processing of natural gas; the marketing of natural gas, natural gas liquids, power, crude oil and refined products; and the development and operation of energy infrastructure facilities worldwide. EPG owns or has interests in over 28,200 miles of interstate and intrastate pipeline and approximately 8,750 miles of gathering systems connecting the nation's principal natural gas supply regions to four of the largest consuming regions in the United States, namely the Gulf Coast, California, the Northeast and the Midwest. During the 12 months ended December 31, 1997, the average volumes transported, gathered or treated on the Company's interstate and intrastate pipeline systems totalled approximately 12,439 BBtu per day of natural gas, or approximately one-fifth of estimated total U.S. natural gas demand.

     EPG's natural gas transmission operations include one of the nation's largest mainline natural gas transmission systems which is comprised of five interstate pipeline systems: (i) El Paso Natural Gas, which connects natural gas supply regions in New Mexico, Texas, Oklahoma and Colorado to markets in California, Nevada, Arizona, New Mexico, Texas and northern Mexico (the "EPNG System"); (ii) Tennessee Gas Pipeline, which extends from natural gas supply regions in Texas and Louisiana, including the Gulf of Mexico, to the northeastern region of the United States, including the New York City and Boston metropolitan areas (the "TGP System"); (iii) Midwestern Gas Transmission, which extends from a connection with the TGP System at Portland, Tennessee to Chicago, Illinois and principally serves the Chicago metropolitan area (the "Midwestern System"); (iv) East Tennessee Natural Gas, which extends from the TGP System to serve the states of Tennessee, Virginia and Georgia (the "East Tennessee System"); and (v) Mojave Pipeline, which connects the EPNG System in Arizona to customers in the vicinity of Bakersfield, California (the "Mojave System," and, collectively with the EPNG System, the TGP System, the Midwestern System and the East Tennessee System, the "Interstate System"). The Interstate System totals approximately 26,600 miles of transmission pipeline.

     In addition to its interstate transmission services, EPG provides intrastate transmission services as well as field services including gathering, products extraction, dehydration, purification and compression. These operations include approximately 1,600 miles of intrastate transmission pipeline, which supply natural gas to the Interstate System and support the Company's trading and marketing operations, approximately 8,750 miles of gathering systems, 240,000 horsepower of compression and ownership interests in 25 natural gas processing and treating facilities located in the country's most prolific and active gas production areas, including the San Juan, Anadarko and Permian Basins and East Texas, South Texas, Louisiana and the Gulf of Mexico. EPG's marketing activities include the marketing and trading of natural gas, natural gas liquids, power, crude oil and refined products as well as providing integrated price risk management services associated with these commodities, and the participation in the development and ownership of domestic power generating facilities. EPG gathered, processed or treated an average of 3,161 BBtu per day of natural gas and sold 355 million gallons of natural gas liquids during the 12 months ended December 31, 1997. During that period, the Company was among the largest domestic marketers and traders of natural gas, with volumes averaging 6,969 BBtu per day.

     The Company's international activities are focused on the development and operation of international energy infrastructure projects and include ownership interests in (i) two major existing natural gas transmission systems in Australia; (ii) natural gas transmission and power generation assets currently in operation or under construction in Argentina, Bolivia, Brazil, Chile, Czech Republic, Hungary, Indonesia, Mexico, Pakistan and Peru; and (iii) three operating domestic power generation plants.

                                 RECENT EVENTS

PRELIMINARY RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997

     On January 21, 1998, the Company announced its preliminary results of operations for the year ended December 31, 1997. The following table presents certain unaudited preliminary results of operations data for the year ended December 31, 1997. The Company's consolidated financial statements for this period have not yet been audited and are not currently available. The results of operations data set forth below with respect to the year ended December 31, 1996 are derived from, and are qualified by reference to, the audited consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Form 10-K"), which is incorporated by reference into the accompanying Prospectus. In the opinion of the Company's management, the unaudited financial information set forth below includes all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 1997         1996
                                                              -----------    ------
                                                              (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE DATA)
Operating revenues..........................................    $5,638       $3,010
Operating expenses:
  Employee separation and asset impairment charge...........        --           99
  Other operating expenses..................................     5,117        2,741
                                                                ------       ------
Operating income............................................       521          170
Interest and debt expense...................................       238          110
Other (income) expense, net.................................       (57)          (5)
                                                                ------       ------
Income before income taxes and minority interest............       340           65
Income tax expense..........................................       129           25
                                                                ------       ------
Income before minority interest.............................       211           40
Minority interest...........................................        25            2
                                                                ------       ------
Net income available to Common Stock........................    $  186       $   38
                                                                ======       ======
Basic earnings per common share.............................    $ 3.27       $ 1.06
                                                                ------       ------
Diluted earnings per common share...........................    $ 3.18       $ 1.04
                                                                ======       ======

     On January 21, 1998, the Company reported net income available to Common Stock of $186 million, or $3.27 per share of Common Stock, for the year ended December 31, 1997, an increase of 15 percent on a per share basis, from an adjusted $103 million, or $2.85 per share of Common Stock for the year ended December 31, 1996 after adjusting for a $99 million pre-tax charge taken in the first quarter of 1996 for employee separation and asset impairment and an $8 million pre-tax charge taken in the fourth quarter for relocating the corporate headquarters from El Paso to Houston in connection with the acquisition of El Paso Tennessee Pipeline Co. The reported 1996 earnings were $38 million, or $1.06 per share of Common Stock. On a diluted earnings per share basis, 1997 earnings increased 13 percent to $3.18 per share of Common Stock from an adjusted $2.81 in 1996.

INCREASE IN QUARTERLY DIVIDEND; PROPOSED STOCK SPLIT

     On January 21, 1998, the Company declared a regular quarterly dividend of $0.3825 per share on the Company's outstanding Common Stock, payable on April 1, 1998 to stockholders of record on March 6, 1998. Such dividend represents a 5 percent increase (on a per share basis), from the former quarterly dividend of $0.365 per share of Common Stock. The Company also declared a two-for-one stock split in the form of a 100 percent stock dividend (on a per share basis) to be paid on April 1, 1998 to stockholders of record on March 13, 1998.

ACQUISITION OF DEEPTECH INTERNATIONAL, INC.

     EPG announced on March 2, 1998 that its Board of Directors has approved definitive agreements providing for a series of transactions as a result of which DeepTech International Inc. ("DeepTech") will merge with and into EPG and EPG will thereby acquire DeepTech's combined ownership interest in Leviathan Gas Pipeline Partners, L.P. ("Leviathan"). Leviathan is a publicly traded partnership that produces, processes, gathers, transports and markets oil and gas located in the offshore Gulf of Mexico (the "Gulf"). In connection with the merger, EPG will acquire the 15% minority equity interest in the holding company through which DeepTech owns its Leviathan interests. After the transactions, EPG will own 100% of the general partner of Leviathan and a 27.3% effective ownership interest in Leviathan. Each Holder of DeepTech common stock will receive as consideration for the merger $14 per share either in cash or EPG Common Stock, at such holder's election, subject to a minimum and maximum exchange ratio of approximately 0.1867 and 0.28 shares of EPG Common Stock, respectively. The net cost to EPG for the transactions will total approximately $450 million. Completion of the transactions is subject to various conditions including the receipt of required regulatory and stockholder approvals and other customary conditions, and no assurance can be given that the transactions will be successfully completed.

     Leviathan is the largest independent gatherer of natural gas in the Gulf and has interests in pipeline systems which transported more than 2.8 Bcf per day in 1997. These pipeline systems, which cover a large portion of the Outer Continental Shelf and access the prolific Deepwater Trend of the Gulf of Mexico, include the High Island Offshore system, the U-T Offshore system, the Stingray Pipeline system, the Nautilus/Manta Ray Offshore system, the Viosca Knoll Gathering system and the Poseidon Oil Pipeline system. Upon completion of this transaction, EPG will become one of the largest gatherers of natural gas in the onshore and offshore United States markets and will own interests in 47 pipeline systems, 25 natural gas processing and treating plants, and 8 offshore platforms.

INVESTMENT IN AUSTRALIAN PIPELINE SYSTEM

     On March 3, 1998 the Company announced that Epic Energy (WA) Pipeline Trust venture (the "Venture"), in which a subsidiary of the Company owns a 33.3% interest, has been awarded the right to purchase the 925-mile AlintaGas Dampier-to-Bunbury Natural Gas Pipeline in Western Australia for approximately US$1.64 billion. The AlintaGas Dampier-Bunbury Pipeline is a 24-inch, 550 million cubic feet per day pipeline system that serves a number of West Australian markets, including industrial end-users such as Wesfarmers, Western Power, Alcoa Aluminum and Worsley Alumina. The Northwest Shelf Gas Project as well as Harriet and East Spar Joint Ventures are among the primary natural gas suppliers on this pipeline system. The Venture will own and operate the pipeline system through its Perth, Australia office. An expansion of the Dampier-Bunbury Natural Gas Pipeline is currently underway to supply gas to expansions committed by Alcoa, Worsley and Wesfarmers. Other partners in the Venture include Consolidated Natural Gas Company (33.3%), AMP Asset Management (11.1%), Axiom Funds Management (11.1%) and Hastings Funds Management (11.1%).

                                  THE OFFERING

The Trust..................  El Paso Energy Capital Trust I, a Delaware
                             statutory business trust. The sole assets of the
                             Trust will be the      % Subordinated Convertible
                             Debentures of EPG due 2028.

Securities Offered.........  6,000,000   % Trust Convertible Preferred
                             Securities (6,900,000 if the Underwriters' over-allotment option is exercised in full).

Liquidation Amount.........  $50 per Trust Preferred Security. See "Description
                             of the Trust Preferred Securities -- Liquidation Distribution Upon Dissolution" included in this Prospectus Supplement.

Distributions..............  Distributions on the Trust Preferred Securities
                             will accumulate from the closing of this offering of the Trust Preferred Securities and will be
                             payable at the annual rate of      % of the
                             liquidation amount of $50 per Trust Preferred
                             Security (equivalent to $     per Trust Preferred
                             Security per annum) if, as and when the Trust has funds available for payment. Distributions will be
                             payable quarterly in arrears on each             ,
                                         ,             and             ,
                             commencing        , 1998. Distributions not made on
                             the scheduled payment date will accumulate and compound quarterly at a rate per annum equal to
                                  %.

                             The ability of the Trust to pay distributions on the Trust Preferred Securities is entirely dependent on its receipt of payments with respect to the Debentures held by the Trust. The Debentures will provide that payments of interest may be deferred at any time, and from time to time, by EPG for a period not exceeding 20 consecutive quarters. See "-- The Offering -- Debentures," "Risk
                             Factors -- Restrictions on Certain Payments; Tax Consequences" and "Description of the Trust Preferred Securities -- Distributions" included in this Prospectus Supplement.

Rights Upon Non-Payment of
  Distributions and Certain
  Defaults; Covenants of
  the Company..............  If, at any time, EPG or any successor is in default on any of its obligations under the Guarantee, then the Trust Guarantee Trustee (as defined herein), as the holder of the Guarantee, shall have the right to enforce such Guarantee, including the right to enforce the covenant restricting certain payments by EPG described below.

                             In the Guarantee, the Company has agreed that if
                             (a) for any distribution period, full distributions on a cumulative basis on any Trust Preferred Securities have not been paid, (b) an event of default has occurred and is continuing under the Subordinated Indenture (a "Debenture Event of Default"), (c) the Company is in default of its obligations under the Guarantee or the guarantee of the Trust Common Securities (together with the Guarantee, the "Guarantees") or (d) notice of an Extension Period has been given and shall not have been rescinded or such Extension Period is continuing, then, during such period the Company shall not (i) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock (except for (x) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its capital stock and conversions or exchanges of common stock of one class into common stock of another class and (y) redemptions or purchases of any rights pursuant to the Amended and Restated Shareholder Rights Agreement dated July 23, 1997 (the "Rights Agreement") and the issuance of capital stock pursuant to such rights) or (ii) make any payments of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of the Company that rank pari passu with or junior to the Debentures (other than (u) any redemption, liquidation, interest, principal or guarantee payment by the Company where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such redemption, liquidation, interest, principal or guarantee payment is being made, (v) payments under the Guarantees, (w) purchases of Common Stock related to the issuance of Common Stock under any of the Company's benefit plans for its directors, officers or employees, (x) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one series or class of the Company's capital stock for another series or class of the Company's capital stock, (y) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and (z) redemptions or purchases of any rights pursuant to the Rights Agreement and the issuance of capital stock pursuant to such rights). See "Description of the Guarantee -- Certain Covenants of EPG" included in this Prospectus Supplement.

Conversion into Common
  Stock....................  Each Trust Preferred Security is convertible at any time prior to the close of business on the Business Day (as defined herein) prior to the date of redemption (the "Conversion Expiration Date") at the option of the holder into shares of Common
                             Stock at the rate of      shares of Common Stock
                             for each Trust Preferred Security (equivalent to a
                             conversion price of $     per share of Common
                             Stock), subject to adjustment in certain circumstances. A holder of Trust Preferred Securities wishing to exercise its conversion right shall surrender any or all of such Trust Preferred Securities, together with an irrevocable conversion notice (or if Trust Preferred Securities are then evidenced by a global certificate, such holder must only deliver a conversion notice), to the person then serving as the conversion agent acting on behalf of the holders of Trust Preferred Securities (in such capacity, the "Conversion Agent"), and the Conversion Agent will exchange the Trust Preferred Securities for a portion (the principal amount of which is equal to the aggregate liquidation amount of the Trust Preferred Securities being so converted) of the Debentures held by the Property Trustee (as defined herein) and immediately convert such Debentures into Common Stock. Except possibly to the extent attributable to accumulated and unpaid interest on the Debentures and cash paid in lieu of fractional shares of Common Stock, a holder should not recognize gain or loss upon the exchange through the Conversion Agent of the Trust Preferred Securities for a proportionate share of the Debentures, followed immediately by the conversion of the Debentures into Common Stock. See "Certain Federal Income Tax Consequences -- Conversion of Trust Preferred Securities into Common Stock" included in this Prospectus Supplement.

Redemption.................  The Trust Preferred Securities will be redeemable for cash, at the option of the Trust, in whole or
                             in part, from time to time on or after           ,
                             2002 at the prices specified herein. See
                             "Description of Trust Preferred
                             Securities -- Optional Redemption" included in this Prospectus Supplement. The Trust Preferred Securities will also be redeemable upon the repayment either at maturity of the Debentures or as a result of the acceleration of the Debentures upon an event of default, at a redemption price of $50 per Trust Preferred Security together with accumulated and unpaid distributions thereon to the date of redemption. See "Description of Trust Preferred Securities -- Mandatory Redemption." If at any time prior to the Conversion Expiration Date, less than 10% of the Debentures remains outstanding, such Debentures shall be redeemable at the option of EPG, in whole but not in part, at a redemption price equal to the aggregate principal amount thereof, plus accrued and unpaid interest due thereon, and the proceeds of such redemption will be applied by the Property Trustee to redeem outstanding Trust Securities at a redemption price of $50 per Trust Preferred Security together with accumulated and unpaid distributions thereon to the date of redemption. See "Description of the Trust Preferred Securities -- Events of Default; Notice" and "-- Mandatory Redemption" included in this Prospectus Supplement.

Trust Special Event
Exchange or Redemption.....  Upon the occurrence of a Trust Tax Event (as defined herein) or a Trust Investment Company Event (as defined herein), the Regular Trustees (as defined herein) shall direct the Conversion Agent to exchange all outstanding Trust Preferred Securities for Debentures and to terminate the Trust, provided that, in the case of a Trust Tax Event, EPG shall have the right to direct that less than all of the Trust Preferred Securities be so exchanged if and for so long as EPG shall have elected to pay Additional Sums (as defined herein) such that the amounts received by the holders of Trust Preferred Securities that remain outstanding are not reduced thereby and shall not have revoked any such election or failed to make such payments. Upon the occurrence of a Trust Tax Event, the Debentures may be redeemed by EPG on or after
                                    , 2002 at 100% of the principal amount
                             thereof, plus accrued and unpaid interest thereon. In the event the Debentures are redeemed by EPG, the Trust Preferred Securities will be redeemed by the Regular Trustees at $50 per Trust Preferred Security plus accumulated and unpaid distributions thereon through the date of redemption. See "Description of the Trust Preferred
                             Securities -- Trust Special Event Exchange or Redemption" included in this Prospectus Supplement.

Distribution of
Debentures.................  At any time, EPG will have the right to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Debentures to be distributed to the holders of the Trust Preferred Securities in liquidation of the Trust. See "Description of the Trust Preferred
                             Securities -- Distribution of the Debentures" included in this Prospectus Supplement.

Guarantee..................  Pursuant to the Guarantee, the Company will irrevocably guarantee, on a subordinated basis, the payment in full of (i) any accumulated and unpaid distributions on the Trust Preferred Securities to the extent of funds of the Trust available therefor, (ii) the amount payable upon redemption of the Trust Preferred Securities to the extent of funds of the Trust available therefor and (iii) generally, the liquidation amount of the Trust Preferred Securities to the extent of the assets of the Trust available for distribution to holders of Trust Preferred Securities. See "Description of the Guarantee" included in this Prospectus Supplement.

                             The Company's obligation under the Guarantee is subordinate and junior in right of payment to all other liabilities of the Company and ranks pari passu with the most senior preferred stock, if any, issued from time to time by the Company.

Voting Rights..............  Holders of Trust Preferred Securities will generally have limited voting rights relating only to the modification of the Trust Preferred Securities. Holders of Trust Preferred Securities will not be entitled to vote to appoint, remove or replace the Regular Trustees or the Delaware Trustee, which voting rights are vested exclusively in EPG as holder of the Trust Common Securities. The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities will, however, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee as holder of the Debentures (i) to exercise the remedies available to it under the Subordinated Indenture as holder of the Debentures and (ii) to consent to any amendment, modification or termination of the Subordinated Indenture or the Debentures, where such consent shall be required. See "Description of the Trust Preferred Securities -- Voting Rights; Amendment of the Declaration" included in this Prospectus Supplement.

Debentures.................  The Debentures will have a maturity of 30 years from the date of original issuance and will bear
                             interest at the rate of      % per annum payable
                             quarterly in arrears. EPG has the right from time to time to select an interest payment period or periods longer than one quarter (during which period or periods interest will compound quarterly), provided that no such Extension Period will exceed 20 consecutive quarters and provided further that no such deferral of interest payments may extend beyond the stated maturity of the Debentures. Accordingly, distribution payments on the Trust Preferred Securities may not be deferred beyond the stated maturity of the Debentures. If EPG defers interest payments longer than one quarter, subject to certain exceptions, it will be prohibited from paying dividends on any of its capital stock and making certain other restricted payments until quarterly interest payments are resumed and all accumulated and unpaid interest on the Debentures is brought current. EPG will have the right to make partial payments of such interest during an Extension Period.

                             The Debentures are convertible into shares of Common Stock at the option of the holders thereof
                             at a conversion rate of           shares of Common
                             Stock for each $50 in principal amount of
                             Debentures (equivalent to a conversion price of
                             $          per share of Common Stock) subject to
                             certain adjustments set forth herein. So long as Trust Preferred Securities remain outstanding, EPG will covenant not to convert Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Trust Preferred Securities.

                             In addition, on and after                     2002,
                             the Debentures are redeemable at the option of EPG at any time, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest to the date fixed for redemption. See "Description of the Debentures -- Optional Redemption" included in this Prospectus Sup-plement. The Debentures are also redeemable, in whole or in part, upon the occurrence and continuation of a Trust Tax Event. See "Description of the Trust Preferred Securities -- Trust Special Event Exchange or Redemption" and "Description of the Debentures -- Optional Redemption" included in this Prospectus Supplement.

                             The payment of the principal of and interest on the Debentures will be subordinated in right of payment to all Senior Debt of EPG. As of September 30, 1997, on a pro forma basis and after giving effect to this offering of Trust Preferred Securities and the application of the proceeds therefrom (assuming the Underwriters' over-allotment option is not exercised), EPG had outstanding approximately $2.7 billion of Senior Debt. See "Risk
                             Factors -- Ranking of Subordinate Obligations under the Guarantee and the Debentures" and "-- Structural Subordination" included in this Prospectus Supplement. While the Trust Preferred Securities are outstanding, the Property Trustee will not have the right to amend the Subordinated Indenture or the terms of the Debentures in a way that adversely affects the holders of the Trust Preferred Securities or to waive a Debenture Event of Default without the consent of holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities and, in certain cases, the Trust Common Securities then outstanding. See "Description of the Subordinated Debt Securities -- Modification of the Subordinated Indenture" included in the accompanying Prospectus.

Use of Proceeds............  All of the proceeds from the sale of the Trust
                             Preferred Securities will be invested by the Trust in the Debentures. Such proceeds will be used by EPG to repay certain of its outstanding indebtedness and for general corporate purposes, possibly including acquisitions. See "Use of Proceeds" included in this Prospectus Supplement.

Form of Trust Preferred
  Securities...............  The Trust Preferred Securities will be represented by a global certificate or certificates registered in the name of Cede & Co., as nominee for DTC. Beneficial interests in the Trust Preferred Securities will be evidenced by, and transfers thereof will be effected only through, records maintained by the participants in DTC. Except as described herein, Trust Preferred Securities in certificated form will not be issued in exchange for the global certificate or certificates. See "Description of the Trust Preferred
                             Securities -- Book-Entry Only Issuance -- The Depository Trust Company" included in this Prospectus Supplement.

Listing....................  Application has been made to list the Trust
                             Preferred Securities for trading on the NYSE.

Proposed Trading Symbol....  "EPGPrC".

Risk Factors...............  Prospective purchasers of Trust Preferred
                             Securities should carefully consider the specific risk factors relating to an investment in the Trust Preferred Securities. See "Risk Factors" included in this Prospectus Supplement.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The summary historical consolidated financial data set forth below for each of the three fiscal years ended December 31, 1996 have been derived from the Company's financial statements. The financial statements for each of the three fiscal years for the period ended December 31, 1996 have been audited by Coopers & Lybrand L.L.P., independent public accountants. The summary historical consolidated financial data set forth below, as of and for each of the interim nine month periods ended September 30, 1997 and 1996, were derived from the unaudited interim financial statements of EPG and its consolidated subsidiaries for those periods. In the opinion of the Company's management, the Company's summary historical consolidated financial data, as of and for the unaudited interim nine months ended September 30, 1997 and 1996, include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

     The information presented below should be read in conjunction with the historical financial statements and notes thereto contained in the 1996 Form 10-K and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997, which are incorporated by reference in the accompanying Prospectus.

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                     YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                    --------------------------   -----------------
                                                                                    (UNAUDITED)
                                                                                 -----------------
                                                    1996(a)   1995(a)    1994    1997(a)   1996(a)
                                                    -------   -------   ------   -------   -------
                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating Results Data
  Operating revenues.............................   $3,010    $1,038    $  870   $4,061    $1,938
  Depreciation, depletion and amortization.......      101        72        65      182        66
  Litigation special charge......................       --        --        15       --        --
  Employee separation and asset impairment
     charge(b)...................................       99        --        --       --        99
  Operating income...............................      170       212       222      384        94
  Income before income taxes and minority
     interest....................................       65       133       148      250        23
  Income tax expense.............................       25        48        58       96         9
  Minority interest..............................        2        --        --       19        --
  Net income available to Common Stock...........       38        85        90      135        14
  Net income per share of Common Stock(b)........     1.06      2.47      2.45     2.37      0.40
  Cash dividends declared per share of
     Common Stock................................     1.39      1.32      1.21     1.10      1.04
  Weighted average shares of Common Stock
     outstanding.................................     36.0      34.5      36.6     56.8      35.0
Financial Position Data
  Total assets...................................   $8,712    $2,535    $2,332   $9,101    $2,774
  Short-term debt (including current maturities
     of long-term debt)..........................      841       285       114      600       398
  Long-term debt.................................    2,215       772       779    2,137       665
  Minority interest..............................      335        --        --      365        --
  Stockholders' equity...........................    1,638       712       710    1,893       708

---------------

(a) Reflects the acquisitions in September 1995 of Eastex Energy Inc., December 1995 of Premier Gas Company, June 1996 of Cornerstone Natural Gas, Inc., and December 1996 of El Paso Tennessee Pipeline Co.

(b) Includes a charge of $99 million pre-tax ($60 million after tax) to reflect costs associated with the implementation of a workforce reduction plan and the impairment of certain long-lived assets. Net income per share of Common Stock for the year ended December 31, 1996 and nine months ended September 30, 1996 before giving effect to this charge and an $8 million pre-tax ($5 million after tax) charge taken in the fourth quarter for relocating the corporate headquarters from El Paso, Texas to Houston, Texas in connection with the acquisition of El Paso Tennessee Pipeline Co., would have been $2.85 and $2.12 (compared to the reported $1.06 and $0.40), respectively.

                                  RISK FACTORS

     Prospective purchasers of the Trust Preferred Securities should consider carefully the risk factors set forth below, as well as all other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus in evaluating an investment in the Trust Preferred Securities, including, without limitation, information included in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 incorporated by reference in the registration statement of which this Prospectus Supplement is a part under the caption "Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE GUARANTEE AND THE DEBENTURES

     The obligations of EPG under the Guarantee issued by EPG for the benefit of the holders of Trust Preferred Securities are unsecured and rank subordinate and junior in right of payment to all other liabilities of EPG and pari passu with the most senior preferred stock, if any, issued from time to time by EPG. The obligations of EPG under the Debentures are subordinate and junior in right of payment to all present and future Senior Debt. As of September 30, 1997, on a pro forma basis and after giving effect to this Offering and the application of the proceeds therefrom (assuming the Underwriters' over-allotment option is not exercised), EPG had outstanding $2.7 billion of Senior Debt (excluding accounts payable and accrued expenses, deferred income taxes and other liabilities). The ability of the Trust to pay amounts due on the Trust Preferred Securities is solely dependent upon EPG making payments on the Debentures as and when required. None of the Subordinated Indenture, the Guarantee or the Declaration places any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by EPG and its subsidiaries. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Debentures -- Subordination" included in this Prospectus Supplement.

STRUCTURAL SUBORDINATION

     The Debentures will be obligations of EPG exclusively. Since a substantial portion of EPG's operations are conducted through subsidiaries, a significant portion of EPG's cash flow and, consequently, its ability to service debt, including the Debentures, is dependent upon the earnings of its subsidiaries and the transfer of funds by those subsidiaries to EPG in the form of dividends or other transfers, supplemented with borrowings. The ability of these subsidiaries to pay dividends to EPG in the future is subject to restrictions contained in indentures and other financing agreements by which such subsidiaries are bound.

     In addition, creditors of EPG's subsidiaries would be entitled to a claim on the assets of such subsidiaries prior to any claims by EPG. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of such subsidiary are likely to be paid in full before any distribution is made to EPG, except to the extent that EPG itself is recognized as a creditor of such subsidiary, in which case the claims of EPG would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by EPG. On a pro forma basis as of September 30, 1997, the aggregate liabilities of the subsidiaries of EPG were approximately $1.2 billion. See "Capitalization," "Description of the Trust Preferred Securities -- Distributions" and "Description of the Debentures -- Option to Extend Interest Payment Period" included in this Prospectus Supplement.

POSSIBLE CHANGE IN CORPORATE STRUCTURE

     The Company intends to adopt, subject to certain conditions, a holding company structure whereby the Company and its subsidiaries would become direct and indirect subsidiaries of a newly formed Delaware holding company. Pursuant to the holding company reorganization, holders of shares of common stock of EPG would become holders on a share-for-share basis of shares of common stock of the holding company with the result that the holding company would replace EPG as the publicly-held corporation, and all stockholders of EPG immediately prior to such reorganization would own the same number of shares of holding company common stock immediately after the reorganization as the EPG common stock held immediately before the reorganization. The change to a holding company structure would be tax free for federal income tax purposes to stockholders of EPG and may be effected without a vote of stockholders under applicable Delaware law.

The holding company reorganization is subject to the satisfaction of certain conditions, including among other things: (i) approval of the holding company common stock and preferred stock purchase rights for trading on the New York Stock Exchange; (ii) a favorable no-action ruling from the SEC concerning the absence of a requirement for a registration under the Securities Act of 1933 of the holding company common stock to be issued in the reorganization and certain other securities law issues; and (iii) a favorable private letter ruling from the Internal Revenue Service or opinion of counsel, in either case substantially to the effect that the change to the holding company structure will be tax free for federal income tax purposes to stockholders. No assurance can be given that the conditions to forming the holding company structure will be satisfied or, if satisfied, that the holding company structure will be implemented.

     If the Company implements such holding company reorganization, then, immediately after such implementation (i) the Trust Preferred Securities will remain outstanding (provided the Trust Preferred Securities are outstanding immediately prior to such implementation), (ii) the holding company will be substituted for the Company under the Indenture and the Debentures will become Debentures of the holding company, (iii) the Trust Securities will be convertible into shares of holding company common stock (rather than Company Common Stock) on the same terms as such Trust Securities were convertible immediately prior to such reorganization and (iv) the holding company will be substituted for the Company as the guarantor under the Guarantees.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES; TRADING PRICE

     So long as there is no continuing event of default under the Debentures, EPG has the right under the Subordinated Indenture to defer the payment of interest on the Debentures beyond the regular quarterly period (the "Interest Payment Period") at any time or from time to time for a period not exceeding 20 consecutive quarters, provided that no such Extension Period may extend beyond the stated maturity of the Debentures. Upon the termination of any Extension Period and the payment on the Interest Payment Date (as defined herein) coinciding with or next following the end of such Extension Period (whichever is earlier) of all amounts then due to the persons in whose names the Debentures are registered at the close of business on the regular record date next preceding such Interest Payment Date, EPG may select a new Extension Period and terminate the payments of all amounts then due subject to the requirements described herein. As a consequence of any such deferral, quarterly distributions on the Trust Preferred Securities by the Trust will be deferred (and the amount of distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional distributions) during any such Extension Period.

     Should an Extension Period occur, a holder of Trust Preferred Securities will continue to accrue income (in the form of original issue discount) in respect of its pro rata share of the deferred interest allowable to the Debentures held by the Trust for United States federal income tax purposes. As a result, a holder of Trust Preferred Securities will include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Trust if the holder disposes of the Trust Preferred Securities prior to the record date for the payment of distributions. See "Certain Federal Income Tax
Consequences -- Interest Income and Original Issue Discount" included in this Prospectus Supplement. Moreover, if a holder of Trust Preferred Securities converts its Trust Preferred Securities into Common Stock during an Extension Period, the holder will not receive any cash related to the deferred distribution. See "Description of the Trust Preferred
Securities -- Distributions" included in this Prospectus Supplement.

     EPG has no current intention of invoking an Extension Period. Should EPG elect to exercise such right in the future, however, the market price of the Trust Preferred Securities is likely to be affected. A holder that disposes of its Trust Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Trust Preferred Securities. In addition, as a result of the existence of EPG's right to invoke an Extension Period, the market price of the Trust Preferred Securities (which represent preferred undivided beneficial interests in the Debentures) may be more volatile than the market prices of other securities that are not subject to such deferrals.

TRUST SPECIAL EVENT EXCHANGE OR REDEMPTION

     Under certain circumstances following the occurrence and continuation of a Trust Special Event (as defined herein), the Trust Preferred Securities are also subject to (i) exchange in whole or in part, in the manner described herein, for the Debentures, which exchange will result in termination of the Trust and (ii) in the case of a Trust Tax Event (as defined herein), redemption in whole or in
part, on or after                  , 2002. See "Description of the Trust
Preferred Securities -- Trust Special Event Exchange or Redemption" included in this Prospectus Supplement.

     There can be no assurance as to the market prices for Trust Preferred Securities or Debentures that may be distributed in exchange for Trust Preferred Securities if a liquidation of the Trust occurs or if the Trust Preferred Securities are exchanged for Debentures in connection with a Trust Special Event. Accordingly, the Trust Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Debentures that a holder of Trust Preferred Securities may receive on liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby. Because holders of Trust Preferred Securities may receive Debentures on dissolution of the Trust or if the Trust Preferred Securities are exchanged for Debentures in connection with a Trust Special Event, prospective purchasers of Trust Preferred Securities are also making an investment decision with regard to the Debentures and should carefully consider all of the information contained herein regarding the Debentures. See "Description of the Trust Preferred Securities -- Trust Special Event Exchange or Redemption" and "Description of the Debentures -- General" included in this Prospectus Supplement.

LIMITATIONS OF THE GUARANTEE

     Pursuant to the Guarantee, EPG guarantees on a subordinated basis to the holders of the Trust Preferred Securities the following payments, to the extent not paid by the Trust: (i) any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that the Trust has funds on hand available therefor at such time; and (iii) upon a voluntary or involuntary termination, dissolution, winding-up or liquidation of the Trust (unless the Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount of the Trust Preferred Securities and all accumulated and unpaid distributions thereon to the date of payment to the extent that the Trust has funds on hand available therefor at such time and (b) the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities in liquidation of the Trust.

     Pursuant to the Guarantee, EPG agrees that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for Common Stock or Debentures.

     The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Guarantee Trustee (as defined herein) in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Trust Guarantee Trustee under the Guarantee. If the Trust Guarantee Trustee fails to enforce the Guarantee, any holder of Trust Preferred Securities may institute a proceeding directly against EPG to enforce its rights under the Guarantee without first instituting a proceeding against the Trust, the Trust Guarantee Trustee or any other person or entity. If EPG were to default on its obligation to pay amounts payable under the Debentures, the Trust would lack funds for the payment of distributions or amounts payable on redemption of the Trust Preferred Securities or otherwise, and, in such event, holders of the Trust Preferred Securities would not be able to rely upon the Guarantee for payment of such amount. Instead, in the event a Debenture Event of Default shall have occurred and be continuing, a holder of Trust Preferred Securities would be required to rely on enforcement by the Property Trustee of its rights as registered holder of Debentures against EPG pursuant to the terms of the Subordinated Indenture and the Debentures. If, however, such event is attributable to the failure of EPG to pay interest on or principal of the Debentures on the payment date on which such payment is due and payable, then a holder of Trust Preferred Securities may directly institute a proceeding against EPG for enforcement of payment to such holder of the interest on or principal of such Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder (a "Legal Action"). In connection with such Legal Action, EPG will be subrogated to the rights of such holder of Trust Preferred Securities under the Declaration to the extent of any payment made by EPG to such holder of Trust Preferred Securities in such Legal Action. Except as set forth herein, holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of Debentures or assert directly any other rights in respect of the Debentures. See "Description of the Trust Preferred Securities -- Trust Enforcement Events; Notice" and "-- Enforcement of Certain Rights by Holders of Trust Preferred Securities" and "Description of the Guarantee" included in this Prospectus Supplement, and "Description of the Subordinated Debt
Securities -- Events of Default" included in the accompanying Prospectus. The Declaration provides that each holder of Trust Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Subordinated Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     If a Debenture Event of Default occurs and is continuing, then the holders of Trust Preferred Securities would rely on the enforcement by the Property Trustee of its rights as the holder of the Debentures against EPG. In addition, the holders of a majority in aggregate liquidation preference of the Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as holder of the Debentures. If the Property Trustee fails to enforce its rights as holder of the Debentures after a request therefor by a holder of Trust Preferred Securities, such holder may proceed to enforce such rights directly against EPG. Notwithstanding the foregoing, if a Debenture Event of Default occurs that results from the failure of EPG to pay principal of or interest on the Debentures when due (or in the case of a redemption, on the redemption date), during the continuance of such an event of default a holder of Trust Preferred Securities may institute a Legal Action against EPG to obtain payment to such holder of such principal or interest on Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities owned of record by such holder. See "Description of the Trust Preferred Securities -- Trust Enforcement Events; Notice," "-- Enforcement of Certain Rights by Holders of Trust Preferred Securities" and "-- Voting Rights; Amendment of the Declaration" included in this Prospectus Supplement.

LIMITED VOTING RIGHTS

     Holders of the Trust Preferred Securities will generally have limited voting rights primarily in connection with directing the activities of the Property Trustee as the holder of the Debentures. Holders of the Trust Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee, which voting rights are vested exclusively in EPG as holder of the Trust Common Securities, provided that, upon the occurrence and during the continuance of a Trust Enforcement Event (as defined herein), the Property Trustee may be removed and a successor appointed only by the holders of a majority in liquidation amount of the Trust Preferred Securities. The holders of a majority in liquidation amount of the Trust Preferred Securities will, however, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any power conferred upon the Property Trustee including the right to direct the Property Trustee as holder of the Debentures, (i) to exercise the remedies available to it under the Subordinated Indenture as holder of the Debentures and (ii) to consent to any amendment, modification or termination of the Subordinated Indenture or the Debentures, where such consent shall be required. See "Description of the Trust Preferred Securities -- Voting Rights; Amendment of the Declaration" included in this Prospectus Supplement.

PROPOSED TAX LEGISLATION

     As a part of President Clinton's Fiscal 1999 Budget Proposal, the Treasury Department has proposed legislation (the "Proposed Legislation") that, among other things, will treat as equity for United States federal income tax purposes certain debt instruments that are not shown as indebtedness on the consolidated balance sheet of the Trust. A similar proposal was included in President Clinton's Fiscal 1998 Budget Proposal but was not included in the Taxpayer Relief Act of 1997. No assurance can be given that the Proposed Legislation will not ultimately be enacted in the future, that such future legislation would not have a retroactive effective date and that such future legislation would not prevent EPG from deducting interest on the Debentures. Such an event would constitute a Trust Tax Event and would permit the Trust to exchange the Trust Preferred Securities, in whole or in part, for the Debentures or redeem, in whole or in part, the Trust Preferred Securities and corresponding Debentures.

TRADING PRICE OF TRUST PREFERRED SECURITIES

     The Trust Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Debentures. A holder disposing of Trust Preferred Securities between record dates for payments of distributions thereon will be required for United States federal income tax purposes to include accrued but unpaid interest on the Debentures through the date of disposition in income as ordinary income (i.e., original issue discount), and to add such amount to the adjusted tax basis in the holder's Trust Preferred Securities. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of original issue discount, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Sales of Trust Preferred Securities" included in this Prospectus Supplement.

NO PRIOR MARKET FOR THE TRUST PREFERRED SECURITIES

     The Trust Preferred Securities constitute a new issue of securities with no established trading market. Application has been made to list the Trust Preferred Securities on the NYSE. There can be no assurance that an active market for the Trust Preferred Securities will develop or be sustained in the future on the NYSE. Although the Underwriters have indicated to the Company that they intend to make a market in the Trust Preferred Securities, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Trust Preferred Securities.

FORWARD-LOOKING STATEMENTS

     This Prospectus Supplement and the accompanying Prospectus (including the documents incorporated by reference herein) contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, EPG cautions that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, EPG, including its subsidiaries, or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe," "expect," "estimate," "anticipate" and similar expressions may identify forward-looking statements.

     Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include increasing competition within EPG's industry, the timing and extent of changes in commodity prices for natural gas, uncertainties associated with acquisitions and joint ventures, potential environmental liabilities, political and economic risks associated with current and future operations in foreign countries, conditions of the equity and other capital markets during the periods covered by the forward-looking statements, and other risks, uncertainties and factors discussed more completely in EPG's other filings with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997.

                                  THE COMPANY

     The Company, which operates under the name El Paso Energy Corporation, owns and operates one of the nation's largest integrated natural gas systems, with natural gas pipelines extending from coast to coast. The Company's principal operations include the interstate and intrastate transportation, gathering and processing of natural gas; the marketing of natural gas, natural gas liquids, power, crude oil and refined products; and the development and operation of energy infrastructure facilities worldwide. EPG owns or has interests in over 28,200 miles of interstate and intrastate pipeline and approximately 8,750 miles of gathering systems connecting the nation's principal natural gas supply regions to four of the largest consuming regions in the United States, namely the Gulf Coast, California, the Northeast and the Midwest. During the 12 months ended December 31, 1997, the average volumes transported, gathered or treated on the Company's interstate and intrastate pipeline systems totaled approximately 12,439 BBtu per day of natural gas, or approximately one-fifth of estimated total U.S. natural gas demand.

     EPG's natural gas transmission operations include one of the nation's largest mainline natural gas transmission systems which is comprised of five interstate pipeline systems: (i) the EPNG System, which connects natural gas supply regions in New Mexico, Texas, Oklahoma and Colorado to markets in California, Nevada, Arizona, New Mexico, Texas and northern Mexico; (ii) the TGP System, which extends from natural gas supply regions in Texas and Louisiana, including the Gulf of Mexico, to the northeastern region of the United States, including the New York City and Boston metropolitan areas; (iii) the Midwestern System, which extends from a connection with the TGP System at Portland, Tennessee to Chicago, Illinois and principally serves the Chicago metropolitan area; (iv) the East Tennessee System, which extends from the TGP System to serve the states of Tennessee, Virginia and Georgia; and (v) the Mojave System, which connects the EPNG System in Arizona to customers in the vicinity of Bakersfield, California. The Interstate System totals approximately 26,600 miles of transmission pipeline.

     In addition to its interstate transmission services, EPG provides intrastate transmission services as well as field services including gathering, products extraction, dehydration, purification and compression. These operations include approximately 1,600 miles of intrastate transmission pipeline, which supply natural gas to the Interstate System and support the Company's trading and marketing operations, approximately 8,750 miles of gathering systems, 240,000 horsepower of compression and ownership interests in 25 natural gas processing and treating facilities located in the country's most prolific and active gas production areas, including the San Juan, Anadarko and Permian Basins and East Texas, South Texas, Louisiana and the Gulf of Mexico. EPG's marketing activities include the marketing and trading of natural gas, natural gas liquids, power, crude oil and refined products as well as providing integrated price risk management services associated with these commodities, and the participation in the development and ownership of domestic power generating facilities. EPG gathered, processed or treated an average of 3,161 BBtu per day of natural gas and sold 355 million gallons of natural gas liquids during the 12 months ended December 31, 1997. During that period, the Company was among the largest domestic marketers and traders of natural gas, with volumes averaging 6,969 BBtu per day.

     The Company's international activities are focused on the development and operation of international energy infrastructure projects and include ownership interests in (i) two major existing natural gas transmission systems in Australia, (ii) natural gas transmission and power generation assets currently in operation or under construction in Argentina, Bolivia, Brazil, Chile, Czech Republic, Hungary, Indonesia, Mexico, Pakistan and Peru, and (iii) three domestic power generation plants currently in operation.

     EPG's principal executive offices are located at 1001 Louisiana, Houston, Texas 77002, and its telephone number at that address is (713) 757-2131.

                                USE OF PROCEEDS

     The proceeds to be received by the Trust from the sale of the Trust Securities will be used by the Trust to purchase the Debentures. The Company will use the proceeds from the sale of such Debentures to repay approximately $ million of short-term indebtedness, and for general corporate purposes, possibly including acquisitions. Funds not required immediately for such purposes may be invested in marketable securities and short-term investments.

              PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

     As of March 1, 1998, there were 60,093,650 shares of Common Stock outstanding held by approximately 73,000 holders of record. The Common Stock is traded on the NYSE under the symbol "EPG." The following table sets forth, for the periods indicated, the high and low sales price per share for the Common Stock, as reported on the NYSE Composite Transactions Tape, and quarterly cash dividends per share declared on shares of Common Stock.

                                                        COMMON STOCK PRICES(1)
                                                        ----------------------    CASH DIVIDENDS
                                                          HIGH          LOW        DECLARED(1)
                                                        --------      --------    --------------
<->                                                B2(PER SHARE)
1996
  First Quarter.......................................  $38.1250      $28.6250       $0.3475
  Second Quarter......................................  $39.0000      $34.2500       $0.3475
  Third Quarter.......................................  $45.8750      $37.7500       $0.3475
  Fourth Quarter......................................  $53.2500      $44.0000       $0.3475

1997
  First Quarter.......................................  $57.0000      $48.8750       $0.3650
  Second Quarter......................................  $60.6250      $54.2500       $0.3650
  Third Quarter.......................................  $60.6875      $53.0000       $0.3650
  Fourth Quarter......................................  $67.5000      $55.3750       $0.3650

1998
  First Quarter (through March 1, 1998)...............  $67.7500      $62.2500       $0.3825

---------------

(1) Does not give effect to the two-for-one stock split in the form of a 100 percent stock dividend (on a per share basis) declared by the Company's Board on January 21, 1998. The record date for such stock split is March 13, 1998, and the payment date of such dividend is April 1, 1998.

     Since the Company's initial public offering in the second quarter of 1992, EPG has paid quarterly cash dividends to the holders of Common Stock. The timing and amount of future dividends will be (i) dependent on EPG's results of operations, financial condition, cash requirements and other relevant factors,
(ii) subject to the discretion of the Board of Directors of EPG, and (iii) subject to restrictions, if any, contained in debt instruments of EPG in effect from time to time and under the Delaware General Corporation Law.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of EPG as of September 30, 1997 and as adjusted to reflect the issuance and sale of the Trust Preferred Securities offered hereby and the application by EPG of the proceeds from the sale of the Debentures as described in "Use of Proceeds." The table is unaudited and should be read in conjunction with the 1996 Form 10-K and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997 each of which is incorporated by reference herein. See "Documents Incorporated by Reference" in the accompanying Prospectus.

                                                                  SEPTEMBER 30, 1997
                                                              --------------------------
                                                              ACTUAL      AS ADJUSTED(a)
                                                              ------      --------------
                                                                (DOLLARS IN MILLIONS,
                                                              EXCEPT PER SHARE AMOUNTS)
Short-term debt:
  Current maturities of long-term debt......................  $   70          $   70
  Commercial paper and bank debt............................     530             230
                                                              ------          ------
         Total short-term debt..............................     600             300
                                                              ------          ------
Long-term debt:
  EPG
    7.5%-8.625% Debentures due 2012 through 2026............     475             475
    6.75%-9.45% Notes due 2003..............................     462             462
  El Paso Tennessee Pipeline Co.
    7.25%-10% Debentures due 2008 through 2025..............      55              55
    6.5%-10.375% Notes due 1998 through 2005................      87              87
  Tennessee Gas Pipeline Company
    6.0% Debentures due 2011................................      75              75
    7.5% Debentures due 2017................................     295             295
    7.0% Debentures due 2027................................     296             296
    7.625% Debentures due 2037..............................     293             293
  El Paso Energy Credit Corporation
    9.625%-10.125% Senior notes due 1997 through 2001.......      30              30
    9.47%-10.05% Subordinated notes due 1998................       7               7
  Mojave Pipeline Company
    8.9% Project financing loan, due March 2007.............     126             126
  Other debt................................................       6               6
                                                              ------          ------
                                                               2,207           2,207
    Less current maturities.................................      70              70
                                                              ------          ------
         Total long-term debt...............................   2,137           2,137
                                                              ------          ------
Company-obligated mandatorily redeemable convertible
  preferred and common securities of subsidiary.............      --             300(c)
                                                              ------          ------
Minority interest...........................................     365             365
                                                              ------          ------
Stockholders' equity:
  Common Stock, par value $3 per share; authorized
    100,000,000 shares; issued 60,891,492 shares(b).........     182             182
  Additional paid-in capital................................   1,540           1,540
  Retained earnings.........................................     294             294
  Less: Treasury stock (at cost) 1,474,076 shares...........      46              46
        Deferred compensation...............................      77              77
                                                              ------          ------
         Total stockholders' equity.........................   1,893           1,893
                                                              ------          ------
         Total capitalization...............................  $4,995          $4,995
                                                              ======          ======

---------------

(a) Adjusted to reflect the application of $300 million of the estimated net proceeds from the sale by EPG of the Debentures to the Trust.

(b) Does not include 4,346,407 shares of Common Stock issuable upon the exercise of outstanding stock options granted to certain directors and employees of the Company pursuant to the Company's stock option plans.

(c) Gives effect to the issuance of 6,000,000 Trust Preferred Securities. The sole assets of the Trust will be the Debentures having an outstanding principal amount of $309 million and, upon redemption or maturity of the Debentures, the Trust Preferred Securities will be mandatorily redeemable.

                         EL PASO ENERGY CAPITAL TRUST I

     El Paso Energy Capital Trust I (the "Trust") is a statutory business trust formed under Delaware law pursuant to (i) an original declaration of trust, as amended and restated (the "Declaration") executed by EPG, as sponsor of the Trust (the "Sponsor"), the Delaware Trustee (as defined herein) and the Regular Trustees (as defined herein) of the Trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. The Company will directly or indirectly acquire Trust Common Securities in an aggregate liquidation amount equal to 3.0% of the total capital of the Trust. The Trust Common Securities will rank pari passu, and payment will be made thereon pro rata, with the Trust Preferred Securities, except that, upon the occurrence and during the continuance of a Debenture Event of Default or a default by EPG under the Guarantee, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. The assets of the Trust will consist principally of the Debentures. The Trust exists for the exclusive purpose of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Debentures and (iii) engaging in only those other activities necessary or incidental thereto.

     The Trust initially will have five trustees. A majority of the trustees of the Trust are individuals who are employees or officers of or who are affiliated with EPG (the "Administrative Trustees"). Pursuant to the Declaration, the number of Administrative Trustees initially is three. The fourth trustee is a financial institution that is unaffiliated with EPG and that acts as property trustee and indenture trustee (the "Property Trustee" and, together with the Administrative Trustees, the "Regular Trustees") for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The fifth trustee is an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Initially, The Chase Manhattan Bank, a New York banking corporation, is the Property Trustee and Chase Manhattan Bank Delaware, a Delaware banking corporation and an affiliate of The Chase Manhattan Bank, is the Delaware Trustee until, in each case, removed or replaced by the Administrative Trustees. The Chase Manhattan Bank will also act as indenture trustee under the Guarantee (the "Trust Guarantee Trustee") and under the Subordinated Indenture (the "Subordinated Debt Trustee"). See "Description of the Guarantee" and "Description of the Trust Preferred Securities" included in this Prospectus Supplement.

     The Property Trustee will hold title to the Debentures for the benefit of the holders of the Trust Securities, and the Property Trustee will have the power to exercise all rights, powers and privileges under the Subordinated Indenture as the holder of the Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Debentures for the benefit of the holders of Trust Securities. EPG, as the direct or indirect holder of all of the Trust Common Securities, will have the right to appoint, remove or replace any of the Regular Trustees and the Delaware Trustee and to increase or decrease the number of Regular Trustees (except that upon the occurrence and during the continuance of a Trust Enforcement Event, the Property Trustee may be removed and a successor appointed only by the holders of a majority in liquidation amount of the Trust Preferred Securities), provided that the number of Regular Trustees shall be at least three, the majority of which shall be Administrative Trustees. EPG will pay all fees and expenses related to the Trust and the Offering. See "Description of the Debentures" included in this Prospectus Supplement.

     The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, if any, are as set forth in the Declaration and the Delaware Business Trust Act, as amended (the "Trust Act"). See "Description of the Trust Preferred Securities" included in this Prospectus Supplement. The Declaration, the Subordinated Indenture and the Guarantee will be qualified under and also incorporate by reference the terms of the Trust Indenture Act. The Property Trustee will act as indenture trustee for the Debentures, the Declaration and the Guarantee for purposes of complying with the Trust Indenture Act.

     The place of business and telephone number of the Trust are the principal executive offices and telephone number of EPG. See "The Company."

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     This summary of certain provisions of the Trust Preferred Securities and the Declaration does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Declaration (a copy of which is incorporated by reference in the registration statement of which this Prospectus Supplement is a part, and a copy of which may be obtained from the corporate trust office of the Property Trustee in New York, New York), the Trust Act and the Trust Indenture Act which is incorporated by reference in the Declaration. Wherever particular defined terms of the Declaration are referred to herein, such defined terms are incorporated herein by reference.

GENERAL

     Pursuant to the terms of the Declaration, the Administrative Trustees, on behalf of the Trust, will issue the Trust Preferred Securities and the Trust Common Securities. The Trust Preferred Securities will represent preferred undivided beneficial interests in the assets of the Trust and the Trust Common Securities will represent undivided subordinated beneficial interests in the assets of the Trust. All of the Trust Common Securities will be owned by EPG. The Trust Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Common Securities except as described under the caption "-- Subordination of Trust Common Securities" included in this Prospectus Supplement. Legal title to the Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. The payment of distributions out of money held by the Trust, and payments upon redemption of the Trust Preferred Securities or liquidation of the Trust, are guaranteed by EPG to the extent described under "Description of the Guarantee" included in this Prospectus Supplement. The Guarantee is held by The Chase Manhattan Bank, as the Trust Guarantee Trustee, for the benefit of the holders of the Trust Preferred Securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. The remedy of a holder of Trust Preferred Securities in such an event is as described under the captions "-- Trust Enforcement Events; Notice," "-- Enforcement of Certain Rights by Holders of Trust Preferred Securities" and "-- Voting Rights; Amendment of the Declaration" below.

DISTRIBUTIONS

     Distributions on the Trust Preferred Securities will be payable at the
annual rate of     % of the liquidation amount of $50 per Trust Preferred
Security. Distributions will accumulate from the date of the original issuance of the Trust Preferred Securities and will be payable quarterly in arrears on
               ,                ,                and                of each year
to holders of record on the applicable record date, commencing             ,
1998 when, as and if available for payment by the Property Trustee, except as otherwise described below. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which distributions are payable on the Trust Preferred Securities is not a Business Day, the payment of the distributions payable on such date will be made on the next succeeding day that is a Business Day and without any additional distributions or other payment in respect of any such delay, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such payment date (each date on which distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Subordinated Debt Trustee is closed for business.

     So long as no Debenture Event of Default has occurred and is continuing, EPG has the right under the Subordinated Indenture to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the stated maturity of the Debentures. As a consequence of any such election, quarterly distributions on the Trust Preferred Securities will be deferred by the Trust during any such

Extension Period. Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional distributions thereon at the rate per annum set forth herein, compounded quarterly from the relevant Distribution Date. The term "distributions" as used herein shall include any such additional distributions. During any such Extension Period, EPG may not, and may not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of EPG's capital stock (except for (x) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its capital stock and conversions or exchanges of common stock of one class into common stock of another class and (y) redemptions or purchases of any rights pursuant to the Rights Agreement and the issuance of capital stock pursuant to such rights) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of EPG that rank pari passu with or junior to the Debentures (other than (a) any redemption, liquidation, interest, principal or guarantee payment by EPG where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such, redemption, liquidation, interest, principal or guarantee payment is being made; (b) payments under the Guarantees;
(c) purchases of Common Stock related to the issuance of Common Stock under any of EPG's benefit plans for its directors, officers or employees; (d) as a result of a reclassification of EPG's capital stock or the exchange or conversion of one series or class of EPG's capital stock for another series or class of EPG's capital stock; (e) the purchase of fractional interests in shares of EPG's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and (f) redemptions or purchases pursuant to the Rights Agreement and the issuance of capital stock pursuant to such rights). Prior to the termination of any such Extension Period, EPG may further extend such Extension Period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment on the next Interest Payment Date coinciding with or next following the end of such Extension Period (whichever is earliest) of all amounts then due to the persons in whose names the Debentures are registered at the close of business on the regular record date next preceding such Interest Payment Date, EPG may elect to begin a new Extension Period. See "Description of the Debentures -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax
Consequences -- Original Issue Discount" included in this Prospectus Supplement.

     EPG has no current intention of invoking an Extension Period.

     Distributions with respect to the Trust Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The funds of the Trust available for distribution to holders of the Trust Preferred Securities will be limited to payments under the Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. See "Description of the Debentures" included in this Prospectus Supplement. If EPG does not make interest payments on such Debentures, the Property Trustee will not have funds available to pay distributions on the Trust Preferred Securities. The payment of distributions (if and to the extent the Trust has funds on hand available for the payment of such distributions) is guaranteed by EPG as set forth herein under the caption "Description of the Guarantee" included in this Prospectus Supplement.

     Distributions on the Trust Preferred Securities will be payable to the holders thereof as they appear on the register of the Trust on the relevant record dates, which shall be the fifteenth day (whether or not a Business Day) of the month of the relevant Distribution Date. As long as the Trust Preferred Securities remain in book-entry form, subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under the caption "-- Book-Entry Only Issuance -- The Depository Trust Company" included in this Prospectus Supplement.

CONVERSION RIGHTS

     The Trust Preferred Securities will be convertible at any time prior to the maturity date of the Debentures (or, in the case of Trust Preferred Securities called for redemption, prior to the close of business on the Business Day prior to the Redemption Date) (the "Conversion Expiration Date") at the option of the holder thereof and in the manner described below, into shares of Common Stock at an initial conversion rate
of           shares of Common Stock for each Trust Preferred Security
(equivalent to a purchase price of $          per share of Common Stock),
subject to adjustment as described under the caption "-- Conversion Price Adjustments" below.

     A holder of Trust Preferred Securities wishing to exercise its conversion right shall surrender such Trust Preferred Securities, together with an irrevocable conversion notice to the Property Trustee, as Conversion Agent, or to such other agent appointed for such purpose, which shall, on behalf of such holder, exchange the Trust Preferred Securities for a portion of the Debentures and immediately convert such Debentures into Common Stock. So long as a book-entry system for the Trust Preferred Securities is in effect, however, the procedures for converting the Trust Preferred Securities that are in the form of Global Certificates into shares of Common Stock will be as described under the caption "-- Form, Transfer, Exchange and Book-Entry Procedures" included in this Prospectus Supplement. EPG's delivery upon conversion of the fixed number of shares of Common Stock into which the Debentures are convertible (together with the cash payment, if any, in lieu of any fractional shares) shall be deemed to satisfy EPG's obligation to pay the principal amount at maturity of the portion of the Debentures so converted and any unpaid interest accrued on such Debentures at the time of such conversion. For a discussion of the taxation of such an exchange to holders, including the possibility that holders who exchange their Trust Preferred Securities for Common Stock may be subject to additional income tax to the extent of accrued but unpaid interest on the Debentures upon a conversion into Common Stock, see "Certain Federal Income Tax
Consequences -- Conversion of Trust Preferred Securities into Common Stock" included in this Prospectus Supplement. Holders of book-entry interests in Trust Preferred Securities may obtain copies of the required form of the conversion notice from the Conversion Agent. With respect to certificated Trust Securities, the form of Notice of Conversion is included in the certificate.

     Accumulated distributions will not be paid on Trust Preferred Securities that are converted; provided, however, that holders of Trust Preferred Securities at the close of business on a distribution payment record date will be entitled to receive the distribution payable, in cash, on such Trust Preferred Securities on the corresponding Distribution Date notwithstanding the conversion of such Trust Preferred Securities on or subsequent to such distribution record date but prior to such Distribution Date. Except as provided in the immediately preceding sentence, the Trust will make no payment or allowance for accumulated and unpaid distributions, whether or not in arrears, on converted Trust Preferred Securities. EPG will make no payment or allowance for dividends on the shares of Common Stock issued upon such conversion. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which proper notice was received by the Conversion Agent.

     Shares of Common Stock issued upon conversion of Trust Preferred Securities will be validly issued, fully paid and non-assessable and will include a preferred share purchase right issued under the Rights Agreement, unless such shares are issued after the Distribution Date (as defined in the Rights Agreement), the redemption of the Rights or the termination of the Rights Agreement. No fractional shares of Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid in cash. See "Description of Capital Stock of the Company" included in the accompanying Prospectus.

CONVERSION PRICE ADJUSTMENTS

     General. The conversion price will be subject to adjustment in certain events including, without duplication: (i) the payment of dividends (and other distributions) payable exclusively in Common Stock on Common Stock; (ii) the issuance to all holders of Common Stock of rights or warrants entitling holders of such rights or warrants (for a period not exceeding 45 days) to subscribe for or purchase Common Stock at less than the then Current Market Price (as defined herein); (iii) subdivisions and combinations of its outstanding Common Stock into a smaller number of shares; (iv) reclassification of the Common Stock into shares of Common Stock and securities other than shares of Common Stock not constituting a Fundamental Change; (v) the payment of dividends (and other distributions) to all holders of Common Stock consisting of evidences of indebtedness of EPG, securities or capital stock, cash or assets (but excluding those rights or warrants referred to above in clause (ii) and dividends and distributions paid exclusively in cash); (vi) the payment of dividends (and other distributions) on Common Stock paid exclusively in cash, excluding

(A) quarterly cash dividends that do not exceed the per share amount of the immediately preceding regular quarterly cash dividend (as adjusted to reflect any of the events referred to in clauses (i) through (vii) of this sentence), and (B) cash dividends if the annualized per share amount thereof does not exceed 10% of the last sale price of Common Stock, as reported on the NYSE, on the trading day immediately preceding the date of declaration of such dividend (such adjustment being limited to the amount in excess of 10% of such Current Market Price); and (vii) payment in respect of a tender or exchange offer (other than an odd-lot offer) by EPG or any subsidiary of EPG for Common Stock in excess of 110% of the Current Market Price of Common Stock on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

     EPG from time to time may reduce the conversion price of the Debentures (and thus the conversion price of the Trust Preferred Securities) by any amount selected by EPG (and determined by EPG's Board of Directors to be in EPG's best interests) for any period of at least 20 days, in which case EPG shall give at least 15 days' notice of such reduction. EPG may, at its option, also make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of EPG deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Consequences -- Adjustment of Conversion Price" included in this Prospectus Supplement.

     No adjustment of the conversion price will be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of EPG and the investment of additional optional amounts in shares of Common Stock under any such plan, or the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee benefit plan or program of EPG or pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security which does not constitute an issuance to all holders of Common Stock (or a class thereof) of rights or warrants entitling holders of such rights or warrants to subscribe for or purchase Common Stock at less than the Current Market Price. There shall also be no adjustment of the conversion price in case of the issuance of any Common Stock (or securities convertible into or exchangeable for Common Stock), except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the anti-dilution provisions, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to holders of the Trust Preferred Securities. No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% of the conversion price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     Merger, Consolidation or Sale of Assets of EPG. In the event that EPG is a party to any transaction (including, without limitation, a merger other than a merger that does not result in a reclassification, conversion, exchange or cancellation of Common Stock), consolidation, continuance, sale of all or substantially all of the assets of EPG, recapitalization, holding company reorganization (whether pursuant to Section 251(g) of the Delaware General Corporation Law or otherwise) or reclassification of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination of Common Stock) or any compulsory share exchange (each of the foregoing being referred to as a "Transaction"), in each case, as a result of which shares of Common Stock shall be converted into the right to receive, or shall be exchanged for, (i) in the case of any Transaction other than a Transaction involving a Stock Fundamental Change (as defined herein) (and subject to funds being legally available for such purpose under applicable law at the time of such conversion), securities, cash or other property, each Trust Preferred Security shall thereafter be convertible into the kind and, in the case of a Transaction which does not involve a Fundamental Change (as defined herein), amount of securities, cash and other property receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which a Trust Preferred Security was convertible immediately prior to such Transaction (and subject to funds being legally available for such purpose under applicable law at the time of such conversion), or (ii) in the case of a Transaction involving a Stock Fundamental Change, each Trust Preferred Security shall thereafter be convertible (in the manner described herein) into common stock of the kind received by holders of Common Stock (but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if such Transaction constitutes a Fundamental Change). The holders of Trust Preferred Securities will have no voting rights with respect to any Transaction described in this section.

     If any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Stock Fundamental Change, each Trust Preferred Security shall be convertible solely into common stock of the kind received by holders of Common Stock as a result of such Stock Fundamental Change.

     The conversion price in the case of any Fundamental Change will be adjusted immediately after such Fundamental Change:

          (i) in the case of a Non-Stock Fundamental Change (as defined herein), the conversion price of the Trust Preferred Securities immediately following such Non-Stock Fundamental Change will be the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change (after giving effect to any other adjustments effected pursuant to the preceding paragraphs) and (B) the product of (1) the greater of the Applicable Price (as defined herein) and the then applicable Reference Market Price (as defined herein) and (2) a fraction, of which the numerator is 100 and of which the denominator will be an amount based on the date such Non-Stock Fundamental Change occurs. For the 12-month period beginning
                    , 1998 the denominator will be      , and the denominator
     will decrease by   during each successive 12-month period; provided, that
     the denominator shall in no event be less than 100.0.

          (ii) in the case of a Stock Fundamental Change (as defined herein), the conversion price of the Trust Preferred Securities immediately following such Stock Fundamental Change will be the conversion price in effect immediately prior to such Stock Fundamental Change (after giving effect to any adjustments effected pursuant to the preceding paragraphs) as adjusted by multiplying such conversion price by a fraction, of which the numerator will be the Purchaser Stock Price (as defined herein) and of which the denominator will be the Applicable Price; provided, however, that in the event of a holding company reorganization of the Company (whether affected in accordance with Section 251(g) of the Delaware General Corporation Law or otherwise) or in the event of a Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror, or other third party (and cash, if any, is paid only with respect to any fractional interests in such common stock resulting from such Stock Fundamental Change) and (B) all Common Stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror, or other third party, the conversion price of the Trust Preferred Securities immediately following such Stock Fundamental Change will be the conversion price in effect immediately prior to such Stock Fundamental Change as adjusted by multiplying such conversion price by a fraction, of which the numerator will be one and of which the denominator will be the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of such Stock Fundamental Change.

     In the absence of the Fundamental Change provisions, in the case of a Transaction each Trust Preferred Security would become convertible into the securities, cash, or property receivable by a holder of the number of shares of Common Stock into which such Trust Preferred Security was convertible immediately prior to such Transaction. A failure to apply the Fundamental Change conversion price adjustments described above could substantially lessen or eliminate the value of the conversion privilege associated with the Trust Preferred Securities. For example, if EPG were acquired in a cash merger, each Trust Preferred Security would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the future prospects of EPG and other factors.

     The foregoing conversion price adjustments are designed, in certain circumstances, to reduce the conversion price that would be applicable in a Fundamental Change where all or substantially all the Common Stock is converted into securities, cash or property and not more than 50% of the value received by the holders of Common Stock consists of stock listed or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market. Such reduction would result in an increase in the amount of the securities, cash, or property into which each Trust Preferred Security is convertible over that which would have been obtained in the absence of such conversion price adjustments.

     In a Non-Stock Fundamental Change where the initial value received per share of Common Stock (measured as described in the definition of Applicable Price) is lower than the then applicable conversion price of a Trust Preferred Security but greater than or equal to the Reference Market Price, the conversion price will be adjusted as described above with the effect that each Trust Preferred Security will be convertible into securities, cash or property of the same type received by the holders of Common Stock in the Transaction but in an amount per Trust Preferred Security that would at the time of the Transaction have had a value equal to the then applicable redemption price per Trust Preferred Security set forth under the caption "-- Optional Redemption" below.

     In a Non-Stock Fundamental Change where the initial value received per share of Common Stock (measured as described in the definition of Applicable Price) is lower than both the conversion price of a Trust Preferred Security in effect prior to any adjustment described above and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though such initial value had been the Reference Market Price.

     In a Stock Fundamental Change, the foregoing adjustments are designed to provide in effect that (a) where Common Stock is converted partly into such common stock and partly into other securities, cash, or property, each Trust Preferred Security will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price) equals the value of the shares of Common Stock into which such Trust Preferred Security was convertible immediately before the Transaction (measured as aforesaid) and (b) where the Common Stock is converted solely into such common stock, each Trust Preferred Security will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Common Stock into which such Trust Preferred Security was convertible immediately before such Transaction.

     The term "Applicable Price" means (i) in the case of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Stock Fundamental Change, the average of the Closing Prices (as defined herein) for the Common Stock during the 10 trading days prior to the record date for determination of the holders of Common Stock entitled to receive such securities, cash, or other property in connection with such Non-Stock Fundamental Change or Stock Fundamental Change or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such securities, cash, or other property (such record date or distribution date being hereinafter referred to as the "Entitlement Date"), in each case as adjusted in good faith by EPG to appropriately reflect any of the events referred to in clauses (i) through (vi) of the first paragraph under "-- Conversion Price
Adjustments -- General."

     The term "Closing Price" means on any day the reported last sale price on such day or, in case no sale takes place on such day, the average of the reported closing bid and asked prices in each case on the NYSE Composite Tape or, if the stock is not traded on the NYSE, on the principal national securities exchange or quotation system on which such stock is listed or admitted to trading, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of such stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by the NASD member firm, selected by the Board of Directors of EPG for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors of EPG.

     The term "Current Market Price" of Common Stock means the average of the last reported sale prices, regular way, for the 10-day period ending on the date of such determination, or if no sale takes place on any such day, the average of the reported closing bid and asked prices on such days, regular way, in either case as reported on the NYSE Composite Tape, or, if the Common Stock is not listed or admitted to trading on the

NYSE on such day, on the principal national securities exchange or quotation system on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average closing bid and asked prices of the Common Stock in the over-the-counter market for such 10-day period as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available, in such manner, as furnished by the NASD member firm selected from time to time by the Board of Directors of EPG for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors of EPG.

     The term "Fundamental Change" means the occurrence of any Transaction or event in connection with a plan pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for, or constitute solely the right to receive securities, cash or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, continuance, combination, reclassification, recapitalization, or otherwise), provided that, in the case of a plan involving more than one such Transaction or event, for purposes of adjustment on the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash or other property, but the adjustment shall be based upon the consideration that a holder of Common Stock received in such Transaction or event as a result of which more than 50% of the Common Stock shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property.

     The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Stock Fundamental Change.

     The term "Purchaser Stock Price" means, with respect to any Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Stock Fundamental Change for the 10 consecutive trading days prior to and including the Entitlement Date, as adjusted in good faith by EPG to appropriately reflect any of the events referred to in clauses (i) through (vi) of the first paragraph under "-- Conversion Price Adjustments -- General."

     The term "Reference Market Price" shall initially mean $          (which is
an amount equal to 66 2/3% of the last reported sale price for Common Stock on
the NYSE on   , 1998) and in the event of any adjustment of the conversion price other than as a result of a Non-Stock Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial conversion price of the Debentures.

     The term "Stock Fundamental Change" means either (i) any Fundamental Change that is a holding company reorganization (whether effected in accordance with Section 251(g) of the Delaware General Corporation Law or otherwise) provided that immediately after such Fundamental Change the Common Stock of the holding company in such Transaction is admitted for listing on a national securities exchange or for quotation on the Nasdaq National Market or (ii) any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of EPG) of the consideration received by holders of Common Stock consists of common stock that for each of the 10 consecutive trading days prior to the Entitlement Date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market; provided, however, a Fundamental Change that is not a holding company reorganization described in clause (i) above shall not be a Stock Fundamental Change if either (a) EPG continues to exist after the occurrence of such Fundamental Change and the outstanding Trust Preferred Securities continue to exist as outstanding Trust Preferred Securities or (b) not later than the occurrence of such Fundamental Change, the outstanding Trust Preferred Securities are converted into or exchanged for shares of convertible preferred stock of an entity succeeding to the business of EPG or a subsidiary thereof, which convertible preferred stock has powers, preferences, and relative, participating, optional, or other rights, and qualifications, limitations, and restrictions, substantially similar to those of the Trust Preferred Securities.

TRUST SPECIAL EVENT EXCHANGE OR REDEMPTION

     At any time following the occurrence and the continuation of a Trust Tax Event or a Trust Investment Company Event (each as defined herein), the Regular Trustees shall direct the Conversion Agent to exchange all outstanding Trust Preferred Securities for Debentures and to dissolve the Trust, provided that, in the case of a Trust Tax Event, EPG shall have the right to (a) direct that less than all, or none, of the Trust Preferred Securities be so exchanged if and for so long as EPG shall have elected to pay any Additional Sums such that the net amounts received by the holders of Trust Preferred Securities not so exchanged in respect of distributions are not reduced as a result of such Trust Tax Event, and shall not have revoked any such election or failed to make such payments or
(b) redeem the Trust Preferred Securities in the manner set forth below.

     If a Trust Tax Event shall occur or be continuing, EPG shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Debentures, in whole or in part, for cash upon the later of (i) 90 days
following the occurrence of such Trust Tax Event and (ii)     , 2002. Promptly
following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate unpaid principal amount of the Debentures so redeemed will be redeemed by the Trust at the liquidation amount thereof plus accrued and unpaid distributions thereon to the redemption date on a pro rata basis. The Trust Common Securities will be redeemed on a pro rata basis with the Trust Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities will have a priority over the Trust Common Securities with respect to the payment of amounts on redemption.

     A "Trust Special Event" means a Trust Tax Event or a Trust Investment Company Event. A "Trust Tax Event" means the delivery to the Property Trustee, on behalf of the Trust, of an opinion of counsel, rendered by a law firm having a national tax and securities practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of the original issuance of the Trust Preferred Securities, there is more than an insubstantial risk in each case after the date hereof that (i) the Trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income received or accrued on the Debentures; (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges; or (iii) interest payable by EPG on such Debentures is not, or within 90 days of the date thereof will not be, deductible by EPG, in whole or in part, for United States federal income tax purposes. A "Trust Investment Company Event" means the receipt by the Property Trustee, on behalf of the Trust, of an opinion of counsel, rendered by a law firm having a recognized national tax and securities practice and experienced in matters under the Investment Company Act of 1940, as amended (the "Investment Company Act") (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be within 90 days of the date thereof considered an "investment company" that is required to be registered under the Investment Company Act, which Change in 1940 Act Law becomes effective on or after the date of the original issuance of the Trust Preferred Securities.

     "Additional Sums" means the additional amounts (which shall constitute part of the distributions on the Debentures) as may be necessary in order that the amount of distributions then due and payable by the Trust on the outstanding Trust Securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Trust Tax Event.

     Holders of Trust Preferred Securities, by purchasing such Trust Preferred Securities, will be deemed to have agreed to be bound by these exchange provisions in regard to the exchange of such Trust Preferred Securities for Debentures on the terms described above. See "Risk Factors -- Special Event Exchange or Redemption."

DISTRIBUTION OF DEBENTURES

     At any time, EPG will have the right to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Debentures to be distributed to the holders of the Trust Preferred Securities in liquidation of the Trust. There can be no assurance as to the market price for the Debentures distributed to the holders of the Trust Preferred Securities after such a termination of the Trust. Under current United States federal income tax law and interpretations and assuming, as expected, the Trust is treated as a grantor trust, a distribution of the Debentures should not be a taxable event to the Trust and holders of the Trust Preferred Securities. Should there be a change in law, a change in legal interpretation, a Trust Special Event or other circumstances, however, the distribution could be a taxable event to holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences -- Redemption of Trust Preferred Securities for Debentures or Cash" included in this Prospectus Supplement.

     After the liquidation date fixed for any distribution of Debentures for Trust Preferred Securities (i) such Trust Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record holder of such Trust Preferred Securities, will receive a registered Global Certificate or certificates representing the Debentures to be delivered upon such distribution and (iii) any certificates representing such Trust Preferred Securities not held by DTC or its nominee will be deemed to represent the Debentures having a principal amount equal to the liquidation amount of such Trust Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such Trust Preferred Securities until such certificates are presented to the Property Trustee for transfer or reissuance.

OPTIONAL REDEMPTION

     Except as provided under the caption "-- Mandatory Redemption" below, the Trust Preferred Securities may not be redeemed by the Trust prior to
               , 2002.

     On and after such date, upon any permitted redemption by EPG of Debentures, the Trust Preferred Securities are subject to redemption, in whole or in part, at the following percentages of the liquidation amount thereof plus accrued and unpaid distributions, if any, to the date fixed for redemption if redeemed
during the twelve-month period commencing on             , in each of the
following years indicated:

                                REDEMPTION
             YEAR                 PRICE
             ----               ----------
     2002.....................         %
     2003.....................         %
     2004.....................         %
     2005.....................         %

                                REDEMPTION
             YEAR                 PRICE
             ----               ----------
2006..........................         %
2007..........................         %
2008 and thereafter...........   100.00%

     The Trust may not redeem the Trust Preferred Securities in part unless all accumulated and unpaid distributions have been paid in full on all outstanding Trust Preferred Securities. If fewer than all the outstanding Trust Preferred Securities are to be redeemed, the Trust Preferred Securities to be so redeemed will be selected as described under the captions "-- Book-Entry Only
Issuance -- Depository Trust Company" and "-- Redemption Procedures" included in this Prospectus Supplement.

     In the event EPG redeems the Debentures in certain circumstances upon the occurrence of a Trust Tax Event as described under the caption "-- Trust Special Event Exchange or Redemption" included in this Prospectus Supplement, the appropriate amount of the Trust Preferred Securities will be redeemed at 100% of the principal amount thereof together with accumulated and unpaid distributions to the redemption date.

     If at any time prior to the Conversion Expiration Date, less than 10% of the Debentures offered hereby remain outstanding, such Debentures shall be redeemable at the option of EPG, in whole but not in part, at a redemption price equal to the aggregate unpaid principal amount thereof, plus accrued and unpaid interest due thereon, and the proceeds of such redemption will be applied by the Property Trustee to redeem outstanding Trust Securities at a redemption price of $50 per Trust Security and all accumulated and unpaid distributions thereon to the date of redemption.

MANDATORY REDEMPTION

     Upon repayment of the Debentures at maturity or as a result of the acceleration of the Debentures upon the occurrence of a Debenture Event of Default, the proceeds from such repayment will be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of Debentures so repaid at a price equal to the respective liquidation amount of the Trust Securities together with accumulated and unpaid distributions on the Trust Securities to the date of redemption. In the case of acceleration of the Debentures, the Trust Preferred Securities will be redeemed only when repayment of the Debentures has actually been received by the Trust. In addition, as described above under the caption "-- Trust Special Event Exchange or Redemption," upon the occurrence of a Trust Special Event, Trust Preferred Securities shall be exchanged for Debentures unless, in the case of a Trust Tax Event, EPG shall have elected to (a) pay any Additional Sums such that the net amounts of distributions received by the holders of any Trust Preferred Securities not so exchanged are not reduced as a result of such Tax Event and shall not have revoked any such election or failed to make such payments or (b) redeem the Trust Preferred Securities as further set forth under "-- Trust Special Event Exchange or Redemption" above.

REDEMPTION PROCEDURES

     Trust Preferred Securities redeemed on the date fixed for redemption shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Debentures. Redemptions of the Trust Preferred Securities shall be made and the redemption price shall be payable on the redemption date only to the extent that the Trust has funds on hand available for the payment of such redemption price. See also "-- Subordination of Trust Common Securities" included in this Prospectus Supplement.

     Notice of any redemption (optional or mandatory) of Trust Preferred Securities (which notice will be irrevocable) will be given by the Property Trustee to each record holder of Trust Preferred Securities that are being redeemed not fewer than 30 nor more than 60 days prior to the redemption date. If the Property Trustee or the organization then serving as the depository for the Trust Preferred Securities (the "Clearing Agency")gives a notice of redemption in respect of the Trust Preferred Securities and the Property Trustee has received for deposit available funds sufficient for such redemption by 10:00 a.m., New York City time, on the redemption date, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC or the Clearing Agency, as the case may be, funds sufficient to pay the applicable redemption price and will give DTC or the Clearing Agency, as the case may be, irrevocable instructions and authority to pay the redemption price to the holders of such Trust Preferred Securities. See "-- Book-Entry Only Issuance -- Depository Trust Company Procedures" included in this Prospectus Supplement. If such Trust Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the entity designated as paying agent (the "Paying Agent") funds sufficient to pay the applicable redemption price and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such Trust Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any Trust Preferred Securities called for redemption shall be payable to the holders of such Trust Preferred Securities as of the relevant record date for the related Distribution Date. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Trust Preferred Securities so called for redemption will cease (including the accumulation of distributions and conversion rights of the Trust Preferred Securities), except the right of the holders of such Trust Preferred Securities to receive the redemption price, but without interest on such redemption price, and such Trust Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Trust Preferred Securities is not a Business Day, then payment of the redemption price on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by EPG pursuant to the Guarantee as described under "Description of the Guarantee" included in this Prospectus Supplement, distributions on such Trust Preferred Securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the Trust to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

     Subject to applicable law (including, without limitation, United States federal securities law), EPG, or its subsidiaries, may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

     Payment of the redemption price on the Trust Preferred Securities and any distribution or exchange of Debentures to holders of Trust Preferred Securities shall be made to the applicable record holders thereof as they appear on the register for such Trust Preferred Securities on the relevant record date, which shall be the fifteenth day (whether or not a Business Day) prior to the redemption date or liquidation date, as applicable.

     If less than all of the Trust Securities are to be redeemed on a redemption date, then the aggregate liquidation amount of such Trust Securities to be redeemed shall be allocated pro rata among the Trust Securities. The particular Trust Preferred Securities to be redeemed shall be selected not more than 60 days prior to the redemption date by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, by lot or by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $50 or an integral multiple of $50 in excess thereof) of the liquidation amount of the Trust Preferred Securities. The Property Trustee shall promptly notify the Conversion Agent in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the liquidation amount thereof to be redeemed; it being understood that, in the case of Trust Preferred Securities held by DTC (or any successor) or its nominee, the distribution of the proceeds of such redemption will be made in accordance with the procedures of DTC or its nominee. For all purposes of the Declaration, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities which has been or is to be redeemed.

     Notice of any redemption of Debentures will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless EPG defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Debentures or portions thereof called for redemption.

SUBORDINATION OF TRUST COMMON SECURITIES

     Payment of distributions on, and the redemption price of, the Trust Securities, as applicable, shall be made pro rata based on the liquidation amount of such Trust Securities; provided, however, that if on any Distribution Date or redemption date, a Debenture Event of Default or an event of default under the Guarantee shall have occurred and be continuing, no payment of any distribution on, or redemption price of, any of the Trust Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Trust Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding Trust Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the outstanding Trust Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust Preferred Securities then due and payable.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary dissolution of the Trust (each, a "Liquidation"), the holders of the Trust Preferred Securities at that time will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, distributions in an amount equal to the aggregate of the stated liquidation amount of $50 per Trust Preferred Security plus accumulated and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, Debentures in an aggregate unpaid principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the Trust Preferred Securities, have been distributed on a pro rata basis to the holders of Trust Preferred Securities in exchange for such Trust Preferred Securities. See "-- Distribution of Debentures" included in this Prospectus Supplement.

     If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Trust Preferred Securities shall be paid on a pro rata basis. EPG, as holder of the Trust Common Securities, will be entitled to receive Liquidation Distributions upon any such liquidation pro rata with the holders of the Trust Preferred Securities, except that if a Debenture Event of Default or an event of default under the Guarantee has occurred and is continuing, the Trust Preferred Securities shall have a priority over the Trust Common Securities.

     Pursuant to the Declaration, the Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of EPG; (ii) upon receipt by the Property Trustee of written direction from EPG, as sponsor of the Trust, to dissolve the Trust (which direction is optional and wholly within the discretion of EPG, as sponsor); (iii) the redemption, conversion or exchange of all of the Trust Securities; (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Trust; and (v) the occurrence of a Trust Special Event except in the case of a Trust Tax Event following which EPG has elected to pay any Additional Sums such that the net amount received by holders of Trust Preferred Securities in respect of distributions is not reduced as a result of such Trust Tax Event and EPG has not revoked any such election or failed to make such payment.

TRUST ENFORCEMENT EVENTS; NOTICE

     Within 90 days after the occurrence of any Trust Enforcement Event (that is, the occurrence of a Debenture Event of Default) or a default by EPG in respect of any of its obligations under the Guarantee actually known to the Property Trustee, the Property Trustee shall transmit notice of such event to the holders of the Trust Preferred Securities, the Administrative Trustees and EPG, as sponsor, unless such event shall have been cured or waived. EPG, as sponsor, and the Administrative Trustees, on behalf of the Trust, are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Declaration.

     If a Debenture Event of Default or a default under the Guarantee has occurred and is continuing, the Trust Preferred Securities shall have a preference over the Trust Common Securities upon dissolution of the Trust as described above. See "-- Liquidation Distribution Upon Dissolution" included in this Prospectus Supplement. The existence of a Debenture Event of Default does not entitle the holders of Trust Preferred Securities to accelerate the maturity thereof except to the extent described below under the caption "-- Enforcement of Certain Rights by Holders of Trust Preferred Securities."

     In the case of any Debenture Events of Default, EPG as holder of the Trust Common Securities will be deemed to have waived any right to act with respect to any such Debenture Events of Default until such Debenture Events of Default with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until any such Debenture Events of Default with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of EPG as holder of the Trust Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     If a Debenture Event of Default has occurred and is continuing, the Property Trustee, as the sole holder of the Debentures, shall have the right under the Subordinated Indenture to declare the principal of, premium, if any, on and interest on the Debentures immediately due and payable, and, accordingly, the holders of Trust Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Debentures against EPG. In addition, the holders of a majority in aggregate liquidation amount of the Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Debentures. If the Property Trustee fails to enforce its rights as holder of the Debentures after a request therefor by a holder of Trust Preferred Securities, such holder may proceed to enforce such rights directly against EPG. Notwithstanding the foregoing, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of EPG to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Trust Preferred Securities may directly institute a Legal Action against EPG for enforcement of payment to such holder of the principal of or interest on the Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder on or after the respective due date specified in the Debentures. In connection with such Legal Action, EPG will be subrogated to the rights of such holder of Trust Preferred Securities under the Declaration to the extent of any payment made by EPG to such holder of Trust Preferred Securities in such Legal Action. The holders of Trust Preferred Securities will not be able to exercise directly against EPG any other remedy available to the Property Trustee unless the Property Trustee first fails to do so.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any corporation into which the Property Trustee, Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Property Trustee, Delaware Trustee or any Administrative Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Declaration, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

     The Trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. The Trust may, with the consent of the Administrative Trustees and without the consent of the Property Trustee or the holders of the Trust Preferred Securities, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, provided that
(i) if the Trust is not the survivor of such transaction, such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (b) substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise; (ii) EPG expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Debentures; (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Trust Preferred Securities are then listed, if any;
(iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization; (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity); (vi) such successor entity has a purpose identical to that of the Trust; (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, EPG has received an opinion from nationally recognized independent counsel to the Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease will not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and (c) following such merger, consolidation, amalgamation or replacement, the Trust (or such successor entity) will not be taxable as a corporation for United States federal income tax purposes; and (viii) EPG or any permitted successor or assignee owns all of the trust common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantees. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in aggregate liquidation amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE DECLARATION

     Except as provided below and under the caption "Description of the Guarantee -- Amendments and Assignment" included in this Prospectus Supplement and as otherwise required by law and the Declaration, the holders of the Trust Preferred Securities will have no voting rights.

     The Declaration may be amended from time to time by a majority of the Administrative Trustees (and in certain circumstances, the Property Trustee and the Delaware Trustee), without the consent of the holders of the Trust Preferred Securities (i) to cure any ambiguity or to correct or supplement any provisions in the Declaration that may be defective or inconsistent with any other provision, or to amend any other provisions with respect to matters or questions arising under the Declaration that shall not be inconsistent with the other provisions of the Declaration; (ii) to add to the covenants, restrictions or obligations of EPG; (iii) to conform to any change in the Investment Company Act or written change in interpretation or application of the rules and regulations promulgated thereunder by any legislative body, court, government agency or regulatory authority; (iv) to conform to any change in the Trust Indenture Act or written change in interpretation or application of the rules and regulations promulgated thereunder by any legislative body, court, government agency or regulatory authority; or (v) to modify, eliminate and add to any provision of the Declaration to such extent as may be necessary; provided, however, that such amendments do not have a material adverse effect on the rights, preferences or privileges of any holder of Trust Securities, and any amendments of the Declaration shall become effective when notice thereof is given to the holders of Trust Securities. Notwithstanding the foregoing, if any proposed amendment provides for, or the Administrative Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in aggregate liquidation amount of the Trust Securities affected thereby; provided that if any amendment or proposal referred to in clause (i) above would adversely affect only the Trust Preferred Securities or the Trust Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in aggregate liquidation amount of such class of the Trust Securities.

     No amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to fail to be classified as a grantor trust for United States federal income tax purposes, (ii) cause the Trust to be taxable as a corporation for such purposes, (iii) reduce or otherwise adversely affect the powers of the Property Trustee in contravention of the Trust Indenture Act or (iv) cause the Trust to be deemed an "investment company" which is required to be registered under the 1940 Act.

     Subject to the requirement of the Property Trustee obtaining the opinion described in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as holder of the Debentures, (i) to exercise the remedies available to it under the Subordinated Indenture as holder of the Debentures and (ii) to consent to any amendment, modification, or termination of the Subordinated Indenture or the Debentures where such consent shall be required; provided, however, that where a consent or action under the Subordinated Indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of Debentures affected thereby, only the holders of the percentage of the aggregate liquidation amount of the Trust Preferred Securities which is at least equal to the percentage required under the Subordinated Indenture may direct the Property Trustee to give such consent or take such action on behalf of the Trust; provided, further, however, that under certain circumstances the Property Trustee shall have the right to decline to follow any such direction. The Property Trustee shall notify all holders of the Trust Preferred Securities of any notice of any Trust Enforcement Event received from EPG with respect to the Debentures. Except with respect to directing the time, method and place of conducting a proceeding for a remedy as described above, the Property Trustee shall be under no obligation to take any of the actions described in clauses (i) or (ii) above unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that as a result of such action, the Trust will not be taxable as a corporation for United States federal income tax purposes and that after such action each holder of Trust Securities will continue to be treated as owning an undivided beneficial ownership interest in the Debentures.

     A waiver of a Debenture Event of Default will constitute a waiver of the corresponding Trust Enforcement Event. Any required approval or direction of holders of Trust Preferred Securities may be given at a separate meeting of holders of Trust Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Administrative Trustees will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Trust Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents.

     No vote or consent of the holders of Trust Preferred Securities will be required for the Trust to redeem and cancel the Trust Preferred Securities in accordance with the Declaration.

     Notwithstanding that holders of Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are beneficially owned at such time by EPG or any entity directly or indirectly controlled by, or under direct or indirect common control with, EPG shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Trust Preferred Securities were not outstanding, except for Trust Preferred Securities purchased or acquired by EPG or its affiliates in connection with transactions effected by or for the account of customers of EPG or any of its subsidiaries or in connection with the distribution or trading of such Trust Preferred Securities; provided, however, that persons (other than affiliates of EPG) to whom EPG or any of its subsidiaries have pledged Trust Preferred Securities may vote or consent with respect to such pledged Trust Preferred Securities pursuant to the terms of such pledge.

     The procedures by which holders of Trust Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company" included in this Prospectus Supplement.

     Holders of the Trust Preferred Securities will have no rights to appoint or remove the Regular Trustees or the Delaware Trustee, who may be appointed, removed or replaced solely by EPG, as the holder of all the Trust Common Securities, provided that, upon the occurrence and during the continuance of a Trust Enforcement Event, the Property Trustee may be removed and a successor appointed only by the holders of a majority in aggregate liquidation amount of the Trust Preferred Securities.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as securities depository (the "Depository") for the Trust Preferred Securities. The Trust Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Trust Preferred Securities certificates ("Global Certificates"), representing the total aggregate number of Trust Preferred Securities, will be issued and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Trust Preferred Securities within the DTC system must be made by or through Participants, which will receive a credit for the Trust Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Trust Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the Beneficial Owners purchased Trust Preferred Securities. Transfers of ownership interests in the Trust Preferred Securities are to be accomplished by entries made on the books of Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Trust Preferred Securities, except in the event that use of the book-entry system for the Trust Preferred Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Trust Preferred Securities; DTC's records reflect only the identity of the Participants to whose accounts such Trust Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Trust Preferred Securities represented thereby for all purposes under the Declaration and the Trust Preferred Securities. No Beneficial Owner of an interest in a Global Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Declaration.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Trust Preferred Securities (including the presentation of Trust Preferred Securities for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation amount of Trust Preferred Securities as to which such Participant or Participants has or have given such direction. Also, if there is a Trust Enforcement Event under the Trust Preferred Securities, DTC will exchange the Global Certificates for Certificated Securities, which it will distribute to its Participants in accordance with its customary procedures.

     Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices in respect of the Trust Preferred Securities held in book-entry form will be sent to Cede & Co. If less than all of the Trust Preferred Securities are being redeemed, DTC will determine the amount of the interest of each Participant to be redeemed in accordance with its procedures.

     Although voting with respect to the Trust Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Trust Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the Trust Preferred Securities are allocated on the record date (identified in a listing attached to the Omnibus Proxy).

     Distributions on the Trust Preferred Securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of any distributions to DTC is the responsibility of the Trust, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

     Except as described, a Beneficial Owner of an interest in a Global Certificate will not be entitled to receive physical delivery of Trust Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Trust Preferred Securities.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificates among Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trust will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depository with respect to the Trust Preferred Securities at any time by giving notice to the Trust. Under such circumstances in the event that a successor securities depository is not obtained, Trust Preferred Security certificates are required to be printed and delivered to the Property Trustee. Additionally, the Trust (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC or any successor depository. In that event, certificates for the Trust Preferred Securities will be printed and delivered to the Property Trustee. In each of the above circumstances, the Company will appoint a Paying Agent with respect to the Trust Preferred Securities.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Trust Preferred Securities as represented by a Global Certificate.

PAYMENT

     Payments in respect of the Trust Preferred Securities represented by the Global Certificates shall be made to DTC, which shall credit the relevant accounts at DTC on the scheduled payment dates or, in the case of certificated securities, if any, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days written notice to the Administrative Trustees. In the event that The Chase Manhattan Bank shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor to act as Paying Agent (which shall be a bank or trust company).

REGISTRAR, TRANSFER AGENT, AND PAYING AGENT

     The Property Trustee will act as Registrar, Transfer Agent and Paying Agent for the Trust Preferred Securities.

     Registration of transfers of Trust Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust may require) in respect of any tax or other government charges which may be imposed in relation to it.

     The Trust will not be required to register or cause to be registered the transfer of Trust Preferred Securities after such Trust Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Trust Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action following a Trust Enforcement Event.

GOVERNING LAW

     The Declaration and the Trust Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized as other than a grantor trust for United States federal income tax purposes. In this connection, the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration that the Regular Trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not adversely affect the interests of the holders of the Trust Preferred Securities.

     Holders of the Trust Preferred Securities have no preemptive rights.

                          DESCRIPTION OF THE GUARANTEE

     The Guarantee will be executed and delivered by EPG concurrently with the issuance by the Trust of the Trust Preferred Securities for the benefit of the holders from time to time of such Trust Preferred Securities. The Chase Manhattan Bank will act as trustee ("Trust Guarantee Trustee") under the Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee (a copy of which is incorporated by reference in the registration statement of which this Prospectus Supplement is a part, and a copy of which may be obtained from the Trust Guarantee Trustee in New York, New York). The Trust Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities.

GENERAL

     EPG will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined herein) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time, (ii) the redemption price with respect to any Trust Preferred Securities called for redemption to the extent that the Trust has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the Liquidation Distribution, to the extent that the Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities. EPG's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by EPG to the holders of the Trust Preferred Securities or by causing the Trust to pay such amounts to such holders.

     The Guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and is not a guarantee of collection. If EPG does not make interest payments on the Debentures held by the Trust, the Trust will not be able to pay distributions on the Trust Preferred Securities and will not have funds legally available therefor.

     EPG has, through the Guarantee, the Declaration, the Debentures and the Subordinated Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Subordinated Debt Securities and the Guarantee" included in the accompanying Prospectus.

     The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Trust Common Securities to the same extent as the Guarantee, except that upon the occurrence and during the continuation of a Trust Enforcement Event or a default under the Guarantee, holders of Trust Preferred Securities shall have priority over holders of Trust Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of EPG and will rank subordinate and junior in right of payment to all other liabilities of EPG (except the guarantee of the Trust Common Securities) and will rank pari passu with the most senior preferred stock, if any, issued from time to time by EPG and senior to the Common Stock of EPG. The terms of the Trust Preferred Securities provide that each holder by acceptance thereof, consents and agrees to the subordination and other provisions of the Guarantee.

     The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Debentures to the holders of the Trust Preferred Securities. The Guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by EPG or any of its subsidiaries.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Trust Preferred Securities -- Voting Rights; Amendment of the Declaration" included in this Prospectus Supplement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of EPG and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

CERTAIN COVENANTS OF EPG

     EPG will covenant in the Guarantee that if and so long as (i) the Trust is the holder of all the Debentures, (ii) a Trust Tax Event in respect of the Trust has occurred and is continuing, and (iii) EPG has elected, and has not revoked such election, to pay Additional Sums in respect of the Trust Securities, EPG will pay to the Trust such Additional Sums. EPG will also covenant that it will not, and it will not cause any of its subsidiaries to, (I) declare or pay any dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of EPG's capital stock (except for (x) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its capital stock and conversions or exchanges of common stock of one class into common stock of another class and (y) redemptions or purchases of any rights pursuant to the Rights Agreement and the issuance of capital stock pursuant to such rights) or
(II) make any payments of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of EPG that rank pari passu with or junior to the Debentures (other than (a) any redemption, liquidation, interest, principal or guarantee payment by EPG where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made;
(b) payments under the Guarantees; (c) purchases of Common Stock related to the issuance of Common Stock under any of EPG's benefit plans for its directors, officers or employees; (d) as a result of a reclassification of EPG's capital stock or the exchange or conversion of one series or class of EPG's capital stock for another series or class of EPG's capital stock; (e) the purchase of fractional interests in shares of EPG's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and (f) redemptions or purchases of any rights pursuant to the Rights Agreement and the issuance of capital stock pursuant to such rights) if at such time (i) for any distribution period, full distributions on a cumulative basis on any Trust Securities have not been paid, (ii) there shall have occurred and be continuing any Debenture Event of Default or any event of which EPG has actual knowledge that, with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default, (iii) EPG shall be in default of any obligations under the Guarantees, or (iv) EPG shall have given notice of its selection of an Extension Period as provided in the Subordinated Indenture with respect to the Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. EPG will also covenant (a) to maintain the reservation for issuance of the number of shares of Common Stock that would be required from time to time upon the conversion of all of the Debentures then outstanding and (b) to deliver shares of Common Stock upon an election by the holders of the Trust Securities to convert such Trust Securities into Common Stock.

     For so long as Trust Preferred Securities are outstanding, EPG will covenant (i) not to convert Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Trust Securities, (ii) to maintain directly or indirectly 100% ownership of the Trust Common Securities, provided that certain successors which are permitted pursuant to the Subordinated Indenture may succeed to EPG's ownership of the Trust Common Securities and (iii) not to voluntarily terminate, wind-up or liquidate the Trust, except in connection with (a) a distribution of the Debentures to the holders of the Trust Securities in liquidation of the Trust, (b) the redemption of all Trust Securities or (c) certain mergers, consolidations or amalgamations permitted by the Declaration. EPG will also covenant to use its commercially reasonable efforts, consistent with the terms and provisions of the Declaration, to cause the Trust to remain classified as a grantor trust and not taxable as a corporation for United States federal income tax purposes. As part of the Guarantee, EPG will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Securities into or for Common Stock or Debentures.

GUARANTEE EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of EPG to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Trust Guarantee Trustee under the Guarantee.

     If the Trust Guarantee Trustee fails to enforce the Guarantee, any holder of the Trust Preferred Securities may institute a legal proceeding directly against EPG to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Trust Guarantee Trustee or any other person or entity. In addition, any record holder of Trust Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against EPG to obtain Guarantee Payments, without first waiting to determine if the Trust Guarantee Trustee has enforced the Guarantee or instituting a legal proceeding against the Trust, the Trust Guarantee Trustee or any other person or entity. EPG has waived any right or remedy to require that any action be brought just against the Trust, or any other person or entity before proceeding directly against EPG.

     EPG, as guarantor, is required to file annually with the Trust Guarantee Trustee a certificate as to whether or not EPG is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE TRUST GUARANTEE TRUSTEE

     The Trust Guarantee Trustee, other than during the occurrence and continuance of a default by EPG in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Trust Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect (i) upon full payment of the redemption price of the Trust Preferred Securities, (ii) upon distribution of Debentures to the holders of all of the Trust Preferred Securities in exchange for all of the Trust Preferred Securities, (iii) upon the conversion of all Trust Preferred Securities pursuant to the Declaration or (iv) upon full payment of the amounts payable upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums under such Trust Preferred Securities or the Guarantee.

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                         DESCRIPTION OF THE DEBENTURES

     The Debentures are to be issued under a Subordinated Indenture, as supplemented by the First Supplemental Indenture (collectively, the "Subordinated Indenture"), between EPG and The Chase Manhattan Bank, as trustee (the "Subordinated Debt Trustee"), copies of which are incorporated by reference in the registration statement of which this Prospectus Supplement is a part, and copies of which may be obtained from Subordinated Debt Trustee at its corporate trust office in New York, New York. The terms of the Debentures include those stated in the Subordinated Indenture and made a part thereof by reference to the Trust Indenture Act in effect on the date of the Subordinated Indenture. This summary and the summary included under the caption "Description of the Subordinated Debt Securities" in the accompanying Prospectus of certain terms of the Debentures and the Subordinated Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Subordinated Indenture, including the definitions of certain terms therein, and the Trust Indenture Act. Capitalized terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the Subordinated Indenture.

     Reference is made to the section entitled "Description of the Subordinated Debt Securities" in the accompanying Prospectus for a more complete summary of the provisions of the Subordinated Indenture.

GENERAL

     The Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt of EPG. The Debentures will be limited in
aggregate principal amount to $     million ($     million if the Underwriters'
over-allotment option is exercised in full), such amount being the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and capital contributed by EPG in exchange for the Trust Common Securities. The Subordinated Indenture does not limit the incurrence or issuance of other secured or unsecured debt of EPG, whether under the Subordinated Indenture or any existing or other indenture that EPG may enter into in the future or otherwise. See "-- Subordination" below.

     Concurrently with the issuance of the Trust Preferred Securities, the Trust will invest the proceeds thereof and the consideration paid by EPG for the Trust Common Securities in the Debentures. The Debentures will be in the principal amount equal to the aggregate stated liquidation amount of the Trust.

     The Debentures are not subject to any sinking fund provision. The entire principal amount of the Debentures will mature, and become due and payable,
together with any accrued and unpaid interest thereon, on               , 2028.

INTEREST

     The Debentures will bear interest at the annual rate of      % per annum,
payable quarterly in arrears on             ,             ,             and
            of each year, commencing on             , 1998 (each, an "Interest
Payment Date"), to the person in whose name each Debenture is registered at the close of business on the fifteenth day (whether or not a Business Day) of the month of such Interest Payment Date (the "Regular Record Date"), subject to certain exceptions. It is anticipated that, until the Liquidation, if any, of the Trust, each Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Preferred Securities and the Trust Common Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such Interest Payment Date. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount
thereof (to the extent permitted by law) at   % per annum, compounded quarterly.
The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums, as applicable.

GLOBAL SECURITIES

     If distributed to holders of the Trust Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Trust Special Event, the Debentures will be issued in the same form as the Trust Preferred Securities that such Debentures replace. Any Global Certificate will be replaced by one or more global securities (each, a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, the Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Debentures in definitive form. The Global Securities described above may not be transferred except by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or to a successor depository or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

     Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of Debentures in definitive form and will not be considered the holders thereof for any purpose under the Subordinated Indenture, and no Global Security representing Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depository or its nominee or to a successor depository or its nominee. Accordingly, each beneficial owner of Trust Preferred Securities must rely on the procedures of DTC, or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the Subordinated Indenture.

     If Debentures are distributed to holders of Trust Preferred Securities in liquidation of such holders' interests in the Trust and a Global Security is issued, DTC will act as securities depository for the Debentures represented by such Global Security. For a description of DTC and the specific terms of the depository arrangements, see "Description of the Trust Preferred
Securities -- Book-Entry Only Issuance -- Depository Trust Company" included in this Prospectus Supplement. As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Trust Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. EPG may appoint a successor to DTC or any successor depository in the event DTC or such depository is unable or unwilling to continue as a depository for the Global Securities.

     None of EPG, the Subordinated Debt Trustee, any Paying Agent or the Securities Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security representing such Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     A Global Security shall be exchangeable for Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies EPG that it is unwilling or unable to continue as a depository for such Global Debenture and no successor depositary shall have been appointed by EPG within 90 days, or if at any time DTC ceases to be a "clearing agency" registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository and no such successor depositary has been appointed within 90 days by the Company, (ii) EPG in its sole discretion determines that such Global Security shall be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default with respect to such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global Security. In the event that Debentures are issued in definitive form, such Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described in "-- Payment and Paying Agents" below.

PAYMENT AND PAYING AGENT

     Payments on Debentures represented by a Global Security will be made to DTC, as the depositary for the Debentures. In the event Debentures are issued in definitive form, principal of and premium, if any, and any interest on Debentures will be payable, the transfer of the Debentures will be registrable, and the Debentures will be exchangeable for Debentures of other denominations of a like aggregate principal amount at the corporate office of the Subordinated Debt Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as EPG may designate, except that at the option of EPG payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Payment of any interest on Debentures will be made to the Person in whose name such Debentures are registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Regular Record Date for the interest payable on any Interest Payment Date shall be the fifteenth day (whether or not a Business Day) of the month of such Interest Payment Date. EPG may at any time designate additional Paying Agents or rescind the designation of any Paying Agent.

     Any monies deposited with the Subordinated Debt Trustee or any Paying Agent, or then held by EPG in trust, for the payment of the principal of and premium, if any, or interest on any Debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of EPG, be repaid to EPG and the holder of such Debentures shall thereafter look, as a general unsecured creditor, only to EPG for payment thereof.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as no Debenture Event of Default has occurred and is continuing, EPG has the right under the Subordinated Indenture to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the stated maturity of the Debentures. At the end of such Extension Period, EPG must pay all interest then accrued and unpaid (together with interest thereon at the stated annual rate, compounded quarterly, to the extent permitted by applicable law) on the Interest Payment Date coinciding with or next following the end of such Extension Period (whichever is earliest) to the persons in whose names the Debentures are registered at the close of business on the regular record date next preceding such Interest Payment Date. During an Extension Period, interest will continue to accrue and holders of Debentures (or holders of Trust Preferred Securities while the Trust Preferred Securities are outstanding) will be required to accrue interest income (in the form of original issue discount) for United States federal income tax purposes. See "Certain Federal Income Tax
Consequences -- Interest Income and Original Issue Discount" included in this Prospectus Supplement.

     During any such Extension Period, any default under either of the Guarantees or any Debenture Event of Default (or there shall have occurred and be continuing any event of which EPG has actual knowledge that, with the giving of notice or lapse of time, or both, would constitute a Debenture Event of Default), EPG shall not, and shall not permit any subsidiary to, (i) declare or pay any dividends or distributions on, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of EPG's capital stock (except for (x) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its capital stock and conversions or exchanges of common stock of one class into common stock of another class and
(y) redemptions or purchases of any rights pursuant to the Rights Agreement and the issuance of capital stock pursuant to such rights) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of EPG that rank pari passu with or junior to the Debentures (other than (a) any redemption, liquidation, interest, principal or guarantee payment by EPG where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made; (b) payments under the Guarantees; (c) purchases of Common Stock related to the issuance of Common Stock under any of EPG's benefit plans for its directors, officers or employees; (d) as a result of a reclassification of EPG's capital stock or the exchange or conversion of one series or class of EPG's capital stock for another series or class of EPG's capital stock; (e) the purchase of fractional interests in shares of EPG's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and (f) redemptions or purchases pursuant to the Rights Plan and the issuance of capital stock pursuant to such rights).

     Prior to the termination of any such Extension Period, EPG may further extend the Interest Payment Period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, EPG may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. EPG shall give the Property Trustee and the Subordinated Debt Trustee notice of its election to begin any Extension Period at least one Business Day prior to the earlier of (i) the record date for the date distributions on the Trust Preferred Securities (or, if no Trust Preferred Securities are outstanding, for the date interest on the Debentures) would have been payable except for the election to begin such Extension Period and (ii) the date the Property Trustee is (or, if no Trust Preferred Securities are outstanding, the Subordinated Debt Trustee is) required to give notice to the NYSE or other applicable self-regulatory organization or to holders of such Trust Preferred Securities (or, if no Trust Preferred Securities are outstanding, to the holders of such Debentures) of such election. The Subordinated Debt Trustee and the Property Trustee shall give notice of EPG's election to begin an Extension Period to the holders of the Debentures and the Trust Preferred Securities, respectively.

MANDATORY REPAYMENT

     Upon repayment of the Debentures at maturity or as a result of acceleration upon the occurrence of a Debenture Event of Default, EPG will pay a price equal to 100% of the principal amount of the Debentures, together with any accrued and unpaid interest thereon. Any payment pursuant to this provision shall be made prior to 12:00 noon, New York City time, on the date of maturity or acceleration or at such other time on such earlier date as the parties thereto shall agree. The Debentures are not entitled to the benefit of any sinking fund or, except as set forth above or as a result of acceleration, any other provision for mandatory prepayment.

OPTIONAL REDEMPTION

     On and after             , 2002, and subject to the next succeeding
sentence, EPG will have the right, at any time and from time to time, to redeem the Debentures, in whole or in part, upon notice given as provided below, during
the twelve-month periods beginning on             in each of the following years
and at the indicated redemption prices (expressed as a percentage of the principal amount of the Debentures being redeemed), together with any accrued but unpaid interest on the portion being redeemed.

                                REDEMPTION                                       REDEMPTION
             YEAR                 PRICE                       YEAR                 PRICE
             ----               ----------                    ----               ----------
2002..........................         %         2006..........................         %
2003..........................         %         2007..........................         %
2004..........................         %         2008 and thereafter...........      100%
2005..........................         %

     For so long as the Trust is the holder of all the outstanding Debentures, the proceeds of any such redemption will be used by the Trust to redeem Trust Securities in accordance with their terms. EPG may not redeem the Debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding Debentures. See "Description of the Trust Preferred
Securities -- Optional Redemption" included in this Prospectus Supplement.

     EPG also shall have the right to redeem the Debentures at any time after
            , 2002 within 90 days of the occurrence of a Trust Tax Event as described in "Description of the Trust Preferred Securities -- Trust Special Event Exchange or Redemption" included in this Prospectus Supplement at a redemption price equal to the unpaid principal amount thereof, plus any accrued and unpaid interest due thereon to such redemption date.

     If at any time following the Conversion Expiration Date, less than 10% of the original aggregate principal amount of the Debentures remains outstanding, such Debentures shall be redeemable at the option of EPG, in whole but not in part, at a redemption price equal to the unpaid principal amount thereof, plus any accrued and unpaid interest.

     If, at the time of any optional redemption or mandatory repayment of the Debentures, the Trust Securities remain outstanding, the redemption or repayment proceeds shall be used to redeem the Trust Securities.

REDEMPTION PROCEDURES

     Notices of any redemption of the Debentures and the procedures for such redemption shall be as provided with respect to the Trust Preferred Securities under the caption "Description of the Trust Preferred Securities -- Redemption Procedures" included in this Prospectus Supplement. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless EPG defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue and conversion rights cease on such Debentures or portions thereof called for redemption.

DISTRIBUTION OF DEBENTURES

     At any time, EPG will have the right to dissolve the Trust and cause the Debentures to be distributed to the holders of the Trust Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. If distributed to holders of Trust Preferred Securities in liquidation, the Debentures will initially be issued in the form of one or more Global Securities and DTC, or any successor depositary for the Trust Preferred Securities, will act as depositary for the Debentures. It is anticipated that the depositary arrangements for the Debentures would be substantially identical to those in effect for the Trust Preferred Securities. There can be no assurance as to the market price of any Debentures that may be distributed to the holders of Trust Preferred Securities. For a description of DTC and the terms of the depositary arrangement, see "Description of the Trust Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company" included in this Prospectus Supplement.

CONVERSION OF THE DEBENTURES

     The Debentures will be convertible at the option of the holders of the Debentures into Common Stock, at any time prior to redemption, maturity or the
Conversion Expiration Date, initially at the rate of        shares of Common
Stock for each $50 in principal amount of Debentures (equivalent to a conversion
price of $       per share of Common Stock), subject to the conversion price adjustments described under the caption "Description of the Trust Preferred Securities -- Conversion Rights" included in this Prospectus Supplement. EPG will covenant for so long as the Trust Preferred Securities are outstanding not to convert Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Trust Preferred Securities. Upon surrender of such Trust Preferred Securities to the Conversion Agent for conversion, the Trust will distribute the commensurate principal amount of the Debentures to the Conversion Agent on behalf of the holder of every Trust Preferred Security so converted, whereupon the Conversion Agent will convert such Debentures into Common Stock on behalf of such holder. EPG's delivery to the holders of the Debentures (through the Conversion Agent) of the fixed number of shares of Common Stock into which the Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy EPG's obligation to pay the principal amount of the Debentures, and the accrued and unpaid interest attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Debenture is converted on or after a Regular Record Date for payment of interest, the interest payable on the related Interest Payment Date with respect to such Debenture shall be paid to the Trust (which will distribute such interest to the holder) or other holder of Debentures, as the case may be, despite such conversion; provided, further, that if a redemption date falls between such Regular Record Date and the related Interest Payment Date, the amount of such payment shall include interest accrued to, but excluding, such redemption date. Holders of book-entry interests in Debentures may obtain copies of the required form of the conversion notice from the Conversion Agent. With respect to certificated Debentures, the form of Notice of Conversion is included in the certificate.

CERTAIN COVENANTS

     For a description of certain covenants by EPG that apply if (a) a Debenture Event of Default has occurred and is continuing (or there shall have occurred and be continuing any event of which EPG has actual knowledge that, with the giving of notice or lapse of time, or both, would constitute a Debenture Event of Default), (b) EPG is in default of its obligations under the Guarantee or the guarantee of the Trust Common Securities or (c) EPG shall have given notice of its election to defer payments of interest on the Debentures by extending the Interest Payment Period, then, during such period, see "-- Option to Extend Interest Payment Period."

     So long as Trust Preferred Securities remain outstanding EPG will covenant
(i) not to convert Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Trust Securities; (ii) to maintain directly or indirectly 100% ownership of the Trust Common Securities, provided that certain successors which are permitted pursuant to the Subordinated Indenture may succeed to EPG's ownership of the Trust Common Securities; and (iii) not to voluntarily terminate, wind-up or liquidate the Trust, except in connection with (A) a distribution of the Debentures to the holders of Trust Securities in liquidation of the Trust, (B) the redemption of all Trust Securities or (C) certain mergers, consolidations or amalgamations permitted by the Declaration. EPG will also covenant (a) to use its commercially reasonable efforts, consistent with the terms and provisions of the Declaration, to cause the Trust to remain a grantor trust and not taxable as a corporation for United States federal income tax purposes, (b) to maintain the reservation for issuance of the number of shares of Common Stock that would be required from time to time upon the conversion of all the Debentures then outstanding, (c) to deliver shares of Common Stock upon an election by a holder of the Debentures to convert such Debentures into Common Stock and (d) to honor all obligations relating to the conversion or exchange of the Trust Securities into or for Common Stock.

DEBENTURE EVENTS OF DEFAULT

     In addition to the Events of Default described under the caption "Subordinated Debt Securities -- Events of Default" in the accompanying Prospectus, a Debenture Event of Default will occur under the Subordinated Indenture upon (i) the failure by EPG to convert Debentures into Common Stock in accordance with the Subordinated Indenture and (ii) the voluntary or involuntary dissolution, winding-up or termination of the Trust, except in connection with the distribution of the Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption or conversion of all of the Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration.

EXPIRATION OF CONVERSION RIGHTS

     The conversion rights of any Debentures held by the Trust shall expire on the Conversion Expiration Date, as described under the caption "Description of the Trust Preferred Securities -- Conversion Rights" included in this Prospectus Supplement.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of EPG to pay interest, premium, if any, or principal on the Debentures on the date such interest or principal is otherwise payable, a holder of Trust Preferred Securities may institute a Legal Action for payment after the respective due date specified in the Debentures. EPG may not amend the Subordinated Indenture to remove the foregoing right to bring a Legal Action without the prior written consent of the holders of all of the Trust Preferred Securities. Notwithstanding any payment made to such holder of Trust Preferred Securities by EPG in connection with a Legal Action, EPG shall remain obligated to pay the principal of or interest on the Debentures held by the Trust or the Property Trustee and EPG shall be subrogated to the rights of the holder of such Trust Preferred Securities with respect to payments on the Trust Preferred Securities to the extent of any payments made by EPG to such holder in any Legal Action.

SUBORDINATION

     In the Subordinated Indenture, EPG has covenanted and agreed that any Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Debt of EPG whether now existing or hereafter incurred. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of EPG, the holders of Senior Debt will first be entitled to receive payment in full of principal of and premium, if any, and interest, if any, on such Senior Debt before the Property Trustee, on behalf of the holders of the Debentures, will be entitled to receive or retain any payment in respect of the principal of and premium, if any, or interest, if any, on the Debentures.

     In the event of the acceleration of the maturity of any Debentures, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Debentures will be entitled to receive or retain any payment in respect of the principal of or premium, if any, or interest, if any, on the Debentures.

     No payment on account of principal (or premium, if any) or interest, if any, in respect of the Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of the Trust Preferred Securities. Unless otherwise stated, this summary deals only with Trust Preferred Securities held as capital assets by holders who purchase the Trust Preferred Securities upon original issuance. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "-- Certain United States Tax Consequences to Non-United States Holders") or persons that will hold the Trust Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the United States Dollar. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Trust Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

     INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF TRUST PREFERRED SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

CLASSIFICATION OF THE DEBENTURES

     EPG has taken the position that the Debentures will be classified for United States federal income tax purposes as indebtedness of EPG under current law and, by acceptance of Trust Preferred Securities, each holder covenants to treat the Debentures as indebtedness and the Trust Preferred Securities as evidence of an indirect beneficial ownership interest in the Debentures. No assurance can be given, however, that such position of EPG will not be challenged by the Internal Revenue Service ("IRS") or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Debentures will be classified as indebtedness of EPG for United States federal income tax purposes.

CLASSIFICATION OF THE TRUST

     In connection with the issuance of the Trust Preferred Securities, Andrews & Kurth L.L.P., United States tax counsel to the Trust and EPG, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Subordinated Indenture (and certain other documents), based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Trust Preferred Securities generally will be considered the owner of an undivided interest in the Debentures, and each holder will be required to include in its gross income any stated interest or original issue discount (as noted below) with respect to its allocable share of those Debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Except as described below, stated interest on the Debentures generally will be taxable to a holder as ordinary income at the time it is accrued or paid in accordance with the holder's regular method of tax accounting.

     Under current Treasury regulations applicable to debt instruments issued on or after August 13, 1996 (the "Regulations"), a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether such stated interest is "qualified stated interest" and whether a debt instrument is issued with OID. The Company believes that the likelihood of its exercising its option to defer payments of interest is remote. Based on the foregoing, the Company believes that stated interest on the Debentures will constitute qualified stated interest and that the Debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, a holder should include in gross income such holder's allocable share of stated interest on the Debentures in accordance with such holder's regular method of tax accounting.

     Under the Regulations, if the Company exercised its option to defer any payment of interest, the Debentures would at that time be treated as having been reissued with OID, and all stated interest on the Debentures would thereafter be treated as OID as long as the Debentures remained outstanding. In such event, all of a holder's interest income with respect to the Debentures would be accounted for as OID on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as income. Consequently, a holder would be required to include stated interest on the Debentures in gross income, as OID, even though the Company would not make any actual cash payments with respect to such interest during an Extension Period.

     The Regulations have not been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to the interpretation herein.

     Subsequent use of the term "interest" in this summary includes income in the form of OID.

     Because income on the Debentures will constitute interest or original issue discount, corporate holders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Debentures.

REDEMPTION OF TRUST PREFERRED SECURITIES FOR DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

     Under certain circumstances, the Debentures may be distributed to holders in exchange for the Trust Preferred Securities. Under current law, such a distribution to holders, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the Debentures distributed equal to such holder's aggregate tax basis in its Trust Preferred Securities exchanged therefor. A holder's holding period in the Debentures so received would include the period during which the Trust Preferred Securities were held by such holder. If, however, the exchange is caused by a Trust Tax Event which results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to the Trust and holders of the Trust Preferred Securities.

     Under certain circumstances described herein (see "Description of the Trust Preferred Securities -- Trust Special Event Exchange or Redemption"), the Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Trust Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Trust Preferred Securities, and a holder would recognize gain or loss in the same manner as if it sold such redeemed Trust Preferred Securities for cash. See "-- Sales of Trust Preferred Securities" below.

SALES OF TRUST PREFERRED SECURITIES

     A holder that sells Trust Preferred Securities will recognize gain or loss equal to the difference between the amount realized on the sale of the Trust Preferred Securities and the holder's adjusted tax basis in-such Trust Preferred Securities. A holder's adjusted tax basis in the Trust Preferred Securities generally will be its initial purchase price increased by any original issue discount previously includible in such holder's gross income to the date of disposition and decreased by payments "other than qualified stated interest" received on the Trust Preferred Securities to the date of disposition. In general, such gain or loss will be a capital gain or loss. Any capital gain will be (a) long-term capital gain if the holder held the Trust Preferred Securities for more than 18 months, (b) mid-term capital gain if the holder held the Trust Preferred Securities more than 12 months but not more than 18 months or (c) short-term capital gain if the holder held the Trust Preferred Securities for 12 months or less as of the effective date of the Merger. Long-term capital gain of individuals currently is taxed at a maximum rate or 20%. Mid-term capital gain of individuals is currently taxed at a maximum rate of 28%. Short-term capital gain of individuals is taxed as ordinary income. Ordinary income of individuals is currently taxed at a maximum rate of 39.6%.

     The Trust Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Debentures. A holder who disposes of or converts his Trust Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Debenture through the date of disposition or conversion in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the underlying Debentures deemed disposed of or converted. To the extent the selling price is less than the holder's adjusted tax basis (which basis will include, in the form of original issue discount, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

MARKET DISCOUNT AND BOND PREMIUM

     Holders that purchase the Trust Preferred Securities at a price that is greater or less than the adjusted issue price of such holder's proportionate share of the Debentures (which generally should approximate the face amount plus accrued but unpaid interest on the Debentures) may be considered to have acquired their undivided interests in the Debentures with market discount or acquisition premium as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Trust Preferred Securities.

CONVERSION OF TRUST PREFERRED SECURITIES INTO COMMON STOCK

     Except possibly to the extent attributable to accrued and unpaid interest on the Debentures, a holder of Trust Preferred Securities will not recognize income, gain or loss upon the conversion of the Trust Preferred Securities into Common Stock through the Conversion Agent. A holder of Trust Preferred Securities will, however, recognize gain upon the receipt of cash in lieu of a fractional share of Common Stock equal to the amount of cash received less such holder's tax basis in such fractional share. Such a holder's tax basis in the Common Stock received upon conversion should generally be equal to such holder's tax basis in the Trust Preferred Securities delivered to the Conversion Agent for exchange less the basis allocated to any fractional share for which cash is received and such holder's holding period in the Common Stock received upon conversion should generally begin on the date such holder acquired the Trust Preferred Securities delivered to the Conversion Agent for exchange.

     Holders of Trust Preferred Securities should not recognize gain or loss upon expiration of the conversion rights. Such expiration should not affect a significant modification of the underlying Debentures within the meaning of applicable Treasury Regulations, and thus will not be considered a sale or exchange for purposes of federal income taxation.

ADJUSTMENT OF CONVERSION PRICE

     Treasury Regulations promulgated under Section 305 of the Code would treat holders of Trust Preferred Securities as having received a constructive distribution from EPG in the event the conversion price of the Debentures were adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of Common Stock into or for which the Debentures are convertible or exchangeable) of the holders of the Trust Preferred Securities in the assets or earnings and profits of EPG were increased, and (ii) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion price would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of EPG. Holders of the Trust Preferred Securities would be required to include their allocable share of such deemed dividend income in gross income but would not receive any cash related thereto.

INFORMATION REPORTING TO HOLDERS

     The Trust will report the original issue discount, if any, that accrued during the year with respect to the Debentures, and any gross proceeds received by the Trust from the retirement or redemption of the Debentures, annually to the holders of record of the Trust Preferred Securities and the IRS. The Trust currently intends to deliver such reports to holders of record prior to January 31, following each calendar year. It is anticipated that persons who hold Trust Preferred Securities as nominees for Beneficial Owners will report the required tax information to Beneficial Owners on Form 1099.

BACKUP WITHHOLDING

     Payments made on, and proceeds from the sale of, Trust Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the holder's federal income tax provided the required information is timely filed with the IRS.

POSSIBLE TAX LEGISLATION

     As a part of President Clinton's Fiscal 1999 Budget Proposal, the Treasury Department has proposed legislation (the "Proposed Legislation") that, among other things, will treat as equity for United States federal income tax purposes certain debt instruments that are not shown as indebtedness on the consolidated balance sheet of the Trust. A similar proposal was included in President Clinton's Fiscal 1998 Budget Proposal but was not included in the Taxpayer Relief Act of 1997. No assurance can be given that the Proposed Legislation will not ultimately be enacted in the future, that such future legislation will not have a retroactive effective date and that such future legislation will not prevent EPG from deducting interest on the Debentures. Such an event would constitute a Trust Tax Event and would permit the Trust to exchange the Trust Preferred Securities, in whole or in part, for the Debentures or redeem, in whole or in part, the Trust Preferred Securities and corresponding Debentures.

CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     General. The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Trust Preferred Securities by a "Non-United States Holder" and does not deal with tax consequences arising under the laws of any foreign, state, or local jurisdiction. As used herein, a "Non-United States Holder" is a person or entity that, for United States federal income tax purposes, is not a citizen or resident of the United States, a corporation, partnership, or other entity created or organized under the laws of the United States or a political subdivision thereof, or an estate or trust, the income of which is subject to United States federal income taxation regardless of its source, or that otherwise is subject to United States federal income taxation on a net basis in respect of the Trust Preferred Securities. The tax treatment of the holders of the Trust Preferred Securities may vary depending upon their particular situations. Certain holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors who are Non-United States Holders are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding and disposing of Trust Preferred Securities and Common Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

     Interest. Interest (including original issue discount) received or accrued by a Non-United States Holder of Trust Preferred Securities will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and (i) the Non-United States Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of EPG and is not a controlled foreign corporation with respect to which EPG is a "related person" within the meaning of the Code and (ii) the beneficial owner of the Trust Preferred Securities certifies, under penalty of perjury, that the beneficial owner is not a United States person and provide the beneficial owner's name and address.

     Gain on Disposition of Trust Preferred Securities. A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Trust Preferred Security unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder and
(ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Trust Preferred Security as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

     Dividends on Common Stock. In the event that dividends are paid on Common Stock, except as described below, such dividends paid to a Non-United States Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States. If the dividend is effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States, the dividend would be subject to United States federal income tax on a net income basis of applicable graduated individual or corporate rates and would be exempt from the 30% withholding tax described above. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above, and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently finalized United States Treasury regulations applicable to dividends paid after December 31, 1998, however, a Non-United States Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

     A Non-United States Holder of Common Stock that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

     Gain on Disposition of Common Stock. A Non-United States Holder generally will not be subject to United States income tax on any gain recognized on a disposition of the Common Stock unless (i) EPG is or has been a "United States real property holding corporation" (a "USRPHC") within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such Non-United States Holder's holding period,
(ii) the gain is effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder and, if a tax treaty applies, attributable to a permanent establishment maintained by the Non-United States Holder, (iii) the Non-United States Holder is an individual who holds the Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a "tax home" (as defined for United States federal income tax purposes) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iv) the Non-United States Holder is subject to tax pursuant to the Code provisions applicable to certain United States expatriates. If an individual Non-United States Holder falls under clauses (ii) or (iv) above, he or she will be taxed on his or her net gain derived from the sale under regular United States federal income tax rates. If the individual Non-United States Holder falls under clause
(iii) above, he or she will be subject to a flat 30% tax on the gain derived from the sale which may be offset by United States capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). If a Non-United States Holder that is a foreign corporation falls under clause (ii) above, it will be taxed on its gain under regular graduated United States federal income tax rates and, in addition, will under certain circumstances be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

     A corporation is generally a USRPHC if the fair amount value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. EPG believes that it currently is not a USRPHC.

     Federal Estate Taxes. A Trust Preferred Security beneficially owned by an individual who is a Non-United States Holder at the time of his or her death generally will not be subject to United States Federal estate tax as a result of such individual's death, provided that (i) such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of EPG entitled to vote within the meaning of section 871(h)(3) of the Code, and (ii) interest payments (including payments of original issue discount) with respect to the Debentures would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business by such individual. Common Stock of EPG owned, or treated as owned, by an individual Non-United States Holder at the time of his or her death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     Information Reporting and Backup Withholding. EPG must report annually to the IRS and to each Non-United States Holder the amount of interest and dividends paid to such holder and the amount of any tax withheld. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such interest and dividends and withholding may also be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of an applicable income tax treaty.

     In the case of payments of interest to Non-United States Holders, temporary Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither EPG nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the Trust Preferred Securities by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalty of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Trust Preferred Securities by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Trust Preferred Securities by or through a foreign office or foreign broker not subject to the preceding sentence.

     United States backup withholding tax generally will not apply to (a) the payment of dividends paid on Common Stock to a Non-United States Holder at an address outside the United States or (b) the payment of the proceeds of the sale of Common Stock to or through the foreign office of a broker. In the case of the payment of proceeds from such a sale of Common Stock through a foreign office of a broker that is a United States person or a "U.S. related person," however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and certain other requirements are met or the holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a controlled foreign corporation for United States federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business or (iii) for taxable years beginning after December 31, 1998, a foreign partnership in which one or more U.S. Persons own more than 50% of the income or capital interests in the partnership or which is engaged in a trade or business in the United States. The payment of the proceeds of a sale of Common Stock to or through a United States office of a broker is subject to information reporting and possible backup withholding unless the owner certifies its non-United States status under penalty of perjury or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

     The Employee Retirement and Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements on pension, profit-sharing and other employee benefit plans to which it applies (the "Plans") and on those persons who are fiduciaries with respect to such Plans. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements.

     A fiduciary of a Plan should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Trust Preferred Securities. Among other factors, such fiduciary should consider (i) whether the investment satisfies the prudence requirements of Section 404(a)(1)(B) of ERISA, (ii) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA and
(iii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA.

     A fiduciary of a Plan must also consider whether the acquisition of Trust Preferred Securities and/or the operation of the Trust might result in direct or indirect prohibited transactions under Section 406 ERISA and Section 4975 of the Code. In order to determine whether there are such prohibited transactions, a fiduciary must determine the "plan assets" involved in the transaction. The Department of Labor has promulgated regulations (the "Regulations") concerning whether or not a Plan's assets would be deemed to include an interest in the underlying assets of an entity for purposes of the reporting and disclosure and fiduciary responsibility provisions of ERISA if the Plan acquires an "equity interest" in such entity (such as by acquiring Trust Preferred Securities). The Regulations state that the underlying assets of an entity such as the Trust will not be considered "plan assets" if the Trust Preferred Securities are publicly offered. For this purpose, the Trust Preferred Securities are "publicly offered" if they are part of a class of securities that is (1) widely held, (2) freely transferable, and (3) registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended. It is expected that all of these requirements will be satisfied with respect to the Trust Preferred Securities offered hereunder and that the ongoing operations of the Trust do not involve nonexempt prohibited transactions; there can be no assurance, however, that such expectations will prove to be true. Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential Plan investors consult with their counsel regarding the consequences under ERISA of their acquisition and ownership of Trust Preferred Securities.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement relating to the Trust Preferred Securities, the Trust has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase from
the Trust an aggregate of           Trust Preferred Securities. The number of
Trust Preferred Securities that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                 NUMBER OF
                                                              TRUST PREFERRED
                        UNDERWRITER                             SECURITIES
                        -----------                           ---------------
Donaldson, Lufkin & Jenrette Securities Corporation.........
Goldman, Sachs & Co. .......................................
Morgan Stanley & Co. Incorporated...........................
                                                                 ---------
          Total.............................................     6,000,000
                                                                 =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Trust Preferred Securities offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the Trust Preferred Securities are purchased by the Underwriters pursuant to the Underwriting Agreement, all such Trust Preferred Securities (other than the Trust Preferred Securities covered by the over-allotment option described below) must be so purchased.

     The Company has been advised that the Underwriters propose to offer the Trust Preferred Securities to the public initially at the price to the public set forth on the cover page of this Prospectus Supplement and to certain dealers (who may include the Underwriters) at such price less a concession not to exceed
$          per Trust Preferred Security. The Underwriters may allow, and such
dealers may reallow, a discount not in excess of $          per Trust Preferred
Security to any other Underwriter and certain other dealers. After the completion of the Offering, the offering price and other selling terms may be changed by the Underwriters.

     In view of the fact that the proceeds of the sale of the Trust Preferred Securities will ultimately be used to purchase the Debentures of the Company, the Underwriting Agreement provides that the Company will pay as Underwriters' Compensation to the Underwriters, an amount in immediately available funds of
$          per Trust Preferred Security (or $          in the aggregate) for the
accounts of the several Underwriters.

     The Trust has granted to the Underwriters an option to purchase up to 900,000 additional Trust Preferred Securities at the public offering price set forth on the cover page hereof solely to cover over-allotments for which the Underwriters will receive additional Underwriters' compensation as described above. Such option may be exercised once at any time until 30 days after the date of this Prospectus Supplement. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

     The Company and the Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof. Such indemnification provisions would require the Company and the Trust to hold the Underwriters harmless from and against any and all losses, claims, damages, liabilities and judgments caused by any untrue statement contained in this Prospectus Supplement or by any omission to state a material fact herein, except for untrue statements or omissions based upon information relating to any Underwriter furnished in writing to the Company and the Trust by such Underwriter expressly for use in this Prospectus Supplement and subject to certain other limitations.

     The Trust and EPG have agreed that, subject to certain exceptions, without the prior written consent of the Representatives, they will not, during the period ending 90 days after the date hereof, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other agreement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock, regardless of whether any such transaction described in clause (i) or (ii) above is to be settled by the delivery of Common Stock or such other securities, in cash or otherwise. However, during such 90-day period EPG may (i) grant stock options, rights or warrants pursuant to its director or employee benefit or compensation plans or arrangements; (ii) issue shares of Common Stock upon the exercise of an option, right or warrant or the conversion of a security pursuant to such plans or arrangements; (iii) issue shares of Common Stock in connection with any business combination or other acquisition by EPG or any of its subsidiaries; and (iv) make limited transfers of shares of Common Stock to charitable organizations.

     Other than in the United States, no action has been taken in any jurisdiction by the Company, the Trust or the Underwriters that would permit a public offering of the Trust Preferred Securities offered hereby in any jurisdiction where action for that purpose is required. The distribution of this Prospectus Supplement and the offering or sale of the Trust Preferred Securities offered hereby in certain jurisdictions may be restricted by law. Accordingly, the Trust Preferred Securities offered hereby may not be offered or sold, directly or indirectly, and neither this Prospectus Supplement nor any other offering material or advertisements in connection with the Trust Preferred Securities may be distributed or published, in or from any jurisdiction, except under circumstances that will result in compliance with applicable rules and regulations of any such jurisdiction. Persons into whose possession this Prospectus Supplement comes are required by the Company, the Trust and the Underwriters to inform themselves about and to observe any applicable restrictions. This Prospectus Supplement does not constitute an offer of, or an invitation to subscribe for purchase of, any Trust Preferred Securities and may not be used for the purpose of an offer to, or solicitation by, anyone in any jurisdiction or in any circumstances in which such offer or solicitation is not authorized or is unlawful.

     The Representatives have advised the Company that the Underwriters will not confirm sales of Trust Preferred Securities to accounts over which they exercise discretionary authority.

     In connection with this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Trust Preferred Securities. Specifically, the Underwriters may bid for an purchase Trust Preferred Securities in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase Trust Preferred Securities in the open market to stabilize the price of the Trust Preferred Securities. These activities may stabilize or maintain the market price of the Trust Preferred Securities above independent market levels. The Underwriters are not required to engage in these activities and may end these activities at any time.

     Prior to this offering, there has been no public market for the Trust Preferred Securities. The Company and the Trust have been advised by the Underwriters that the Underwriters intend to make a market in the Trust Preferred Securities; however, they are not obligated to do so, and they may discontinue any such market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Trust Preferred Securities or that an active public market will develop.

     From time to time, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated have engaged in investment and/or commercial banking activities with the Company and may continue to do so in the future.

     Application has been made to list the Trust Preferred Securities on the NYSE under the symbol "EPGPrC."

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the legality of the Trust Preferred Securities, the validity of the Declaration, the formation of the Trust and the legality under state law of the Trust Preferred Securities are being passed upon by Potter Anderson & Corroon LLP, Wilmington, Delaware, special Delaware counsel to the Trust and EPG. The legality under state law of the Trust Guarantee and the Debentures will be passed upon on behalf of the Trust and EPG by Andrews & Kurth L.L.P., Houston, Texas. Certain United States federal income taxation matters will be passed upon on behalf of the Trust and EPG by Andrews & Kurth L.L.P. Certain legal matters will be passed upon on behalf of the Underwriters by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Houston, Texas, counsel to the Underwriters.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries included or incorporated by reference in the Company's 1996 Annual Report on Form 10-K, and incorporated by reference in this Prospectus Supplement, have been audited by Coopers & Lybrand L.L.P., independent auditors, as stated in their report included therein and incorporated by reference herein. Such financial statements and schedule are incorporated by reference herein in reliance upon such reports of Coopers & Lybrand L.L.P. given upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

                          EL PASO NATURAL GAS COMPANY
                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                             ---------------------

                         EL PASO ENERGY CAPITAL TRUST I
                        EL PASO ENERGY CAPITAL TRUST II
                        EL PASO ENERGY CAPITAL TRUST III
                           TRUST PREFERRED SECURITIES
   (GUARANTEED TO THE EXTENT SET FORTH HEREIN BY EL PASO NATURAL GAS COMPANY)

    El Paso Natural Gas Company, a Delaware corporation doing business as El Paso Energy Corporation ("EPG" or the "Company") may offer and sell from time to time in one or more series its (i) unsecured debt securities which may be senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities") consisting of notes, debentures or other evidences of indebtedness,
(ii) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and (iii) shares of common stock, par value $3.00 per share (the "Common Stock").
    El Paso Energy Capital Trust I, El Paso Energy Capital Trust II and El Paso Energy Capital Trust III (individually, an "EPE Trust" and collectively, the "EPE Trusts"), each a statutory business trust formed under the laws of the State of Delaware, may offer and sell, from time to time, trust preferred securities, representing undivided beneficial interests in the assets of the respective EPE Trusts ("Trust Preferred Securities"). EPG will be the beneficial owner of all the beneficial ownership interests represented by common securities of each of the EPE Trusts (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"). Holders of the Trust Preferred Securities will be entitled to receive preferential cumulative cash distributions accumulating from the date of original issuance and payable periodically as specified in the applicable supplement to this prospectus (a "Prospectus Supplement"). Subordinated Debt Securities may be issued and sold by EPG from time to time in one or more series to an EPE Trust, or a trustee of such EPE Trust, in connection with the investment of the proceeds from the offering of Trust Securities of such EPE Trust. The Subordinated Debt Securities purchased by an EPE Trust may be subsequently distributed pro rata to holders of Trust Securities in connection with the dissolution of such EPE Trust upon the occurrence of certain events as may be described in a related Prospectus Supplement. The payment of distributions with respect to Trust Preferred Securities of each of the EPE Trusts out of monies held by each of the EPE Trusts, and payment on liquidation, redemption or otherwise with respect to such Trust Preferred Securities, will be guaranteed by EPG to the extent described herein (each a "Trust Guarantee"). See "Description of the Trust Guarantees." EPG's obligations under the Trust Guarantees will be subordinate and junior in right of payment to all other liabilities of EPG and rank pari passu with the most senior preferred stock, if any, issued from time to time by EPG.
    The Senior Debt Securities, the Subordinated Debt Securities, the Preferred Stock and the Common Stock offered hereby are collectively hereinafter referred to as the "EPG Securities" and, together with the Trust Securities, the "Securities." The Securities (excluding Trust Preferred Securities) will be limited to an aggregate initial public offering price not to exceed approximately $900 million (an aggregate not to exceed $650 million in Trust Preferred Securities), or, in the case of Senior Debt Securities and Subordinated Debt Securities, the equivalent thereof in one or more foreign currencies, including composite currencies. The Securities may be offered, separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of sale and set forth in a related Prospectus Supplement.
    Certain specific terms of the particular Securities for which this Prospectus is being delivered will be set forth in a related Prospectus Supplement, including, where applicable, (i) in the case of Senior Debt Securities or Subordinated Debt Securities, the specific designation, aggregate principal amount, authorized denominations, maturities, interest rate or rates (which may be fixed or variable), the date or dates on which interest, if any, shall be payable, the place or places where principal of and premium, if any, and interest, if any, on such Senior Debt Securities or Subordinated Debt Securities of the series will be payable, terms of optional or mandatory redemption or any sinking fund or analogous provisions, currency or currencies, or currency unit or currency units of denomination and payment if other than U.S. dollars, the initial public offering price, terms relating to temporary or permanent global securities, provisions regarding convertibility or exchangeability, if any, provisions regarding registration of transfer or exchange, the proceeds to EPG and other special terms; (ii) in the case of Preferred Stock, the specific designations, the number of shares, dividend rights (including, if applicable, the manner of calculation thereof), and any liquidation, redemption, conversion, exchange, voting and other rights, the initial public offering price and other special terms; (iii) in the case of Common Stock, the terms of the offering and sales thereof; and (iv) in the case of the Trust Preferred Securities or the related Trust Guarantees, the specific designation, aggregate offering amount, denomination, term, coupon rate, time of payment of distributions, terms of redemption at the option of EPG or repayment at the option of the holder, provisions regarding conversion or exchange for capital stock of EPG, the designation of the Trustee(s) acting under the applicable Indenture or Trust Guarantee and the public offering price.
    The Securities may be offered and sold to or through underwriters, dealers, or agents as designated from time to time, or through a combination of such methods, and also may be offered and sold directly to one or more other purchasers. See "Plan of Distribution." The names of, and the principal amounts or number of shares to be purchased by, underwriters, dealers or agents, and the compensation of such underwriters, dealers or agents, including any applicable fees, commissions, and discounts, will be set forth in the related Prospectus Supplement. No Securities may be sold without delivery of a Prospectus Supplement describing such series or issue of Securities and the method and terms of offering thereof.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

                  The date of this Prospectus is March 4, 1998

                             AVAILABLE INFORMATION

     EPG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. EPG's Common Stock is listed for trading on the New York Stock Exchange (the "NYSE") under the trading symbol "EPG," and reports, proxy statements and other information concerning EPG may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     This Prospectus does not contain all of the information set forth in the Registration Statement, of which this Prospectus is a part, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to EPG and the Securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission by EPG pursuant to the Exchange Act are incorporated herein by reference:

          1. EPG's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 Form 10-K");

          2. EPG's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997;

          3. The portions of EPG's definitive Proxy Statement for the Annual Meeting of Stockholders held on April 22, 1997 that have been incorporated by reference into the 1996 Form 10-K;

          4. EPG's Current Reports on Form 8-K dated February 5, 1997, August 29, 1997 and November 3, 1997;

          5. EPG's Registration Statement on Form 8-A, as amended to date, filed with respect to the Common Stock; and

          6. EPG's Registration Statement on Form 8-A, as amended to date, filed with respect to the Preferred Stock Purchase Rights.

     All documents filed by EPG pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     EPG will provide without charge to each person, including any beneficial owner of a Security, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to the Vice President, Investor and Public Relations, El Paso Energy Corporation, 1001 Louisiana, Houston, Texas 77002, (telephone (713) 757-2131).

                       CERTAIN FORWARD-LOOKING STATEMENTS

     This Prospectus and the accompanying Prospectus Supplement (including the documents incorporated by reference herein) contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, EPG cautions that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, EPG, including its subsidiaries, or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe," "expect," "estimate," "anticipate" and similar expressions may identify forward-looking statements.

     Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include increasing competition within EPG's industry, the timing and extent of changes in commodity prices for natural gas, uncertainties associated with acquisitions and joint ventures, potential environmental liabilities, political and economic risks associated with current and future operations in foreign countries, conditions of the equity and other capital markets during the periods covered by the forward-looking statements, and other risks, uncertainties and factors discussed more completely in the EPG's other filings with the Securities and Exchange Commission, including the 1996 Form 10-K.

                                  THE COMPANY

     EPG is a Delaware corporation which was incorporated in 1928. EPG's principal operations include the interstate and intrastate transportation, gathering and processing of natural gas; the marketing of natural gas and other commodities; and the development and operation of energy infrastructure facilities worldwide. In recognition of changes in the natural gas industry and the manner in which EPG manages its businesses, and in order to facilitate a more detailed understanding of the various activities in which it engages, EPG is conducting business under the name El Paso Energy Corporation.

     The Company owns or has interests in over 28,200 miles of interstate and intrastate pipeline connecting the nation's principal natural gas supply regions to four of the largest consuming regions in the United States, namely the Gulf Coast, California, the Northeast and the Midwest. The Company's natural gas transmission operations include one of the nation's largest mainline natural gas transmission systems which is comprised of five interstate pipeline systems: El Paso Natural Gas, Tennessee Gas Pipeline, Midwestern Gas Transmission, East Tennessee Natural Gas, and Mojave Pipeline. Intrastate transmission operations are conducted through EPG's interests in Oasis Pipe Line Company, Channel Industries Gas Pipeline Company, and Gulf States Pipeline Company.

     In addition to its interstate and intrastate transmission services, EPG provides field services including gathering, products extraction, dehydration, purification and compression. These operations include approximately 8,750 miles of gathering systems, 240,000 horsepower of compression and ownership interests in 25 natural gas processing and treating facilities located in the most prolific and active production areas of the United States (including the San Juan, Anadarko and Permian Basins and in East Texas, South Texas, Louisiana and the Gulf of Mexico). EPG's marketing activities include the purchasing, marketing and trading of natural gas, natural gas liquids, power and other energy commodities as well as providing integrated price risk management services associated with these commodities, and the participation in the development and ownership of domestic power generating facilities.

     The Company's international activities are focused on the development and operation of international energy infrastructure projects and include ownership interests in and operations of (i) two major existing natural gas transmission systems in Australia, (ii) natural gas transmission and power generation facilities currently in operation or under construction in Argentina, Bolivia, Brazil, Chile, Czech Republic, Hungary, Indonesia, Mexico, Pakistan and Peru, and (iii) three operating domestic power generation plants.

     EPG's principal executive offices are located at 1001 Louisiana, Houston, Texas 77002, and its telephone number at that address is (713) 757-2131.

                                 THE EPE TRUSTS

     Each of EPE Trust I, EPE Trust II and EPE Trust III is a statutory business trust created under Delaware law pursuant to (i) a separate original declaration of trust, each of which will be amended and restated (as so amended and restated, each a "Declaration") executed by EPG, as sponsor for such EPE Trust (the "Sponsor"), and the Trustees (as defined herein) for such EPE Trust and
(ii) the filing of a certificate of trust with the Delaware Secretary of State. Each Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Each EPE Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) investing the gross proceeds from the sale of the Trust Securities in Subordinated Debt Securities issued by EPG, and (iii) engaging in only those other activities necessary or incidental thereto.

     All of the Trust Common Securities issued by each of the EPE Trusts will be directly or indirectly owned by EPG. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that upon an event of default under the applicable Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption, and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. EPG will, directly or indirectly, acquire Trust Common Securities in an aggregate liquidation amount equal to 3% of the total capital of each EPE Trust. A majority of the Trustees (the

"Administrative Trustees") of each EPE Trust will be persons who are employees or officers of or affiliated with EPG. One trustee of each EPE Trust will be a financial institution that will be unaffiliated with EPG and that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each EPE Trust will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee" and, together with the Administrative Trustees and the Property Trustee, the "Trustees"). Each EPE Trust's business and affairs will be conducted by the Trustees appointed by the Company, as the direct or indirect holder of all the Trust Common Securities. Except in certain limited circumstances, the holder of the Trust Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of an EPE Trust. The duties and obligations of the Trustees shall be governed by the Declaration of each EPE Trust. The Company will pay all fees and expenses related to the EPE Trusts and the offering of Trust Securities, the payment of which will be guaranteed by the Company. The office of the Delaware Trustee for each EPE Trust in the State of Delaware is 1201 Market Street, Wilmington, Delaware 19801. The principal place of business of each EPE Trust shall be c/o El Paso Energy Corporation, 1001 Louisiana, Houston, Texas 77002, and its telephone number is
(713) 757-2131.

                                USE OF PROCEEDS

     Unless otherwise specified in a Prospectus Supplement, the net proceeds received by the Company from the sale of Senior Debt Securities, Subordinated Debt Securities, Preferred Stock and Common Stock will be used for general corporate purposes. Funds not required immediately for such purposes may be invested in marketable securities and short-term investments. The EPE Trusts will use all proceeds received from the sale of the Trust Preferred Securities to purchase Subordinated Debt Securities from the Company.

                RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
                     EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS

                                        NINE MONTHS
                                           ENDED                 YEAR ENDED DECEMBER 31,
                                       SEPTEMBER 30,    -----------------------------------------
                                          1997(2)       1996     1995     1994     1993     1992
                                       -------------    -----    -----    -----    -----    -----
Ratio of Earnings to Fixed Charges
  and Ratio of Earnings to Combined
  Fixed Charges and Preferred and
  Preference Stock Dividend
  Requirements(1)....................      2.24x        1.59x    2.51x    2.87x    3.04x    2.73x

---------------

(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since EPG has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

(2) Because of the seasonal nature of EPG's business, the ratio for the nine month period may not necessarily be indicative of the ratio that will result for the full year 1997.

     For purposes of calculating these ratios: (i) "fixed charges" represent interest expense (exclusive of interest on rate refunds), amortization of debt costs, the portion of rental expense representing the interest factor, and preferred stock dividend requirements of majority-owned subsidiaries; and (ii) "earnings" represent the aggregate of income from continuing operations before income taxes, interest expense (exclusive of interest on rate refunds), amortization of debt costs, the portion of rental expense representing the interest factor, and the actual amount of any preferred stock dividend requirements of majority owned subsidiaries.

                   DESCRIPTION OF THE SENIOR DEBT SECURITIES

     The Senior Debt Securities offered hereby will represent unsecured obligations of EPG. The Senior Debt Securities offered hereby will be issued under an indenture (the "Senior Indenture"), between EPG and The Chase Manhattan Bank, as trustee (the "Senior Debt Trustee"). The Senior Indenture does not limit the aggregate principal amount of Senior Debt Securities that may be issued thereunder from time to time in one or more series.

     The terms of the Senior Debt Securities include those stated in the Senior Indenture and those made part of the Senior Indenture by reference to the Trust Indenture Act. The Senior Debt Securities are subject to all such terms, and holders of Senior Debt Securities are referred to the Senior Indenture and the Trust Indenture Act for a statement of those terms.

     The statements set forth below in this section are brief summaries of certain provisions contained in the Senior Indenture, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Senior Indenture, including the definitions therein of certain terms, a copy of which Senior Indenture is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the Senior Indenture.

GENERAL

     Reference is made to the Prospectus Supplement relating to the particular series offered thereby for the terms of such Senior Debt Securities, including where applicable: (a) the form and title of the Senior Debt Securities; (b) the aggregate principal amount of the Senior Debt Securities; (c) the date or dates on which the Senior Debt Securities may be issued; (d) the date or dates on which the principal of and premium, if any, on the Senior Debt Securities shall be payable; (e) the rate or rates (which may be fixed or variable) at which the Senior Debt Securities shall bear interest, if any, and the date or dates from which such interest shall accrue; (f) the dates on which interest, if any, shall be payable and the record dates for the interest payment dates; (g) the place or places where the principal of and premium, if any, and interest, if any, on the Senior Debt Securities of the series will be payable; (h) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which, the Senior Debt Securities may be redeemed at the option of EPG or otherwise; (i) any optional or mandatory redemption or any sinking fund or analogous provisions; (j) if other than denominations of $1,000 and integral multiples thereof, the denominations in which the Senior Debt Securities of the series shall be issuable; (k) if other than the principal amount thereof, the portion of the principal amount of the Senior Debt Securities which shall be payable upon declaration of the acceleration of the maturity thereof in accordance with the provisions of the Senior Indenture; (l) whether payment of the principal of and premium, if any, and interest, if any, on the Senior Debt Securities shall be without deduction for taxes, assessments, or governmental charges paid by the holders; (m) the currency or currencies, or currency unit or currency units, in which the principal of and premium, if any, and interest, if any, on the Senior Debt Securities shall be denominated, payable, redeemable or purchasable, as the case may be; (n) any Events of Default (as defined below) with respect to the Senior Debt Securities that differ from those set forth in the Senior Indenture; (o) whether the Senior Debt Securities will be convertible; (p) whether the Senior Debt Securities of such series shall be issued as a global certificate or certificates and, in such case, the identity of the depositary for such series; (q) provisions regarding the convertibility or exchangeability of the Senior Debt Securities; and (r) any other terms not inconsistent with the Senior Indenture.

     If any Senior Debt Securities offered hereby are sold for foreign currencies or foreign currency units or if the principal of and premium, if any, or interest, if any, on any series of Senior Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Senior Debt Securities and such currencies and currency units will be set forth in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Senior Debt Securities offered hereby will be issued only in fully registered form in denominations of $1,000 or any integral multiple thereof. The Senior Debt Securities of a series may be issuable in the form of one or more global certificates, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Senior Debt Securities. See "-- Global Senior Debt Securities."

     One or more series of Senior Debt Securities offered hereby may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any such series of Senior Debt Securities will be described generally in the Prospectus Supplement relating thereto.

FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     No service charge will be made for any transfer or exchange of the Senior Debt Securities, but the Company or the Senior Debt Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith. Where Senior Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special U.S. federal income tax considerations, applicable to any such Senior Debt Securities and to payment on and transfer and exchange of such Senior Debt Securities will be described in the applicable Prospectus Supplement. Bearer Senior Debt Securities will be transferrable by delivery.

     Unless otherwise provided in the applicable Prospectus Supplement, principal and premium, if any, or interest, if any, will be payable and the Senior Debt Securities may be surrendered for payment or transferred at the offices of the Senior Debt Trustee as paying and authenticating agent, provided that payment of interest on registered securities may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register, or by transfer to an account maintained by the person entitled thereto, provided that the proper wire transfer instructions have been received by the Company prior to the Record Date. Payment of Senior Debt Securities in bearer form will be made at such paying agencies outside of the United States as the Company may appoint.

GLOBAL SENIOR DEBT SECURITIES

     The Senior Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with, or on behalf of, a depositary (the "Depositary"), or its nominee, identified in the Prospectus Supplement relating to such series. Unless and until such global certificate or certificates are exchanged in whole or in part for Senior Debt Securities in individually certificated form, a global Senior Debt Security may not be transferred or exchanged except as a whole to a nominee of the Depositary for such global Senior Debt Security, or by a nominee for the Depositary to the Depositary, or to a successor of the Depositary or a nominee of such successor, except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to a series of Senior Debt Securities and the rights of, and limitations on, owners of beneficial interests in a global Senior Debt Security representing all or a portion of a series of Senior Debt Securities will be described in the Prospectus Supplement relating to such series.

CERTAIN COVENANTS

     Limitations on Liens. The Senior Indenture provides that EPG will not, nor will it permit any Restricted Subsidiary (as defined below) to, create, assume, incur or suffer to exist any Lien (as defined below) upon any Principal Property (as defined below), whether owned or leased on the date of the Senior Indenture or thereafter acquired, to secure any Debt (as defined below) of EPG or any other Person (as defined below) (other than the Senior Debt Securities issued thereunder), without in any such case making effective provision whereby all of the Senior Debt Securities Outstanding thereunder shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured. There is excluded from this restriction:

          (i) any Lien upon any property or assets of EPG or any Restricted Subsidiary in existence on the date of the Senior Indenture or created pursuant to an "after-acquired property" clause or similar term in existence on the date of the Senior Indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the Senior Indenture;

          (ii) any Lien upon any property or assets created at the time of acquisition of such property or assets by EPG or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;

          (iii) any Lien upon any property or assets existing thereon at the time of the acquisition thereof by EPG or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by EPG or any Restricted Subsidiary);

          (iv) any Lien upon any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise;

          (v) the assumption by EPG or any Restricted Subsidiary of obligations secured by any Lien existing at the time of the acquisition by EPG or any Restricted Subsidiary of the property or assets subject to such Lien or at the time of the acquisition of the Person which owns such property or assets;

          (vi) any Lien on property to secure all or part of the cost of construction or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

          (vii) any Lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

          (viii) any Lien arising from or in connection with a conveyance by EPG or any Restricted Subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

          (ix) any Lien in favor of EPG or any Restricted Subsidiary;

          (x) any Lien created or assumed by EPG or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by EPG or any Subsidiary;

          (xi) any Lien upon property or assets of any foreign Restricted Subsidiary to secure Debt of that foreign Restricted Subsidiary;

          (xii) Permitted Liens (as defined below);

          (xiii) any Lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by clauses (i) through (xii), inclusive, above; or

          (xiv) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any Lien, in whole or in part, that is referred to in clauses (i) through (xiii), inclusive, above, or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of Debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

     Notwithstanding the foregoing, under the Senior Indenture, EPG may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property to secure Debt of EPG or any Person (other than the Senior Debt Securities) that is not excepted by clauses (i) through
(xiv), inclusive, above without securing the Senior Debt Securities issued under the Senior Indenture, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all similar Liens, together with all net sale proceeds from Sale-Leaseback Transactions (as defined below) (excluding Sale-Leaseback Transactions permitted by clauses (i) through (iv), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

     Restriction on Sale-Leasebacks. The Senior Indenture provides that EPG will not, nor will it permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless: (i) such Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later; (ii) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;
(iii) EPG or such Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without securing the Senior Debt Securities; or (iv) EPG or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the repayment, redemption or retirement of Funded Debt (as defined below) of EPG or any such Restricted Subsidiary, or (B) investment in another Principal Property.

     Notwithstanding the foregoing, under the Senior Indenture EPG may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (i) through (iv), inclusive, of the above paragraph, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Debt (other than the Senior Debt Securities) secured by Liens upon Principal Properties not excepted by clauses (i) through (xiv), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 15% of the Consolidated Net Tangible Assets.

     Certain Defined Terms. As used herein:

     "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of EPG and its consolidated subsidiaries for EPG's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

     "Debt" means any obligation created or assumed by any Person for the repayment of money borrowed and any purchase money obligation created or assumed by such Person.

     "Funded Debt" means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

     "Lien" means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

     "Permitted Liens" means (i) Liens upon rights-of-way for pipeline purposes;
(ii) any governmental Lien, mechanics', materialmen's, carriers' or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction; (iii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (iv) Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by EPG or any Subsidiary in good faith; (v) Liens of, or to secure performance of, leases; (vi) any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (vii) any Lien upon property or assets acquired or sold by EPG or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (viii) any Lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (ix) any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by EPG or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (x) any Lien in favor of the U.S. or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control, or similar revenue bonds.

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.

     "Principal Property" means (a) any pipeline assets of EPG or any Subsidiary, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the U.S. or Canada, and (b) any processing or manufacturing plant owned or leased by EPG or any Subsidiary that is located within the U.S. or Canada, except, in the case of either clause (a) or (b), any such assets or plant which, in the opinion of EPG's Board of Directors, is not material in relation to the activities of EPG and its Subsidiaries as a whole.

     "Restricted Subsidiary" means any Subsidiary of EPG owning or leasing any Principal Property.

     "Sale-Leaseback Transaction" means the sale or transfer by EPG or any Restricted Subsidiary of any Principal Property to a Person (other than EPG or a Subsidiary) and the taking back by EPG or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Senior Indenture provides that EPG may, without the consent of the Senior Debt Trustee or the holders of any Senior Debt Securities issued thereunder, consolidate or merge with, or sell, lease or transfer its properties and assets as, or substantially as, an entirety to, any Person, provided that
(i) either EPG is the surviving entity or such successor Person shall expressly assume the due and punctual payment of the principal of, and any premium and interest on, all the Senior Debt Securities and the performance or observance of every covenant and condition of the Senior Indenture on the part of EPG to be performed or observed, (ii) immediately after giving effect to the transaction, no Default or Event of Default exists, and (iii) EPG has delivered the Officer's Certificate and Opinion of Counsel required by the Senior Indenture. Any such successor Person shall succeed to and be substituted for, and may exercise every right and power of, EPG under the Senior Indenture with the same effect as if it had been named a party in the Senior Indenture and EPG shall, except in the case of a lease, be released and discharged from all its obligations under the Senior Debt Securities and the Senior Indenture. Notwithstanding the foregoing, EPG currently anticipates that it will provide in any supplemental Senior Indenture, including with respect to existing issuances of Senior Debt Securities, that the predecessor Person may, in the alternative, elect not to be so released from such obligations, provided that the predecessor Person and the successor Person shall agree, pursuant to such supplemental Senior Indenture, to be co-obligors jointly and severally with respect to all such obligations.

EVENTS OF DEFAULT

     An "Event of Default" will occur under the Senior Indenture with respect to Senior Debt Securities of a particular series issued thereunder upon: (a) default in the payment of the principal of, or premium, if any, on, any Senior Debt Security of such series at its maturity; (b) default in the payment of any interest on any Senior Debt Security of such series when it becomes due and payable and continuance of such default for a period of 30 days; (c) default in the performance, or breach, of any term, covenant or warranty contained in the Senior Indenture with respect to such series for a period of 60 days upon giving written notice as provided in the Senior Indenture; (d) the occurrence of certain events of bankruptcy; or (e) any other Event of Default applicable to such series.

     The Senior Indenture provides that if an Event of Default with respect to a series of Senior Debt Securities issued thereunder shall have occurred and be continuing, either the Senior Debt Trustee or the holders of not less than 25% in principal amount of Senior Debt Securities of such series then outstanding may declare the principal amount of all Senior Debt Securities of such series to be due and payable immediately upon giving written notice as provided in the Senior Indenture. The Senior Indenture provides that the holders of a majority in principal amount of Senior Debt Securities then outstanding of such series may rescind and annul such declaration and its consequences under certain circumstances.

     The holders of a majority in principal amount of Senior Debt Securities of a series then outstanding may waive past defaults under the Senior Indenture with respect to such series and its consequences (except a continuing default in the payment of principal of or premium, if any, or interest on any series of Senior Debt Securities or a default in respect of any covenant or provision of the Senior Indenture which cannot be modified or amended by a supplemental Senior Indenture without the consent of the holder of each outstanding Senior Debt Security affected thereby).

     Pursuant to the Senior Indenture, the holders of a majority in aggregate principal amount of all affected series of Senior Debt Securities then outstanding may direct with respect to such series the time, method, and place of conducting any proceeding for any remedy available to the Senior Debt Trustee or exercising any trust or power conferred on the Senior Debt Trustee, provided that such direction shall not be in conflict with any rule of law or the Senior Indenture. Before proceeding to exercise any right or power under the Senior Indenture at the direction of any holders, the Senior Debt Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses, and liabilities which might be incurred by it in compliance with any such direction.

     Under the terms of the Senior Indenture, EPG is required to furnish to the Senior Debt Trustee annually an Officer's Certificate to the effect that to the best of such officer's knowledge, EPG is not in default in the performance and observance of the terms, provisions and conditions of the Senior Indenture or, if such officer has knowledge that EPG is in default, specifying such default. The Senior Indenture requires the Senior Debt Trustee to give to all holders of Senior Debt Securities outstanding thereunder notice of any Default by EPG in the manner provided in the Senior Indenture, unless such Default shall have been cured or waived; however, except in the case of a default in the payment of principal of and premium, if any, or interest, if any, on any Senior Debt Securities outstanding thereunder, the Senior Debt Trustee is entitled to withhold such notice in the event that the board of directors, the executive committee, or a trust committee of directors or certain officers of the Senior Debt Trustee in good faith determine that withholding such notice is in the interest of the holders of such outstanding Senior Debt Securities.

SATISFACTION AND DISCHARGE; LEGAL AND COVENANT DEFEASANCE

     Under the terms of the Senior Indenture, EPG may satisfy and discharge certain obligations to holders of Senior Debt Securities of any series which have not already been delivered to the Senior Debt Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year or are to be called for redemption within one year by (i) depositing or causing to be deposited with the Senior Debt Trustee funds in an amount sufficient to pay the principal and any premium and interest to the date of such deposit (in case of Senior Debt Securities of such series which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, (ii) paying or causing to be paid all other sums payable under the Senior Indenture with respect to such Senior Debt Securities, and (iii) delivering to the Senior Debt Trustee an Officer's Certificate and Opinion of Counsel relating to such satisfaction and discharge.

     The Senior Indenture also provides that EPG and any other obligor, if any, will be discharged from any and all obligations in respect of any series of Senior Debt Securities issued thereunder (excluding, however, certain obligations, such as the obligation to register the transfer or exchange of such outstanding Senior Debt Securities of such series, to replace stolen, lost, mutilated or destroyed certificates, to pay principal and interest on the original stated due dates or specified redemption date, to make any sinking fund payments, and to maintain paying agencies) on the 91st day following the deposit referred to in the following clause (i), subject to the following conditions:
(i) the irrevocable deposit, in trust, of cash or U.S. Government Obligations (or a combination thereof) which through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay the principal and interest and premium, if any, on the outstanding Senior Debt Securities of such series and any mandatory sinking fund payments, in each case, on the stated maturity of such payments in accordance with the terms of the Senior Indenture and the outstanding Senior Debt Securities of such series or on any Redemption Date established pursuant to clause (iii) below, (ii) EPG's receipt of an Opinion of Counsel based on the fact that (A) EPG has received from, or there has been published by, the Internal Revenue Service a ruling, or
(B) since the date of the Senior Indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and confirming that, the holders of the Senior Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred, (iii) if the Senior Debt Securities are to be redeemed prior to Stated Maturity (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the Senior Indenture or provision therefor satisfactory to the Senior Debt Trustee shall have been made, (iv) no Event of Default or event which with notice or lapse of time or both would become an Event of Default will have occurred and be continuing on the date of such deposit, and (v) EPG's delivery to the Senior Debt Trustee of an Officer's Certificate and an Opinion of Counsel, each stating that the conditions precedent under the Senior Indenture have been complied with.

     Under the Senior Indenture, EPG also may discharge its obligations referred to above under the captions "-- Certain Covenants" and "-- Consolidation, Merger and Sale of Assets" included in this Prospectus, as well as certain of its obligations relating to reporting obligations under the Senior Indenture, in respect of any series of Senior Debt Securities on the 91st day following the deposit referred to in clause (i) in the immediately preceding paragraph, subject to satisfaction of the conditions described in clauses (i), (iii), (iv) and (v) in the immediately preceding paragraph with respect to such series of Senior Debt Securities and the delivery of an Opinion of Counsel confirming that the holders of the Senior Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and covenant defeasance had not occurred.

CHANGES IN CONTROL AND HIGHLY LEVERAGED TRANSACTIONS

     The Senior Indenture does not contain provisions requiring redemption of the Senior Debt Securities issued thereunder, or adjustment to any terms of such Senior Debt Securities, upon any change in control of EPG.

     Other than the limitations on Liens and the restriction on Sale-Leaseback Transactions described above under the caption "-- Certain Covenants" included in this Prospectus, the Senior Indenture does not contain any covenant or other provisions designed to afford holders of the Senior Debt Securities issued thereunder protection in the event of a highly leveraged transaction involving EPG.

MODIFICATION OF THE SENIOR INDENTURE

     The Senior Indenture provides that EPG and the Senior Debt Trustee may enter into supplemental indentures without the consent of the holders of Senior Debt Securities issued thereunder to: (a) secure any of such Senior Debt Securities, (b) evidence the succession of another Person to EPG under the Senior Indenture and the Senior Debt Securities and the assumption by such successor Person of the obligations of EPG thereunder; (c) add covenants and Events of Default for the benefit of the holders of all or any series of such Senior Debt Securities or to surrender any right or power conferred by the Senior Indenture upon EPG; (d) add to, change or eliminate any of the provisions of the Senior Indenture, provided that any such addition, change or elimination shall become effective only after there are no such Senior Debt Securities of any series entitled to the benefit of such provision outstanding; (e) establish the forms or terms of the Senior Debt Securities of any series issued thereunder; (f) cure any ambiguity or correct any inconsistency in the Senior Indenture; (g) evidence the acceptance of appointment by a successor Senior Debt Trustee; and (h) qualify the Senior Indenture under the Trust Indenture Act.

     The Senior Indenture also contains provisions permitting EPG and the Senior Debt Trustee, with the consent of the holders of a majority in aggregate principal amount of all outstanding Senior Debt Securities affected by such supplemental Senior Indenture (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, the Senior Indenture, or modify in any manner the rights of the holders of such Senior Debt Securities; provided that EPG and the Senior Debt Trustee may not, without the consent of the holder of each outstanding Senior Debt Security affected thereby,
(a) change the stated maturity of the principal of or any installment of principal of or interest, if any, on, any Senior Debt Security, or reduce the principal amount thereof or premium, if any, on or the rate of interest thereon,
(b) reduce the percentage in principal amount of Senior Debt Securities required for any such supplemental Senior Indenture or for any waiver provided for in the Senior Indenture, (c) change EPG's obligation to maintain an office or agency for payment of Senior Debt Securities and the other matters specified therein, or (d) modify any of the provisions of the Senior Indenture relating to the execution of supplemental indentures with the consent of holders of Senior Debt Securities which are discussed in this paragraph or modify any provisions relating to the waiver by holders of past defaults and certain covenants, except to increase any required percentage or to provide that certain other provisions of the Senior Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Debt Security affected thereby.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of EPG or any of its affiliates shall have any personal liability in respect of the obligations of EPG under the Senior Indenture or the Senior Debt Securities by reason of his, her or its status as such.

APPLICABLE LAW

     The Senior Indenture is, and the Senior Debt Securities offered hereby will be, governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE SENIOR DEBT TRUSTEE

     The Senior Indenture provides that, except during the continuance of an Event of Default, the Senior Debt Trustee will perform only such duties as are specifically set forth in the Senior Indenture. If an Event of Default has occurred and is continuing, the Senior Debt Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the Senior Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Senior Indenture contains limitations on the rights of the Senior Debt Trustee, should it become a creditor of EPG, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of such claims, as security or otherwise. The Senior Debt Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

     The Chase Manhattan Bank, a New York banking corporation, is the Senior Debt Trustee under the Senior Indenture, and is also the Subordinated Debt Trustee (as defined below) under the Subordinated Debt Indenture (as defined below). EPG maintains banking and other commercial relationships with The Chase Manhattan Bank in the ordinary course of business.

                DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

     Subordinated Debt Securities may be issued from time to time in one or more series under an indenture (the "Subordinated Indenture"), to be entered into between the Company and The Chase Manhattan Bank, as Trustee (the "Subordinated Debt Trustee"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The terms of the Subordinated Debt Securities will include those stated in the Subordinated Indenture and those made part of the Subordinated Indenture by reference to the Trust Indenture Act. The Subordinated Debt Securities are subject to all such terms, and holders of Subordinated Debt Securities are referred to the Subordinated Indenture and the Trust Indenture Act for those terms.

     The statements set forth below in this section are brief summaries of certain provisions contained in the Subordinated Indenture, do not purport to be complete and are subject in all respects to the provisions of, and are qualified in their entirety by reference to, the Subordinated Indenture, including the definitions of certain terms therein, and the Trust Indenture Act. Capitalized terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the Subordinated Indenture.

GENERAL

     The Subordinated Debt Securities will be unsecured, subordinated obligations of the Company. The Subordinated Indenture does not limit the aggregate principal amount of Subordinated Debt Securities which may be issued thereunder and provides that the Subordinated Debt Securities may be issued from time to time in one or more series. The Subordinated Debt Securities are issuable in one or more series pursuant to an Subordinated Indenture supplemental to the Subordinated Indenture or a resolution of the Company's Board of Directors or a special committee appointed thereby (each, a "Supplemental Subordinated Indenture").

     In the event Subordinated Debt Securities are issued to an EPE Trust or a trustee of such trust in connection with the issuance of Trust Securities by such EPE Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such EPE Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to an EPE Trust or a trustee of such trust in connection with the issuance of Trust Securities by such EPE Trust.

     Reference is made to the Prospectus Supplement relating to the particular Subordinated Debt Securities being offered thereby for the following terms: (a) the designation of such Subordinated Debt Securities; (b) the aggregate principal amount of such Subordinated Debt Securities; (c) the percentage of their principal amount at which such Subordinated Debt Securities will be issued; (d) the date or dates on which such Subordinated Debt Securities will mature and the right, if any, to extend such date or dates; (e) the rate or rates, if any, per annum, at which such Subordinated Debt Securities will bear interest, or the method of determination of such rate or rates; (f) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (g) the right, if any, to extend the interest payment periods and the duration of such extension; (h) provisions for a sinking purchase or other analogous fund, if any; (i) the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which such Subordinated Debt Securities may be redeemed, in whole or in part, at the option of the Company or the holder; (j) the form of such Subordinated Debt Securities;
(k) provisions regarding convertibility or exchangeability for capital stock of EPG (if any); and (l) any other terms not inconsistent with the Subordinated Indenture. Principal, premium, if any, and interest, if any, will be payable, and the Subordinated Debt Securities offered hereby will be transferable, at the corporate trust office of the Subordinated Debt Trustee in New York, New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register, or by transfer to an account maintained by the person entitled thereto, provided that proper wire transfer instructions have been received by the Company prior to the Record Date.

     If any Subordinated Debt Securities offered hereby are sold for foreign currencies or foreign currency units or if the principal of and premium, if any, or interest, if any, on any series of Subordinated Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Subordinated Debt Securities and such currencies and currency units will be set forth in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Subordinated Debt Securities offered hereby will be issued only in fully registered form without coupons and in denominations of $1,000 or any integral multiple thereof. The Subordinated Debt Securities of a series may be issuable in the form of one or more global certificates, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Subordinated Debt Securities. See "-- Global Subordinated Debt Securities."

     One or more series of Subordinated Debt Securities offered hereby may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any such series of Subordinated Debt Securities will be described generally in the Prospectus Supplement relating thereto.

FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     No service charge will be made for any transfer or exchange of the Subordinated Debt Securities, but the Company or the Subordinated Debt Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith. Where Subordinated Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special U.S. federal income tax considerations, applicable to any such Subordinated Debt Securities and to payment on and transfer and exchange of such Subordinated Debt Securities will be described in the applicable Prospectus Supplement. Bearer Subordinated Debt Securities will be transferrable by delivery.

     Unless otherwise provided in the applicable Prospectus Supplement, principal and premium, if any, or interest, if any, will be payable and the Subordinated Debt Securities may be surrendered for payment or transferred at the offices of the Subordinated Debt Trustee as paying and authenticating agent, provided that payment of interest on registered securities may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register, or by transfer to an account maintained by the person entitled thereto, provided that the proper wire transfer instructions have been received by the Company prior to the Record Date. Payment of Subordinated Debt Securities in bearer form will be made at such paying agencies outside of the United States as the Company may appoint.

GLOBAL SUBORDINATED DEBT SECURITIES

     The Subordinated Debt Securities of a series may be issued in whole or in part in the form of one or more global certificate(s) that will be deposited with, or on behalf of, a depositary (the "Subordinated Depositary"), or its nominee, identified in the Prospectus Supplement relating to such series. In such a case, one or more global certificate(s) will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Subordinated Debt Securities of the series to be represented by such global certificate(s). Unless and until such global certificate(s) exchanged in whole or in part for Subordinated Debt Securities in individually certificated form, a global Subordinated Debt Security may not be transferred or exchanged except as a whole to a nominee of the Subordinated Depositary for such global Subordinated Debt Security, or by a nominee for the Subordinated Depositary to the Subordinated Depositary or to a successor of the Subordinated Depositary or a nominee of such successor, except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to a series of Subordinated Debt Securities and the rights of, and limitations on, owners of beneficial interests in a global Subordinated Debt Security representing all or a portion of a series of Subordinated Debt Securities will be described in the Prospectus Supplement relating to such series.

SUBORDINATION

     The Subordinated Debt Securities will be subordinated and junior in right of payment to all other Debt of EPG, except for such Debt that is by its terms subordinate to or pari passu with the Subordinated Debt Securities ("Senior Debt"), and such other indebtedness of the Company to the extent set forth in the applicable Prospectus Supplement.

CERTAIN COVENANTS

     If Subordinated Debt Securities are issued to an EPE Trust or a Trustee of such trust in connection with the issuance of Trust Securities by such EPE Trust and (i) there shall have occurred any event that would constitute an Event of Default (as defined herein), (ii) the Company shall be in default with respect to its payment of any obligations under the related Trust Guarantee or the guarantee of the Trust Common Securities (together with the Trust Guarantee, the "Guarantees") or (iii) the Company shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities by extending the interest payment period as provided in the Subordinated Indenture and such period, or any extension thereof, shall be continuing, then the Company will be subject to certain restrictions regarding (a) the declaration or payment of dividends on, and the making of guarantee payments with respect to, any of its capital stock; and (b) the making of any payment of interest, principal or premium, if any, on or the repayment, repurchase or redemption of any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities. Such restrictions will be more fully described in the Prospectus Supplement applicable to such Subordinated Debt Securities.

     In the event Subordinated Debt Securities are issued to an EPE Trust or a Trustee of such trust in connection with the issuance of Trust Securities of such EPE Trust, for so long as such Trust Securities remain outstanding, the Company will covenant in the Declaration, the Guarantees or the indenture supplemental to the Subordinated Debt Indenture with respect to such EPE Trust
(i) to directly or indirectly maintain 100% ownership of the Common Securities of such EPE Trust; provided, however, that any permitted successor of the Company under the Subordinated Indenture may succeed to the Company's ownership of such Trust Common Securities and (ii) not to voluntarily terminate, wind-up or liquidate such EPE Trust, except in connection with (a) the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such EPE Trust, (b) the redemption of all of the Trust Securities of such EPE Trust or (c) certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such EPE Trust. The Company will also covenant to use its commercially reasonable efforts, consistent with the terms and provisions of the Declaration of such EPE Trust, to cause such EPE Trust to remain classified as a grantor trust and not taxable as a corporation for U.S. federal income tax purposes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Subordinated Indenture provides that EPG may, without the consent of the Subordinated Debt Trustee or the holders of any Subordinated Debt Securities issued thereunder, consolidate or merge with, or sell, lease or transfer its properties and assets as, or substantially as, an entirety to, any Person, provided that (i) either EPG is the surviving entity or such successor Person expressly assumes or becomes a co-obligor jointly and severally liable with respect to the due and punctual payment of the principal of, and any premium and interest on, all the Subordinated Debt Securities and the performance or observance of every covenant and condition of the Subordinated Indenture on the part of EPG to be performed or observed, (ii) immediately after giving effect to the transaction, no Default or Event of Default exists, and (iii) EPG has delivered the Officer's Certificate and Opinion of Counsel required by the Subordinated Indenture. Any such successor Person shall succeed to and be substituted for, and may exercise every right and power of, EPG under the Subordinated Indenture with the same effect as if it had been named a party in the Subordinated Indenture and EPG shall, except in the case of a lease, be released and discharged from all its obligations under the Subordinated Debt Securities and the Subordinated Indenture. Notwithstanding the foregoing, the predecessor Person may, in the alternative, elect not to be so released from such obligations, provided that the predecessor Person and the successor Person shall agree, pursuant to a supplemental Subordinated Indenture, to be co-obligors jointly and severally with respect to all such obligations.

EVENTS OF DEFAULT

     An "Event of Default" will occur under the Subordinated Indenture with respect to Subordinated Debt Securities of a particular series issued thereunder upon: (a) default in the payment of the principal of, or premium, if any, on, any Subordinated Debt Security of such series at its maturity (whether or not prohibited by the subordination provisions thereof); (b) default in the payment of any interest on any Subordinated Debt Security of such series when it becomes due and payable and continuance of such default for a period of 30 days (whether or not prohibited by the subordination provisions thereof); (c) default in the performance, or breach, of any term, covenant or warranty contained in the Subordinated Indenture with respect to such series for a period of 60 days upon giving written notice as provided in the Subordinated Indenture; or (d) the occurrence of certain events of bankruptcy.

     The Subordinated Indenture provides that if an Event of Default with respect to a series of Subordinated Debt Securities issued thereunder shall have occurred and be continuing, either the Subordinated Debt Trustee or the holders of not less than 25% in principal amount of Subordinated Debt Securities of such series then outstanding may declare the principal amount of all Subordinated Debt Securities of such series to be due and payable immediately upon giving written notice as provided in the Subordinated Indenture. The Subordinated Indenture provides that the holders of a majority in principal amount of Subordinated Debt Securities then outstanding of such series may rescind and annul such declaration and its consequences under certain circumstances.

     The holders of a majority in principal amount of Subordinated Debt Securities of a series then outstanding may waive past defaults under the Subordinated Indenture with respect to such series and its consequences (except a continuing default in the payment of principal of or premium, if any, or interest on any series of Subordinated Debt Securities or a default in respect of any covenant or provision of the Subordinated Indenture which cannot be modified or amended by a supplemental Subordinated Indenture without the consent of the holder of each outstanding Subordinated Debt Security affected thereby).

     Pursuant to the Subordinated Indenture, the holders of a majority in aggregate principal amount of all affected series of Subordinated Debt Securities then outstanding may direct with respect to such series the time, method, and place of conducting any proceeding for any remedy available to the Subordinated Debt Trustee or exercising any trust or power conferred on the Subordinated Debt Trustee, provided that such direction shall not be in conflict with any rule of law or the Subordinated Indenture. Before proceeding to exercise any right or power under the Subordinated Indenture at the direction of any holders, the Subordinated Debt Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses, and liabilities which might be incurred by it in compliance with any such direction.

     Under the terms of the Subordinated Indenture, EPG is required to furnish to the Subordinated Debt Trustee annually an Officer's Certificate to the effect that to the best of such officer's knowledge, EPG is not in default in the performance and observance of the terms, provisions and conditions of the Subordinated Indenture or, if such officer has knowledge that EPG is in default, specifying such default. The Subordinated Indenture requires the Subordinated Debt Trustee to give to all holders of Subordinated Debt Securities outstanding thereunder notice of any Default by EPG in the manner provided in the Subordinated Indenture, unless such Default shall have been cured or waived; however, except in the case of a default in the payment of principal of and premium, if any, or interest, if any, on any Subordinated Debt Securities outstanding thereunder, the Subordinated Debt Trustee is entitled to withhold such notice in the event that the board of directors, the executive committee, or a trust committee of directors or certain officers of the Subordinated Debt Trustee in good faith determine that withholding such notice is in the interest of the holders of such outstanding Subordinated Debt Securities.

CHANGE IN CONTROL AND HIGHLY LEVERAGED TRANSACTIONS

     The Subordinated Indenture contains no covenants or other provisions to afford protection to holders of the Subordinated Debt Securities in the event of a highly leveraged transaction or a change in control of the Company.

MODIFICATION OF THE SUBORDINATED INDENTURE

     The Subordinated Indenture provides that EPG and the Subordinated Debt Trustee may enter into supplemental indentures without the consent of the holders of Subordinated Debt Securities issued thereunder to: (a) evidence the succession of another Person to EPG under the Subordinated Indenture and the Subordinated Debt Securities and the assumption by such successor Person of the obligations of EPG thereunder; (b) evidence another Person's becoming a co-obligor with respect to the obligations of EPG under the Subordinated Indenture and the Subordinated Debt Securities; (c) add covenants and Events of Default for the benefit of the holders of all or any series of such Subordinated Debt Securities or to surrender any right or power conferred by the Subordinated Indenture upon EPG; (d) add to, change or eliminate any of the provisions of the Subordinated Indenture, provided that any such addition, change or elimination shall become effective only after there are no such Subordinated Debt Securities of any series entitled to the benefit of such provision outstanding; (e) establish the forms or terms of the Subordinated Debt Securities of any series issued thereunder; (f) cure any ambiguity or correct any inconsistency in the Subordinated Indenture; (g) evidence the acceptance of appointment by a successor (including as a co-obligor) Subordinated Debt Trustee; and (h) qualify the Subordinated Indenture under the Trust Indenture Act.

     The Subordinated Indenture also provides that EPG and the Subordinated Debt Trustee, with the consent of the holders of a majority in aggregate principal amount of all outstanding Subordinated Debt Securities of all series affected by such modification (voting as one class), to modify the Subordinated Indenture or the rights of the holders of such Subordinated Debt Securities; provided that EPG and the Subordinated Debt Trustee may not, without the consent of the holder of each outstanding Subordinated Debt Security affected thereby: (a) change the stated maturity of the principal of or any installment of principal of or interest, if any, on, any Subordinated Debt Security, or reduce the principal amount thereof or premium, if any, on or the rate of interest thereon, (b) reduce the percentage in principal amount of Subordinated Debt Securities required for any such supplemental Subordinated Indenture or for any waiver provided for in the Subordinated Indenture, (c) change EPG's obligation to maintain an office or agency for payment of Subordinated Debt Securities and the other matters specified therein, or (d) modify any of the provisions of the Subordinated Indenture relating to the execution of supplemental indentures with the consent of holders of Subordinated Debt Securities which are discussed in this paragraph or modify any provisions relating to the waiver by holders of past defaults and certain covenants, except to increase any required percentage or to provide that certain other provisions of the Subordinated Indenture cannot be modified or waived without the consent of the holder of each outstanding Subordinated Debt Security affected thereby.

SATISFACTION AND DISCHARGE; LEGAL AND COVENANT DEFEASANCE

     Under the terms of the Subordinated Indenture, EPG may satisfy and discharge certain obligations to holders of Subordinated Debt Securities of any series which have not already been delivered to the Subordinated Debt Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year or are to be called for redemption within one year by (i) depositing or causing to be deposited with the Subordinated Debt Trustee funds in an amount sufficient to pay the principal and any premium and interest to the date of such deposit (in case of Subordinated Debt Securities of such series which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, (ii) paying or causing to be paid all other sums payable under the Subordinated Indenture with respect to such Subordinated Debt Securities, and (iii) delivering to the Subordinated Debt Trustee an Officer's Certificate and Opinion of Counsel relating to such satisfaction and discharge.

     The Subordinated Indenture also provides that EPG and any other obligor, if any, will be discharged from any and all obligations in respect of any series of Subordinated Debt Securities issued thereunder (excluding, however, certain obligations, such as the obligation to register the transfer or exchange of such outstanding Subordinated Debt Securities of such series, to replace stolen, lost, mutilated or destroyed certificates, to pay principal and interest on the original stated due dates or specified redemption date, to make any sinking fund payments, and to maintain paying agencies) on the 91st day following the deposit referred to in the following clause (i), subject to the following conditions:
(i) the irrevocable deposit, in trust, of cash or U.S. Government Obligations (or a combination thereof) which through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay the principal and interest and premium, if any, on the outstanding Subordinated Debt Securities of such series and any mandatory sinking fund payments, in each case, on the stated maturity of such payments in accordance with the terms of the Subordinated Indenture and the outstanding Subordinated Debt Securities of such series or on any Redemption Date established pursuant to clause (iii) below; (ii) EPG's receipt of an Opinion of Counsel based on the fact that (A) EPG has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of the Subordinated Indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and confirming that, the holders of the Subordinated Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred; (iii) if the Subordinated Debt Securities are to be redeemed prior to Stated Maturity (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the Subordinated Indenture or provision therefor satisfactory to the Subordinated Debt Trustee shall have been made; (iv) no Event of Default or event which with notice or lapse of time or both would become an Event of Default will have occurred and be continuing on the date of such deposit; and (v) EPG's delivery to the Subordinated Debt Trustee of an Officer's Certificate and an Opinion of Counsel, each stating that the conditions precedent under the Subordinated Indenture have been complied with.

     Under the Subordinated Indenture, EPG also may discharge its obligations referred to above under the captions "-- Certain Covenants" and "-- Consolidation, Merger and Sale of Assets" included in this Prospectus, as well as certain of its obligations relating to reporting obligations under the Subordinated Indenture, in respect of any series of Subordinated Debt Securities on the 91st day following the deposit referred to in clause (i) in the immediately preceding paragraph, subject to satisfaction of the conditions described in clauses (i), (iii), (iv) and (v) in the immediately preceding paragraph with respect to such series of Subordinated Debt Securities and the delivery of an Opinion of Counsel confirming that the holders of the Subordinated Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and covenant defeasance had not occurred.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of EPG or any of its affiliates shall have any personal liability in respect of the obligations of EPG under the Subordinated Indenture or the Subordinated Debt Securities by reason of his, her or its status as such.

APPLICABLE LAW

     The Subordinated Indenture is, and the Subordinated Debt Securities offered hereby will be, governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE SUBORDINATED DEBT TRUSTEE

     The Subordinated Indenture provides that, except during the continuance of an Event of Default, the Subordinated Debt Trustee will perform only such duties as are specifically set forth in the Subordinated Indenture. If an Event of Default has occurred and is continuing, the Subordinated Debt Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the Subordinated Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Subordinated Indenture contains limitations on the rights of the Subordinated Debt Trustee, should it become a creditor of EPG, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of such claims, as security or otherwise. The Subordinated Debt Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

     The Chase Manhattan Bank, a New York banking corporation, is the Subordinated Debt Trustee under the Subordinated Indenture, and is also the Senior Debt Trustee under the Senior Indenture. EPG maintains banking and other commercial relationships with The Chase Manhattan Bank in the ordinary course of business.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     The statements under this caption are brief summaries, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the more complete descriptions contained in (a) EPG's Restated Certificate of Incorporation, as amended (the "EPG Charter"), and the Shareholder Rights Agreement, dated as of July 7, 1992, as amended, between EPG and The First National Bank of Boston, as Rights Agent (the "Shareholder Rights Agreement"), copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part, and (b) the certificate of designation relating to each series of Preferred Stock, which will be filed with the Commission at, or prior to, the time of the offering of such series of Preferred Stock.

GENERAL

     EPG currently is authorized by the EPG Charter to issue up to 100,000,000 shares of Common Stock and up to 25,000,000 shares of Preferred Stock. As of November 30, 1997 there were issued and outstanding 59,797,452 shares of Common Stock and no shares of Preferred Stock.

COMMON STOCK

     EPG currently is authorized by the EPG Charter to issue up to 100,000,000 shares of Common Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of EPG out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of EPG, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. There are no redemption provisions with respect to any shares of Common Stock. All of the outstanding shares of Common Stock are, and the Common Stock offered hereby will be, upon issuance against full payment of the purchase price therefor, fully paid and nonassessable.

 The transfer agent and registrar for EPG's Common Stock is The First National
                                Bank of Boston.

PREFERRED STOCK

     EPG's Board of Directors, without any further action by the stockholders of EPG, is authorized to issue up to 25,000,000 shares of Preferred Stock, and to divide the Preferred Stock into one or more series, and to fix by resolution or resolutions any of the designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the shares of each such series, including, but not limited to, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences, and the number of shares constituting each such series. The issuance of Preferred Stock may have the effect of delaying, deterring, or preventing a change in control of EPG. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series. The description of Preferred Stock set forth below and the description of the terms of the particular series of Preferred Stock set forth in the related Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to the particular series of Preferred Stock.

     The designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the Preferred Stock of each series will be fixed by the certificate of designation relating to such series. The Prospectus Supplement relating to each series will specify the terms of the Preferred Stock as follows:

          (a) The maximum number of shares to constitute such series and the distinctive designation thereof;

          (b) The annual dividend rate, if any, on shares of such series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, and whether dividends will be cumulative;

          (c) The price at which, and the terms and conditions on which, the shares of such series may be redeemed, including the time during which shares of such series may be redeemed and any accumulated dividends thereon that the holders of shares of such series shall be entitled to receive upon the redemption thereof;

          (d) The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution, or winding up of the affairs of EPG;

          (e) Whether or not the shares of such series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

          (f) The terms and conditions, if any, on which the shares of such series shall be convertible into, or exchangeable for, debt securities, shares of any other class or classes of capital stock of EPG, or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

          (g) The voting rights, if any, on the shares of such series; and

          (h) Any or all other preferences and relative, participating, operational, or other special rights, qualifications, limitations, or restrictions thereof

     The federal income tax consequences and special considerations applicable to any such series of Preferred Stock will be generally described in the Prospectus Supplement relating thereto.

     As of the date of this Prospectus, no shares of Preferred Stock are outstanding. Pursuant to the Shareholder Rights Agreement (as defined below), the Board of Directors of EPG has designated the Series A Preferred Stock (as defined below).

SHAREHOLDER RIGHTS AGREEMENT

     In July 1992, EPG's Board of Directors declared a dividend distribution of one right (a "Right") for each share of Common Stock then outstanding. In July 1997, the Board amended the Shareholders Rights Agreement pursuant to which the Rights were issued. All shares of Common Stock issued subsequent to July 1992 also include these Rights. Under certain conditions, each Right may be exercised to purchase from EPG one one-hundredth of a share of a series of EPG's Preferred Stock, designated as Series A Junior Participating Preferred Stock, $.01 par value (the "Series A Preferred Stock"), at a price of $150 per one one-hundredth of a share, subject to adjustment.

     The EPG Charter provides that the holders of Series A Preferred Stock are entitled to 100 votes per share on all matters submitted to a vote of the stockholders of EPG, subject to adjustment. In addition, during any period that dividends on the Series A Preferred Stock are in arrears in an amount equal to six quarterly dividend payments, the holders of Series A Preferred Stock will have the right to vote together as a class to elect two directors of EPG as described above.

     The Rights are exercisable only if, without the prior consent of EPG's Board of Directors, a person or group acquires or obtains the right to acquire beneficial ownership of 15% or more of the voting power of all outstanding voting securities of EPG or commences or announces a tender or exchange offer, after consummation of which such person or group would beneficially own 15% or more of EPG's voting securities. If, after the Rights become exercisable, EPG is involved in a merger or other business combination transaction in which its Common Stock is exchanged or changed, or it sells 50% or more of its assets or earning power, each Right will entitle the holder thereof to purchase, at the Right's then-current exercise price, common stock of the acquiring company having a value of twice the exercise price of the Right. If a person becomes the beneficial owner of securities having 15% or more of the voting power of all then-outstanding voting securities of EPG, or if, during any period of such ownership, there shall be any reclassification of securities or recapitalization of EPG, or any merger or consolidation of EPG with any of its subsidiaries or any other transaction or series of transactions which has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of EPG or any of its subsidiaries which is directly or indirectly owned by such person, then for a 60-day period thereafter each Right not owned by such person will entitle the holder thereof to purchase, at the Right's then-current exercise price, shares of Common Stock (or in certain circumstances other equity securities of EPG with at least the same economic value as the Common Stock) having a market value of twice the Right's then-current exercise price. The Rights, which have no voting rights, expire no later than July 7, 2002. The Rights may be redeemed by EPG under certain circumstances prior to their expiration date at a purchase price of $.01 per Right. It is possible that the existence of the Rights may have the effect of delaying, deterring or preventing a takeover of EPG.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     EPG is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which restricts certain transactions and business combinations between a corporation and an interested stockholder (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) for a period of three years from the time such person becomes an interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding voting stock held by the interested stockholder), Section 203 prohibits certain business transactions, such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock for a period of three years after such person becomes an interested stockholder. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding voting stock held by persons who are both directors and officers or by certain employee stock plans) or if either the proposed transaction or the transaction by which the interested stockholder became such is approved by the board of directors of the corporation prior to the time such stockholder becomes an interested stockholder.

EPG'S RESTATED CERTIFICATE OF INCORPORATION

     The EPG Charter contains provisions applicable to a merger, consolidation, asset sale, liquidation, recapitalization, or certain other business transactions, including the issuance of stock of EPG ("Business Combinations"). The EPG Charter requires the affirmative vote of 51% or more of the voting stock of EPG, excluding any voting stock held by an interested stockholder (defined in the EPG Charter as any person who owns 10% or more of the voting stock and certain defined affiliates), with respect to all Business Combinations involving the interested stockholder, unless directors who served as such prior to the time the interested stockholder became an interested stockholder determine by a two-thirds vote that (i) the proposed consideration meets certain minimum price criteria, or (ii)(A) the interested stockholder holds 80% or more of the voting stock and (B) the interested stockholder has not received (other than proportionately as a stockholder) the benefit of any financial assistance from EPG, whether in anticipation of or in connection with such Business Combination. To meet the minimum price criteria, all stockholders must receive consideration or retain value per share after the transaction which is not less than the price per share paid by the interested stockholder. The EPG Charter also requires the dissemination to stockholders of a proxy or information statement describing the Business Combination.

     The EPG Charter also prohibits the taking of any action by written stockholder consent in lieu of a meeting and the subsequent amendment of the EPG Charter to repeal or alter the above provisions without the affirmative vote of 51% of EPG's voting stock, excluding voting stock held by any interested stockholder.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     Each EPE Trust may issue, from time to time, only one series of Trust Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each EPE Trust authorizes the Administrative Trustees of such EPE Trust to issue on behalf of such EPE Trust one series of Trust Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, conversion, exchange, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to the Prospectus Supplement relating to the Trust Preferred Securities of the EPE Trust for specific terms, including (a) the distinctive designation of such Trust Preferred Securities; (b) the number of Trust Preferred Securities issued by such EPE Trust; (c) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities issued by such EPE Trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Trust Preferred Securities shall be payable on a quarterly basis to holders of such Trust Preferred Securities as of a record date in each quarter during which such Trust Preferred Securities are outstanding; (d) whether distributions on Trust Preferred Securities issued by such EPE Trust shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities issued by such EPE Trust shall be cumulative; (e) the amount or amounts which shall be paid out of the assets of such EPE Trust to the holders of Trust Preferred Securities of such EPE Trust upon voluntary or involuntary dissolution, winding-up or termination of such EPE Trust; (f) the obligation, if any, of such EPE Trust to purchase or redeem Trust Preferred Securities issued by such EPE Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Trust Preferred Securities issued by such EPE Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (g) the voting rights, if any, of Trust Preferred Securities issued by such EPE Trust in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities, or of Trust Preferred Securities issued by one or more EPE Trusts, or of both, as a condition to specified action or amendments to the Declaration of such EPE Trust; (h) the terms and conditions, if any, upon which the assets of such EPE Trust may be distributed to holders of Trust Preferred Securities; (i) provisions regarding convertibility or exchangeability of the Trust Preferred Securities for capital stock of EPG; (j) if applicable, any securities exchange upon which the Trust Preferred Securities shall be listed; and (k) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by such EPE Trust not inconsistent with the Declaration of such EPE Trust or with applicable law. All Trust Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of the Trust Guarantees." Any U.S. federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Trust Preferred Securities, each EPE Trust will issue one series of Trust Common Securities. The Declaration of each EPE Trust authorizes the Administrative Trustees of such trust to issue on behalf of such EPE Trust one series of Trust Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities issued by an EPE Trust will be substantially identical to the terms of the Trust Preferred Securities issued by such EPE Trust, and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities will also carry the right to vote to appoint, remove or replace any of the Trustees of an EPE Trust. All of the Trust Common Securities of each EPE Trust will be directly or indirectly owned by the Company.

                      DESCRIPTION OF THE TRUST GUARANTEES

     Set forth below is a summary of information concerning the Trust Guarantees which will be executed and delivered by EPG from time to time for the benefit of the holders of the Trust Preferred Securities. Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank will act as indenture trustee under each Trust Guarantee (the "Trust Guarantee Trustee"). The terms of each Trust Guarantee will be those set forth in such Trust Guarantee and those made part of such Trust Guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Trust Guarantee will be held by the Trust Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities of the applicable EPE Trust.

GENERAL

     Pursuant to each Trust Guarantee, EPG will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Trust Preferred Securities issued by an EPE Trust, the Trust Guarantee Payments (as defined herein) (except to the extent paid by such EPE Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such EPE Trust may have or assert. The following payments with respect to Trust Preferred Securities issued by an EPE Trust to the extent not paid by such EPE Trust (the "Trust Guarantee Payments"), will be subject to the Trust Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Trust Preferred Securities, to the extent such EPE Trust shall have funds available therefor; (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), to the extent such EPE Trust has funds available therefor with respect to any Trust Preferred Securities called for redemption by such EPE Trust; and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such EPE Trust (other than in connection with the distribution of the assets of such EPE Trust to the holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred Securities to the date of payment, to the extent such EPE Trust has funds available therefor and (b) the amount of assets of such EPE Trust remaining available for distribution to holders of such Trust Preferred Securities in liquidation of such EPE Trust. EPG's obligation to make a Trust Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing the applicable EPE Trust to pay such amounts to such holders.

     Each Trust Guarantee will be a full and unconditional guarantee with respect to the Trust Preferred Securities issued by the applicable EPE Trust, but will not apply to any payment of distributions except to the extent such EPE Trust shall have funds available therefor. If EPG does not make interest payments on the Subordinated Debt Securities purchased by an EPE Trust, such EPE Trust will not pay distributions on the Trust Preferred Securities issued by such EPE Trust and will not have funds available therefor. See "Description of the Subordinated Debt Securities -- Certain Covenants" included in the Prospectus.

     EPG has also agreed separately to irrevocably and unconditionally guarantee the obligations of the EPE Trusts with respect to the Trust Common Securities (the "Trust Common Securities Guarantees") to the same extent as the Trust Guarantees, except that upon an event of default under the Subordinated Indenture, holders of Trust Preferred Securities shall have priority over holders of Trust Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS

     In each Trust Guarantee, EPG will covenant that, so long as any Trust Preferred Securities issued by the applicable EPE Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Trust Guarantee or the Declaration of such EPE Trust, then (a) EPG shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make any liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of EPG Common Stock in connection with the satisfaction by EPG of its obligations under any employee benefit plans or the satisfaction by EPG of its obligations pursuant to any contract or security requiring EPG to purchase shares of Company Common Stock or, (ii) the purchase of fractional interests in shares of Company capital stock as a result of a reclassification of Company capital stock or the exchange or conversion of one class or series of Company capital stock for another class or series of Company capital stock or make any guarantee payments with respect to the foregoing and (b) EPG shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by EPG which rank pari passu with or junior to the Subordinated Debt Securities.

MODIFICATION OF THE TRUST GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), each Trust Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities issued by the applicable EPE Trust. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of EPG and shall inure to the benefit of the holders of the Trust Preferred Securities of the applicable EPE Trust then outstanding.

TERMINATION

     Each Trust Guarantee will terminate as to the Trust Preferred Securities issued by the applicable EPE Trust upon the first to occur of (a) full payment of the Redemption Price of all Trust Preferred Securities of such EPE Trust, (b) distribution of the assets of such EPE Trust to the holders of the Trust Preferred Securities of such EPE Trust, and (c) full payment of the amounts payable upon liquidation of such EPE Trust in accordance with the Declaration of such EPE Trust. Each Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by the applicable EPE Trust must restore payment of any sums paid under such Trust Preferred Securities or such Trust Guarantee.

EVENTS OF DEFAULT

     An event of default under a Trust Guarantee will occur upon the failure of EPG to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Trust Preferred Securities relating to such Trust Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Guarantee Trustee in respect of the Trust Guarantee or to direct the exercise of any trust or power conferred upon the Trust Guarantee Trustee under such Trust Preferred Securities. If the Trust Guarantee Trustee fails to enforce such Trust Guarantee, any holder of Trust Preferred Securities relating to such Trust Guarantee may institute a legal proceeding directly against EPG to enforce the Trust Guarantee Trustee's rights under such Trust Guarantee, without first instituting a legal proceeding against the relevant EPE Trust, the Trust Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if EPG has failed to make a guarantee payment, a holder of Trust Preferred Securities may directly institute a proceeding against EPG for enforcement of the Trust Guarantee for such payment. EPG waives any right or remedy to require that any action be brought first against such EPE Trust or any other person or entity before proceeding directly against EPG.

STATUS OF THE TRUST GUARANTEES

     The Trust Guarantees will constitute unsecured obligations of EPG and will rank (i) subordinate and junior in right of payment to all other liabilities of EPG; (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by EPG and with any guarantee now or hereafter entered into by EPG in respect of any preferred or preference stock of any affiliate of EPG; and
(iii) senior to the EPG

Common Stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by the applicable EPE Trust, by acceptance thereof, agrees to the subordination provisions and other terms of the Trust Guarantee relating thereto.

     The Trust Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Trust Guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE TRUST GUARANTEE TRUSTEE

     The Trust Guarantee Trustee, prior to the occurrence of a default with respect to a Trust Guarantee, undertakes to perform only such duties as are specifically set forth in such Trust Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Trust Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Guarantee at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

     The Company and certain of its affiliates may, from time to time, maintain a banking relationship with the Trust Guarantee Trustee.

GOVERNING LAW

     The Trust Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
              THE SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

     As long as EPG makes payments of interest and other payments when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and other payments due on the Trust Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation preference of the Trust Securities; (ii) the interest rate and interest and other payment dates of the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities; (iii) EPG shall pay for all and any costs, expenses and liabilities of the EPE Trusts except the EPE Trusts' obligations to holders of the Trust Preferred Securities under the Trust Preferred Securities of the EPE Trusts; and (iv) the Declaration of each EPE Trust further provides that such EPE Trust will not engage in any activity that is not consistent with the limited purposes of such EPE Trust.

     Payments of distributions and other amounts due on the Trust Preferred Securities of an EPE Trust (to the extent such EPE Trust has funds available for the payment of such distributions) are irrevocably guaranteed by EPG as and to the extent set forth under "Description of Trust Guarantees." Taken together, EPG's obligations under the Subordinated Debt Securities, the Subordinated Indenture, the Declarations of the EPE Trusts and the Trust Guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each of the EPE Trust's obligations under the Trust Preferred Securities. If and to the extent that EPG does not make payments on the Subordinated Debt Securities, the EPE Trusts will not pay distributions or other amounts due on the Trust Preferred Securities. The Trust Guarantees do not cover payment of distributions when an EPE Trust does not have sufficient funds to pay such distributions. In such event, the remedies of a holder of the Trust Preferred Securities of such EPE Trust are described herein under "Description of the Trust Guarantees -- Events of Default." The obligations of EPG under the Trust Guarantees are unsecured and are subordinate and junior in right of payment to all other liabilities of EPG.

     Notwithstanding anything to the contrary in the Subordinated Indenture and to the extent set forth therein, EPG has the right to set-off any payment it is otherwise required to make thereunder with and to the extent EPG has theretofore made, or is concurrently on the date of such payment making, a payment under a Trust Guarantee.

     A holder of Trust Preferred Securities of an EPE Trust may institute a legal proceeding directly against EPG to enforce its rights under the Trust Guarantee with respect to such EPE Trust without first instituting a legal proceeding against the Trust Guarantee Trustee, such EPE Trust or any other person or entity.

     The Trust Preferred Securities of an EPE Trust evidence a beneficial interest in such EPE Trust. The EPE Trusts exist for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Subordinated Debt Securities. A principal difference between the rights of a holder of Trust Preferred Securities and a holder of Subordinated Debt Securities is that a holder of Subordinated Debt Securities is entitled to receive from EPG the principal amount of and interest accrued on Subordinated Debt Securities held, while a holder of Trust Preferred Securities is entitled to receive distributions from an EPE Trust (or from EPG under the Trust Guarantee) if and to the extent such EPE Trust has funds available for the payment of such distributions.

     Upon any voluntary or involuntary termination, winding-up or liquidation of an EPE Trust involving the liquidation of the Subordinated Debt Securities, the holders of the Trust Preferred Securities of such EPE Trust will be entitled to receive, out of assets held by such EPE Trust and after satisfaction of liabilities to creditors of such EPE Trust as provided by applicable law, the liquidation distribution in cash. See "Description of Trust Preferred Securities." Upon any voluntary or involuntary liquidation or bankruptcy of EPG, the Property Trustee of an EPE Trust, as holder of the Subordinated Debt Securities of such Trust, would be a subordinated creditor of EPG, subordinated in right of payment to all Senior Debt of EPG, but entitled to receive payment in full of principal and interest, before any shareholders of EPG receive payments or distributions. Since EPG is the guarantor under the Trust Guarantees and has agreed to pay for all costs, expenses and liabilities of the EPE Trusts (other than the EPE Trusts' obligations to the holders of the Trust Preferred Securities), the positions of a holder of Trust Preferred Securities and a holder of Subordinated Debt Securities relative to other creditors and to shareholders of EPG in the event of liquidation or bankruptcy of EPG would be substantially the same.

     A default or event of default under any Senior Debt of EPG will not constitute a default or Event of Default under the Subordinated Indenture. However, in the event of payment defaults under, or acceleration of, Senior Debt of EPG, the subordination provisions of the Subordinated Indenture provide that no payments may be made in respect of the Subordinated Debt Securities until Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debt Securities would constitute an Event of Default under the Subordinated Indenture with respect thereto.

                              PLAN OF DISTRIBUTION

     EPG and any EPE Trust may offer or sell the EPG Securities and the Trust Preferred Securities, respectively, to or through one or more underwriters, dealers or agents as designated from time to time, or through a combination of such methods and also may offer or sell the EPG Securities and the Trust Preferred Securities, respectively, directly to one or more other purchasers. EPG and any EPE Trust may sell the EPG Securities and the Trust Preferred Securities, respectively, as soon as practicable after effectiveness of the Registration Statement of which this Prospectus is a part.

     A Prospectus Supplement will set forth the terms of the offering of the particular series of Securities offered thereby, including: (i) the name or names of any underwriters or agents; (ii) the initial public offering or purchase price of such series of Securities; (iii) any underwriting discounts, commissions, and other items constituting underwriters' compensation and any other discount, concessions, or commissions allowed or reallowed or paid by any underwriters to other dealers; (iv) any commissions paid to any agents; (v) the net proceeds to EPG from the sales; (vi) the net proceeds to an EPE Trust from the sales; and (vii) any securities exchanges or markets on which the Securities may be listed.

     Unless otherwise set forth in the Prospectus Supplement relating to a particular series of Securities, the obligations of the underwriters to purchase such series of Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Securities will be obligated to purchase all of the Securities of such series allocated to it if any such Securities are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed, or paid to dealers may be changed from time to time.

     The EPG Securities and the Trust Securities may be offered and sold by EPG or any EPE Trust, respectively, directly or through agents designated by EPG or any EPE Trust from time to time. Unless otherwise indicated in the related Prospectus Supplement, each such agent will be acting on a best efforts basis for the period of its appointment. Any agent participating in the distribution of Securities may be deemed to be an "underwriter," as that term is defined in the Securities Act, of the Securities so offered and sold. The Securities also may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to such series of Securities. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with EPG or an EPE Trust, to indemnification by EPG or such EPE Trust against certain civil liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, EPG in the ordinary course of business.

     Other than Common Stock, Preferred Stock and Senior Debt Securities, all Securities offered will be a new issue of securities with no established trading market. Any underwriter to whom Securities are sold by EPG or any EPE Trust for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Securities may or may not be listed on a national securities exchange or a foreign securities exchange, except that the Common Stock is listed for trading on the NYSE. Any Common Stock sold pursuant to a Prospectus Supplement will be listed for trading on the NYSE, subject to official notice of issuance. No assurance can be given as to the liquidity of or the trading markets for any Securities.

                                 LEGAL MATTERS

     The validity of the Common Stock, Preferred Stock, Senior Debt Securities, Subordinated Debt Securities and Trust Guarantees will be passed upon for EPG and the EPE Trusts by Andrews & Kurth L.L.P., Houston, Texas. The validity of the Trust Preferred Securities under Delaware Law will be passed upon for the EPE Trusts by Potter Anderson & Corroon, Wilmington, Delaware, as special Delaware counsel. If the Securities are being distributed in an underwritten offering, the validity of the Securities will be passed upon for the underwriters by counsel identified in the related Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of EPG as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in accounting and auditing.

======================================================

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE UNDERWRITERS OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                           PAGE
Prospectus Supplement Summary............   S-3
Risk Factors.............................  S-12
The Company..............................  S-17
Use of Proceeds..........................  S-18
Price Range of Common Stock and Dividend
  Information............................  S-18
Capitalization...........................  S-19
El Paso Energy Capital Trust I...........  S-20
Description of the Trust Preferred
  Securities.............................  S-21
Description of the Guarantee.............  S-39
Description of the Debentures............  S-42
Certain Federal Income Tax
  Consequences...........................  S-48
ERISA Considerations.....................  S-55
Underwriting.............................  S-56
Legal Matters............................  S-58
Experts..................................  S-58
                  PROSPECTUS
Available Information....................     2
Incorporation of Certain Documents by
  Reference..............................     2
Certain Forward-Looking Statements.......     3
The Company..............................     4
The EPE Trusts...........................     4
Use of Proceeds..........................     5
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred and Preference
  Stock Dividend Requirements............     5
Description of the Senior Debt
  Securities.............................     6
Description of the Subordinated Debt
  Securities.............................    14
Description of Capital Stock of the
  Company................................    20
Description of the Trust Preferred
  Securities.............................    24
Description of the Trust Guarantees......    25
Relationship Among the Trust Preferred
  Securities, the Subordinated Debt
  Securities and the Guarantees..........    27
Plan of Distribution.....................    29
Legal Matters............................    29
Experts..................................    30

======================================================
======================================================

                      6,000,000 TRUST PREFERRED SECURITIES

                         EL PASO ENERGY CAPITAL TRUST I

                                  % TRUST CONVERTIBLE
                              PREFERRED SECURITIES

                            Guaranteed to the Extent
           Set Forth Herein by, and Convertible into Common Stock of,

                          EL PASO NATURAL GAS COMPANY

                               Liquidation Amount
                        $50 per Trust Preferred Security
                   ------------------------------------------

                             PROSPECTUS SUPPLEMENT
                   ------------------------------------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                              GOLDMAN, SACHS & CO.

                           MORGAN STANLEY DEAN WITTER
                                 MARCH   , 1998

======================================================